      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 16, 1996

                                                       REGISTRATION NO. 33-98626
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                AMENDMENT NO. 4


                                    FORM S-1
                             REGISTRATION STATEMENT
                                   UNDER THE
                             SECURITIES ACT OF 1933
                            ------------------------

                        ACC CONSUMER FINANCE CORPORATION
             (Exact Name of Registrant as Specified in its Charter)


           DELAWARE                         6141                        33-0682821
(State or Other Jurisdiction of  (Primary Standard Industrial (I.R.S. Employer Identification
Incorporation or Organization)    Classification Code No.)                 No.)


                       12750 HIGH BLUFF DRIVE, SUITE 320
                          SAN DIEGO, CALIFORNIA 92130
                                 (619) 793-6300
  (Address, Including Zip Code, and Telephone Number, Including Area Code, of
                   Registrant's Principal Executive Offices)
                            ------------------------
                                ROCCO J. FABIANO
                            CHIEF EXECUTIVE OFFICER
                        ACC CONSUMER FINANCE CORPORATION
                       12750 HIGH BLUFF DRIVE, SUITE 320
                          SAN DIEGO, CALIFORNIA 92130
                                 (619) 793-6300
(Name, address, including zip code, and telephone number of agent for service of process)
                            ------------------------
                                    Copy to:

          BARBARA L. BORDEN, ESQUIRE                 WILLIAM T. QUICKSILVER, ESQUIRE
   SHEPPARD, MULLIN, RICHTER & HAMPTON, LLP           MANATT, PHELPS & PHILLIPS, LLP
        501 WEST BROADWAY, 19TH FLOOR                  11355 WEST OLYMPIC BOULEVARD
         SAN DIEGO, CALIFORNIA 92101                  LOS ANGELES, CALIFORNIA 90064
                (619) 338-6500                                (310) 312-4000

                            ------------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. / /

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of earlier effective registration statement for the same offering. / /_____________________

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /_____________________

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. /X/
                            ------------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTRATION
STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(B) OF
THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(A), MAY DETERMINE.
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                        ACC CONSUMER FINANCE CORPORATION

                             CROSS REFERENCE SHEET

 1.    Forepart of the Registration Statement and
       Outside Front Cover Page of Prospectus.....   Forepart of Registration Statement and
                                                     Outside
                                                     Front Cover Page of Prospectus
 2.    Inside Front and Outside Back Cover Pages
       of Prospectus..............................   Inside Front and Outside Back Cover Pages
                                                     of
                                                     Prospectus
 3.    Summary Information, Risk Factors and Ratio
       of Earnings to Fixed Charges...............   Risk Factors
 4.    Use of Proceeds............................   Use of Proceeds
 5.    Determination of Offering Price............   Underwriters
 6.    Dilution...................................   Dilution
 7.    Selling Security-Holders...................   Selling Shareholders
 8.    Plan of Distribution.......................   Plan of Distribution
 9.    Description of Securities to be
       Registered.................................   Description of Securities
10.    Interest of Named Experts and Counsel......   Not applicable.
11.    Information with Respect to the Registrant:
       (a) Description of Business                   (a) Business
       (b) Description of Property                   (b) Business
       (c) Legal Proceedings                         (c) Business
       (d) Market Price Information                  (d) Underwriting
       (e) Financial Statements                      (e) Consolidated Financial Statements
       (f) Selected Financial Data                   (f) Selected Consolidated Financial Data
       (g) Supplementary Financial Information       (g) Not applicable.
       (h) Management's Discussion and Analysis      (h) Management's Discussion and Analysis of
                                                         Financial Condition and Results of
                                                         Operations
       (i) Changes in and Disagreements with
           Accountants                               (i) Not applicable.
       (j) Directors and Executive Officers          (j) Management
       (k) Executive Compensation                    (k) Management
       (l) Security Ownership and Certain
       Beneficial Owners                             (l) Principal and Selling Shareholders
       (m) Certain Relationships and Related
           Transactions                              (m) Certain Transactions
12.    Disclosure of Commission Position on
       Indemnification for Securities Act
       Liabilities................................   Indemnification of Directors and Officers

     Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.


                   SUBJECT TO COMPLETION, DATED MAY 16, 1996


                                2,000,000 SHARES

                                      LOGO

                                  COMMON STOCK

     Of the 2,000,000 shares of Common Stock offered hereby, 1,700,000 shares are being sold by ACC Consumer Finance Corporation ("ACC" or the "Company") and 300,000 shares are being sold by the Selling Shareholders. The Company will not receive any of the proceeds from the sale of shares by the Selling Shareholders. See "Principal and Selling Shareholders." Prior to this offering, there has been no public market for the Company's Common Stock. It is currently estimated that the initial public offering price will be between $6.50 and $8.00 per share. See "Underwriting" for a discussion of the factors to be considered in determining the initial public offering price.

     The Company's Common Stock has been approved for listing on The Nasdaq Stock Market's National Market ("NNM") under the symbol "ACCI," subject to official notice of issuance.

     SEE "RISK FACTORS" BEGINNING ON PAGE 9 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE COMMON STOCK OFFERED HEREBY.

                            ------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
   EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
      SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
        COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
           PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
              CRIMINAL OFFENSE.

- ------------------------------------------------------------------------------------------------
- ------------------------------------------------------------------------------------------------
                                                                                 Proceeds to
                             Price to        Underwriting      Proceeds to         Selling
                              Public         Discount(1)        Company(2)       Shareholders
- ------------------------------------------------------------------------------------------------
Per Share...............         $                $                 $                 $
Total(3)................         $                $                 $                 $
- ------------------------------------------------------------------------------------------------
- ------------------------------------------------------------------------------------------------

(1) See "Underwriting" for information concerning indemnification of the Underwriters and other matters.

(2) Before deducting expenses payable by the Company estimated at $          .

(3) The Company has granted to the Underwriters a 30-day option to purchase up to 300,000 additional shares of Common Stock on the same terms and conditions as set forth above, solely to cover over-allotments, if any. If the Underwriters exercise such option in full, the Price to Public,
    Underwriting Discount and Proceeds to Company will be $          ,
    $          and $          , respectively. See "Underwriting."

     The shares of Common Stock are being offered by the several Underwriters named herein, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part. It is expected that delivery of the certificates representing such shares will be made against payment therefor
at the office of Montgomery Securities on or about             , 1996.

                            ------------------------

MONTGOMERY SECURITIES                                         MCDONALD & COMPANY
                                                      SECURITIES, INC.

                                           , 1996

                        ACC CONSUMER FINANCE CORPORATION
              REGIONAL CREDIT CENTERS(1) AND SIGNIFICANT STATES(2)
                              AS OF MARCH 31, 1996
                                   [ACC LOGO]
- ---------------

(1) See "Business -- Purchase of Contracts" for a discussion of the Company's regional credit centers.

(2) Significant States are any states wherein the Company purchased more than $500,000 in Contracts in the three-month period ending March 31, 1996.
                            ------------------------

     The Company intends to furnish its shareholders with annual reports containing audited financial statements each fiscal year.
                            ------------------------

     IN CONNECTION WITH THE OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NNM OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                            ------------------------

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by the more detailed information and consolidated financial statements, including the notes thereto, appearing elsewhere in this Prospectus. In January 1996, the Company elected to change its fiscal year end from June 30 to December 31, with the change effective as of January 1, 1995. Each prospective investor is urged to read this Prospectus in its entirety. Except as otherwise indicated, all information in the Prospectus assumes that the Underwriters' over-allotment option will not be exercised, and assumes the 23 for 1 stock split of the Company's Common Stock, which will have been effected prior to the date of this Prospectus, has occurred.

                                  THE COMPANY

     ACC Consumer Finance Corporation ("ACC" or the "Company") specializes in the indirect financing of automobile installment contracts ("Contracts"), originated primarily by franchised automobile dealers, for consumers who pose credit risks due to past credit problems, limited or no credit histories and/or low incomes ("Non-Prime Borrowers"). These consumers are unlikely to qualify for financing from traditional automobile financing sources such as commercial banks, savings and loans, thrift and loans, credit unions and the captive finance companies of automobile manufacturers. Through its financing program, the Company provides automobile dealers ("Dealers") with a source of financing for Non-Prime Borrowers.

     ACC was founded by three senior executives with extensive experience in non-prime credit evaluation, asset securitization and collections. ACC has experienced significant growth since its formation in July 1993. From March 31, 1995 to March 31, 1996, the outstanding balance of Contracts serviced by the Company increased from $58 million to $140 million, or 141%. The volume of Contracts purchased by the Company increased from $19 million during the three-month period ended March 31, 1995, to $34 million during the three-month period ended March 31, 1996, or 79%. During the year ended December 31, 1995, and during the three-month period ended March 31, 1996, ACC generated net income of $3,466,000 and $788,000, respectively, compared to a net loss of $2,588,000 for the fiscal year ended June 30, 1994, a net loss of $992,000 for the six-month transition period ended December 31, 1994, and a net loss of $519,000, for the three-month period ended March 31, 1995.

     The automobile finance market is one of the largest consumer finance markets in the United States, with $356 billion in outstanding credit as of January 1996. Since its formation, ACC has targeted the highly fragmented non-prime segment of this market. The Company's business plan focuses on the following strategies:

     EXPANDING MARKET FOCUS. The Company targets major metropolitan areas and expands into those markets in which it can recruit salespeople with non-prime lending experience. The Company believes that major metropolitan areas provide concentrations of high volume Dealers which can be effectively serviced by its regional sales managers. The Company attempts to develop a broad Dealer base to avoid dependence on a limited number of Dealers. As of March 31, 1996, the Company directly marketed its program to Dealers in 17 states, and during the three months ended March 31, 1996, 69% of the Contracts were purchased from Dealers in the states of California, Florida, Pennsylvania and Texas. During the six-month period ended March 31, 1996, the Company purchased Contracts from 813 Dealers. As of March 31, 1996, no Dealer accounted for more than 3.5% of the Company's Contract portfolio and the ten Dealers from which the Company purchased the most Contracts accounted for approximately 15% of the Company's Contract portfolio, in aggregate.

     LATE-MODEL USED VEHICLE CONTRACTS FROM FRANCHISED DEALERS. The Company's financing program targets the purchase of Contracts for late-model used vehicles that are originated by franchised Dealers. As of March 31, 1996, the oldest financed vehicle in the Company's Contract portfolio was a model year 1988 (representing two vehicles), and the median model year was 1993. As of March 31, 1996, approximately 83% of Contracts serviced by the Company financed used vehicles and 98% were acquired from franchised Dealers. The Company believes that late-model used vehicles represent the largest segment of the used vehicle market, while posing less risk of default due to mechanical problems than do older used vehicles. The Company targets franchised Dealers because the financial requirements and customer service standards imposed on these dealers by automobile manufacturers generally result in a high level of financial stability and customer satisfaction. As a result, the Company believes, in general, Contracts from these Dealers expose the Company to less risk of Dealer misrepresentation and lower levels of borrower default.

     RISK-BASED PRICING. The Company maintains a database which tracks key underwriting parameters for each Contract purchased. This database is then used to compare the characteristics of performing Contracts to nonperforming Contracts so as to refine the Company's credit evaluation and pricing capabilities. Using this information, the Company offers to its Dealers a series of different pricing programs tied to the expected economic value of each program to the Company. The average discount on Contracts purchased during the three-month period ended March 31, 1996, was approximately 4.9%.

     UNIFORM CREDIT STANDARDS. The Company has developed: (i) a uniform set of credit standards, (ii) a proprietary, automated credit scoring system and (iii) designated lending limits for each credit officer. The credit scoring system and program pricing are periodically evaluated using statistical analyses of the information in the Company's underwriting database. During the three-month period ended March 31, 1996, the Company approved approximately 18% of all applications received and funded approximately 51% of the approved applications.

     REGIONAL CREDIT CENTERS. The Company's regional credit centers in Atlanta, Georgia; Dallas, Texas; Newark, Delaware; and San Diego, California process applications from the 17 states in which the Company directly markets its program. The Company believes this regional structure meets the Company's Dealer service objectives without sacrificing economies of scale and operating controls. The Company anticipates opening one or two additional regional credit centers in the next 12 months.

     CENTRALIZED FUNDING AND COLLECTION MANAGEMENT. The Company manages all funding and collection activities from its headquarters in San Diego. Through this central operation, the Company conducts an extensive pre-funding verification process, generally including a direct telephone interview with the borrower, on 100% of the Contracts. The Company typically returns Contract packages that fail to meet its requirements. The Company also monitors the performance of each of its Dealers and conducts a post-funding quality control review of a random sample of 5% of all Contracts. The Company pursues a collection strategy of early and frequent contact with delinquent borrowers. Further, the Company uses a high-penetration autodialer to begin contacting borrowers who become six days delinquent. ACC believes that its centralized funding and collection structure allows for maximum operating control and cost efficiency.

     ASSET SECURITIZATIONS. The Company has issued three asset-backed securities involving Contracts aggregating approximately $137 million. Each of the securities were rated AAA by Standard & Poor's Ratings Group ("S&P") and Aaa by Moody's Investors Service, Inc. ("Moody's"), based on a guaranty by Financial Security Assurance Inc. ("FSA"). The Company issues asset-backed securities to redeploy capital, reduce its interest rate risk and recognize gains from the sale of the Contracts. Warehouse financing is provided by Cargill Financial Services Corporation ("Cargill") under a facility which expires in July 1998.

                            ------------------------

     The Company was incorporated in California on June 3, 1993, under the name of American Credit Corporation, changed its name to ACC Consumer Finance Corporation in October 1995 and was reincorporated in Delaware in November 1995. Unless the context otherwise requires, all references in this Prospectus to the Company or ACC refer to ACC Consumer Finance Corporation and OFL-A Receivables Corp., a wholly-owned subsidiary of ACC that takes title to all Contracts and is the record lienholder of all financed vehicles ("OFL-A"). Another wholly-owned subsidiary of the Company, ACC Receivables Corp. ("Receivables"), has been formed in connection with the Company's issuance of asset-backed securities. The Company's executive offices are located at 12750 High Bluff Drive, Suite 320, San Diego, California 92130, and its telephone number is (619) 793-6300.

     See "Risk Factors" beginning on page 9 for a discussion of certain factors that should be considered by prospective purchasers of the Common Stock offered hereby, including, among others, the Company's limited operating history, the credit risks inherent in its financing program, the Company's dependence upon its warehouse financing facility and its dependence upon asset securitizations.

                                THE OFFERING(1)

Common Stock offered by the Company.................  1,700,000
Common Stock offered by the Selling Shareholders....  300,000
Common Stock to be outstanding after the offering...  7,992,478
Use of proceeds.....................................  The Company will use net proceeds to repay temporarily a subordinated debt facility,
                                                      to reduce temporarily the outstanding
                                                      balance on its warehouse facility (until
                                                      the proceeds are used for Contract
                                                      purchases and for funding securitization
                                                      expenses) and for general corporate
                                                      purposes.
NNM symbol..........................................  ACCI

- ---------------

(1) Assumes the full conversion of Preferred Stock into Common Stock on a 23 for 1 basis upon the closing of the offering.

                             SUMMARY FINANCIAL DATA

                                                                             SIX-MONTH     JULY 15, 1993
                                     THREE MONTHS ENDED                      TRANSITION     (INCEPTION)
                                          MARCH 31,           YEAR ENDED    PERIOD ENDED      THROUGH
                                  -------------------------    DEC. 31,       DEC. 31,       JUNE 30,
                                     1996          1995        1995 (1)       1994 (1)       1994 (1)
                                  -----------   -----------   -----------   ------------   -------------
STATEMENT OF OPERATIONS DATA:
  Net Interest Income...........  $   931,468   $ 1,287,048   $ 3,332,354   $  2,187,843    $    606,177
  Gain on Sale of Contracts.....    2,901,586            --     8,056,136             --              --
  Servicing Income and Ancillary
     Fees.......................      848,879        30,743     1,757,257         28,237           6,653
  Other Income..................           --            --            --        325,000              --
                                  ------------  ------------  ------------  ------------    ------------
  Total Revenues................    4,681,933     1,317,791    13,145,747      2,541,080         612,830
  Provision for Contract
     Losses.....................     (148,863)     (221,725)     (673,802)      (902,361)       (592,325)
  Operating Expenses............   (3,175,520)   (1,614,598)   (8,796,590)    (2,630,925)     (2,608,467)
                                  ------------  ------------  ------------  ------------    ------------
  Income (Loss) Before Taxes....    1,357,550      (518,532)    3,675,355       (992,206)     (2,587,962)
  Net Income (Loss).............      787,550      (518,532)    3,466,355       (992,206)     (2,587,962)
  Preferred Stock Dividends.....       72,720        42,674       215,419         82,621         152,673
                                  ------------  ------------  ------------  ------------    ------------
  Net Income (Loss) Available to
     Common Shareholders........  $   714,830   $  (561,206)  $ 3,250,936   $ (1,074,827)   $ (2,740,635)
                                  ============  ============  ============  ============    ============
PRO FORMA INCOME PER COMMON
  SHARE (2, 3 AND 4):
  Primary Income per Common
     Share......................  $      0.13   $        --   $      0.62   $         --    $         --
  Fully Diluted Income per
     Common Share...............         0.13            --          0.55             --              --
  Weighted Average Shares
     Outstanding (Primary)......    6,292,478            --     5,624,305             --              --
  Weighted Average Shares
     Outstanding (Fully
     Diluted)...................    6,292,478            --     6,292,478             --              --
SUPPLEMENTARY INCOME PER COMMON
  SHARE (3, 4 AND 5)
  Primary Income per Common
     Share......................  $      0.14   $        --   $      0.67   $         --    $         --
  Fully Diluted Income per
     Common Share...............         0.14            --          0.62             --              --
  Weighted Average Shares
     Outstanding (Primary)......    7,992,478            --     7,324,305             --              --
  Weighted Average Shares
     Outstanding (Fully
     Diluted)...................    7,992,478            --     7,992,478             --              --

                                                         AS OF              AS OF             AS OF
                                                     MARCH 31, 1996     DEC. 31, 1995     DEC. 31, 1994
                                                     --------------     -------------     -------------
BALANCE SHEET DATA:
  Total Assets.....................................   $ 50,092,463       $ 46,908,938      $ 42,331,518
  Net Installment Contracts
     Held for Sale.................................     24,144,119         28,187,778                --
     Held for Investment...........................        190,199            509,388        38,613,239
  Allowance for Contract Losses....................        371,008            476,808         1,181,004
  Total Liabilities................................     42,019,118         40,624,138        41,433,745
  Redeemable Preferred Stock.......................      7,280,044          6,279,049         4,358,377
  Shareholders' Equity.............................        793,301              5,751        (3,460,604)
  Return (Loss) on Average Assets (annualized).....           5.82%              6.92%            (6.65)%
  Return (Loss) on Average Equity
     (annualized)(6)...............................          45.65%            102.37%          (160.91)%

- ---------------
(1) Effective as of January 1, 1995, the Company changed its fiscal year end from June 30 to December 31. Each of the periods ended June 30, 1994, December 31, 1994, and December 31, 1995, is an audited period.

(2) Due to the significant changes in the capital structure of the Company upon the closing of the initial public offering, historical income (loss) per common share is not presented.

(3) Common equivalent shares from Redeemable Preferred Stock that will automatically convert upon the closing of the offering are included in the calculation of Pro Forma and Supplementary Income per Common Share.

(4) The Pro Forma and Supplementary Income per Common Share data take into account the 23 to 1 Common Stock split.

(5) Supplementary Primary and Fully Diluted Income per Common Share are calculated assuming that the estimated net proceeds of $10,702,000 from the sale of 1,700,000 shares of the Company's common stock offered hereby, at an assumed public offering price of $7.25 per share, were used to repay the amounts outstanding under the Subordinated Certificate and Net Interest Margin Certificate Financing Facility Agreement (defined in "Use of Proceeds"), which replaced the Company's previous bridge facility, and that the remaining proceeds were used to reduce the outstanding balance on the Repurchase Facility (defined in "Risk Factors -- Dependence Upon Warehouse Financing Facilities and Upon Cargill").

(6) The calculation of Return (Loss) on Average Equity is based upon the Net Income (Loss) divided by Average Shareholders' Equity, including Redeemable Preferred Stock.

                             SUMMARY OPERATING DATA

                                                             THREE MONTHS ENDED
                                        -------------------------------------------------------------
                                        MAR. 31,     DEC. 31,     SEPT. 30,     JUNE 30,     MAR. 31,
                                          1996         1995         1995          1995         1995
                                        --------     --------     ---------     --------     --------
CONTRACT PURCHASE DATA:
  Amount of Contracts (000's).........  $ 33,715     $ 26,478     $  28,642     $ 24,673     $ 19,078
  Number of Contracts.................     2,746        2,184         2,366        2,058        1,601
  Average Coupon on Contracts.........     20.65%       20.47%        20.33%       19.93%       19.27%
  Average Discount of Contracts(1)....      4.87%        5.14%         6.00%        6.98%        7.45%
  Average Amount Financed under
     Contracts........................  $ 12,278     $ 12,124     $  12,106     $ 11,989     $ 11,916
  Average Original Term of Contracts
     (months).........................        57           58            57           56           56
  Active Dealers(2)...................       813          547           546          472          423
  Number of Regional Sales Managers...        32           25            19           15           13
  Number of Significant States(3).....        13           12            10            7            6
OPERATING DATA:
  Principal Balance of Servicing
     Portfolio at Period End
     (000's)(4).......................  $139,969     $117,539     $ 100,028     $ 78,118     $ 57,996
  Net Charge-offs as a Percentage of
     Average Servicing Portfolio
     (annualized)(5)..................      4.40%        4.53%         3.82%        2.67%        3.99%
  Delinquencies 31 days or more as a
     Percentage of Servicing Portfolio
     at Period End(6).................      2.73%        4.25%         4.11%        2.79%        2.46%

- ---------------
(1) Includes acquisition fees.

(2) Active Dealers include any Dealers from which Contracts were purchased within the six months prior to the period end.

(3) Significant States are any states wherein the Company purchased more than $500,000 in Contracts during the period.

(4) All amounts and percentages are based on the full amount remaining to be repaid on each Contract at period end. The information in the table represents the principal amount of all Contracts owned and serviced by the Company, including Contracts sold in asset-backed securities.

(5) Net charge-offs are net of recoveries and include the remaining Contract balance at time of charge-off. In the case of repossession, net charge-offs include the remaining Contract balance at the time of repossession less liquidation proceeds (for disposed vehicles), NADA wholesale value (for vehicles repossessed but not sold) or claims receivable under the Company's vendor single interest insurance policy. Net charge-offs do not include repossessions that are less than 120 days delinquent and are not yet charged-off.

(6) The Company considers a Contract delinquent when an obligor fails to make at least 90% of the contractual payment by the stated due date. The period of delinquency is based upon the number of days payments are contractually past due. Contracts not yet 31 days late are not considered to be delinquent. The delinquency rate excludes amounts in repossession.

                                  RISK FACTORS

LIMITED OPERATING HISTORY

     The Company began operations in July 1993. The Company was not profitable in its initial fiscal year of operation which ended June 30, 1994, or the six-month transition period ending December 31, 1994, but was profitable in the fiscal year ended December 31, 1995, and in the three months ended March 31, 1996. There is no assurance that the Company will continue to be profitable, increase its volume of Contract purchases and its network of participating Dealers and/or maintain its existing credit standards and its delinquency and charge-off rates. See "Business -- Business Strategy" and see "Management's Discussion and Analysis of Financial Condition and Results of Operations."

CREDIT RISKS

     The Company specializes in the indirect financing of Contracts for consumers who typically have had past credit problems (including bankruptcy), have limited or no credit histories and/or have low incomes. Consequently, a high credit risk is inherent in the Contracts purchased by the Company. The performance of Contracts serviced by the Company or purchased in the future may be directly affected by unemployment trends and other economic factors beyond the Company's control. These factors could impair the Company's ability to predict or manage effectively the default rates of its Contracts and could cause the Company to incur increased operating expenses associated with the servicing of these Contracts. An increase in delinquencies, default rates or charge-offs in its Contract portfolio could materially and adversely affect the Company's profitability and could trigger defaults under the Company's financing facilities and asset securitizations. There is no assurance that the Company's credit evaluation and collection processes will prevent excessive defaults or that the Company will be able to purchase Contracts with yields commensurate with the portfolio credit risk. See "Business -- Purchase of Contracts," and see "Management's Discussion and Analysis of Financial Condition and Results of Operations" and see "Business -- Financing."

DEPENDENCE UPON FINANCING FACILITIES AND UPON CARGILL

     ACC has depended upon the warehouse financing facility (the "Repurchase Facility") between the Company and Cargill, which expires in July 1998, to finance its acquisition of Contracts. The Company also has relied upon other Cargill financing facilities to fund its asset securitizations, finance equipment acquisitions and provide working capital. Cargill is a principal shareholder of the Company. The Company's ability to continue to borrow under the financing facilities is dependent upon its compliance with the covenants and other requirements of the agreements. If the Repurchase Facility were to be terminated, the outstanding balance would become immediately payable and there is no assurance the Company could find alternative financing. The Company has depended upon Cargill as its principal financing source and will continue following the offering to depend upon the Repurchase Facility. If Cargill were to discontinue its warehouse financing for Contract acquisitions, there is no assurance that the Company could find alternative financing on as favorable terms. See "Business -- Financing," and see "Certain Transactions" and see "Risk Factors -- Dependence on Key Personnel."

DISADVANTAGEOUS STRUCTURE OF THE REPURCHASE FACILITY IN THE EVENT OF ACC'S OR CARGILL'S BANKRUPTCY

     In the event that ACC became a debtor under the United States Bankruptcy Code ("Bankruptcy Code"), the structure of the Repurchase Facility could be disadvantageous to ACC and make it very difficult to reorganize in bankruptcy without the cooperation of Cargill. If Cargill did not cooperate in a bankruptcy, Cargill could attempt to liquidate the Contracts without bankruptcy court approval and without giving ACC an opportunity to formulate a plan of restructuring. An untimely liquidation of the Contracts subject to the facility could result in ACC receiving little or no proceeds from the liquidating sales, depending upon the liquidation prices (net of costs) and the other cross-collateralized obligations of ACC to Cargill. The loss of these Contracts also would adversely affect the Company's balance sheet and financial condition, and could prevent the Company from restructuring. Further, Cargill could elect to remove ACC as the servicer of the Contracts subject to the facility, thereby terminating ACC's right to receive the 4% servicing fee. In the event that Cargill becomes a debtor under the Bankruptcy Code, there is a risk that Cargill could terminate ACC's right to repurchase the Contracts as an executory contract, which could cause ACC to lose the net interest income from the Contracts subject to the Repurchase Facility and any future gain on sale from the sale of the Contracts in an asset-backed security. See
"Business -- Financing."

DEPENDENCE UPON ASSET SECURITIZATIONS

     The Company recently has relied and expects to continue to rely on the issuance of asset-backed securities as a means of providing long-term, fixed rate financing of Contracts and generating servicing revenues. Gains from the issuance of these securities are expected to generate a significant portion of the Company's revenues and, if the Company were unable to securitize Contracts in a financial reporting period, the Company could incur a significant decline in net income for such period. The timing of the issuance of any security transaction is affected by a number of factors, some of which are beyond the Company's control, including, among others, conditions in the asset-backed securities market, interest rates and approvals from third parties. Some or all of these factors may cause delays in closing a securitization or may even prevent such transactions entirely. Further, there is no assurance that the Company will realize gains on future securitizations consistent with its gains on previous securitizations. See "Business -- Securitization of Contracts."

RISK OF FUTURE WRITE-DOWNS ATTRIBUTABLE TO ASSET-BACKED SECURITIES

     If the loss experience with respect to Contracts within a security is greater than estimated at the time of sale, the Company will be required to write down its excess servicing receivables and, to a lesser extent, its subordinate asset-backed securities. A write-down would reduce the Company's net income in the period in which the write-down occurred. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and see "Business -- Securitization of Contracts."

GEOGRAPHIC CONCENTRATION

     The Company's Contract purchases currently are concentrated in California, Texas, Florida and Pennsylvania. As of March 31, 1996, 78% of the Contracts serviced by ACC were purchased from Dealers in these states. An economic slowdown or recession, or a change in the regulatory or legal environment, in one or more of these states could have a material adverse effect on the performance of the Company's existing Contract portfolio and on its Contract purchases. See "Business -- Purchase of Contracts" and see
"Business -- Concentrations of Contract Purchases."

COMPETITION AND CONSOLIDATION OF INDUSTRY

     The automobile financing business, and the non-prime credit segment in which the Company operates, are highly competitive. The Company competes with a growing number of publicly and privately held national, regional and local companies that specialize in non-prime automobile finance. In addition, the Company competes, or may compete in the future, for business with more traditional automobile financing sources, such as commercial banks and automobile manufacturers' captive finance companies. Many of the Company's competitors and potential competitors have substantially greater financial, marketing and other resources than the Company, and may be more successful in expanding into new geographic markets, building dealer networks and increasing market share through internal growth or acquisition. The larger, more established companies have access to capital markets for unsecured commercial paper, investment-grade corporate debt instruments and to other funding sources that may provide them with an advantageous cost of capital relative to the Company's cost of capital. The non-prime finance segment of the automobile financing industry, which is currently highly fragmented, may be subject to significant future consolidation, with only the strongest companies remaining in the industry. See "Business -- Competition."

INTEREST RATE RISK

     Two primary components of the Company's earnings are: (i) primary spread, which is the spread between the interest earned on the Contracts in the Company's portfolio and the interest paid by the Company on the

Repurchase Facility and (ii) gain on sale, which is based upon the spread between the interest earned on the Contracts included in asset-backed securities and the pass-through rate paid to senior bondholders. The Company's net interest income and future gains on sale could be adversely affected by rising interest rates, because while the interest rates on the Contracts in the Company's portfolio are fixed, a portion of the Company's cost of funds is variable. There is no assurance that the Company's cost of funds will not have an adverse effect on the Company's ability to maintain profitability. See "Business -- Financing" and see "Business -- Securitization of Contracts."

     The Company has adopted a hedging program to mitigate the risk of reduced income from changes in interest rates during the period after a Contract is purchased and prior to the time it is sold in an asset-backed security. There is no assurance that this hedging program will benefit the Company or offset entirely corresponding losses with respect to Contracts affected by an interest rate fluctuation; or that the hedging program itself will not cause the Company to incur losses. See "Business -- Hedging Program."

IMPACT OF GOVERNMENT REGULATION AND LITIGATION

     The Company's business is subject to numerous federal and state consumer protection laws and regulations which are subject to change. An adverse change in or interpretation of existing laws or regulations, the promulgation of any new laws or regulations, or the failure to comply with any of such laws and regulations could have an adverse effect on the Company's business and its financial condition. See "Business -- Government Regulation."

     Given the consumer-oriented nature of the industry, industry participants are from time to time named as defendants in litigation involving alleged violations of federal and state consumer protection or other similar laws and regulations. A judgment against the Company in connection with any litigation could have a material adverse effect on the Company's financial condition and its results of operations. In addition, if it were determined that a Dealer failed to comply with applicable laws or a number of Contracts purchased by the Company involved violations of applicable laws, the Company's financial condition and results of operations could be materially adversely affected. See "Business -- Government Regulation."

DEPENDENCE ON KEY PERSONNEL

     ACC is dependent upon its founding executive officers, Rocco J. Fabiano, Gary S. Burdick and Rellen M. Stewart (the "Founders"). The loss of the services of one or more of the Founders could have a material adverse effect on ACC's business and there is no assurance that ACC would be able to replace any of the Founders without incurring additional costs or without disruptions to the Company. In addition, if any two of the three Founders are not employed by the Company, Cargill will have the option of terminating the Company's warehouse financing facility. The Company maintains key man life insurance in the amount of $500,000 on each of the Founders. See "Risk Factors -- Dependence Upon Warehouse Financing Facility and Upon Cargill," and see "Risk
Factors -- Dependence Upon Asset Securitizations" and see "Management -- Directors and Executive Officers."

     The Company's ability to implement its business strategy depends upon its ability to attract and retain a sufficient number of qualified employees to maintain its underwriting standards and collection procedures and to support its expansion into new geographic markets. There is no assurance that the Company will be able to recruit and retain such personnel. See "Risk
Factors -- Dependence on Dealer Relationships," and see "Business -- Purchase of Contracts" and see "Business -- Servicing of Contracts."

DEPENDENCE ON DEALER RELATIONSHIPS

     The Company's ability to expand into new geographic markets and to maintain or increase its volume of Contract purchases is dependent upon maintaining and expanding the network of Dealers from which it purchases Contracts. The Company's loss of any of its regional sales managers could adversely affect the Company's relationships with participating Dealers and future purchases of Contracts. Increased competition, including without limitation, competition from captive finance companies and other factors, could have an adverse effect on the Company's ability to maintain or expand its Dealer network. See "Business -- Purchase of Contracts" and see
"Business -- Competition."

CHANGES IN MARKET CONDITIONS

     The Company's business of financing automobile sales is directly related to the automobile industry's sales of new and used automobiles. Automobile sales are cyclical in nature and are affected by general economic conditions, including employment rates, interest rates, real wages and other economic conditions. An increase in interest rates, economic slowdown or recession could adversely affect automobile sales and, in turn, reduce the number of Contracts available for purchase by automobile finance companies such as the Company. A change in general economic conditions also could affect adversely the performance of the portfolio of Contracts owned and serviced by the Company, including Contracts sold in asset-backed securities. See "Business -- Non-Prime Automobile Finance Industry."

RELIANCE ON SYSTEMS AND CONTROLS

     The Company depends heavily upon its systems and controls, many of which are designed specifically for its business. These systems and controls support the evaluation, acquisition, monitoring, collecting and administering of the Company's portfolio as well as support general accounting and other management functions of the Company. There is no assurance that these systems and controls, including those specially designed and built for the Company, are adequate or will continue to be adequate to support the Company's growth. A failure of the automated systems, including a failure of data integrity or accuracy, could have a material adverse effect upon the Company's business and financial condition. See "Business -- Management Information Systems."

CONTROL BY EXISTING SHAREHOLDER

     Upon completion of the offering, the investment funds managed by Strome Susskind Investment Management, L.P. ("SSIM"), will own 40.7% of the Common Stock of the Company (39.2% if the Underwriters' over-allotment option is exercised in full). As a result, SSIM will have significant influence over matters requiring approval of the Company's shareholders, including the election or removal of directors. Currently, two of the Company's five directors are limited partners of SSIM, and shareholders, directors and officers of the corporate general partner of SSIM.

NO DIVIDENDS

     To date, the Company has not paid any dividends on its Common Stock and does not expect to declare or pay dividends on its Common Stock in the foreseeable future. Any future payment of dividends on the Common Stock will be subject to prior payment of all accrued dividends on any preferred stock then outstanding. See "Dividend Policy" and see "Description of Capital Stock."

DILUTION

     Purchasers of Common Stock offered hereby will experience immediate dilution of $4.98 in the net tangible book value of their shares (based upon an assumed offering price of $7.25 per share and the estimated amounts of the underwriting discount and the expenses of the offering payable by the Company). See "Dilution."

ABSENCE OF PRIOR PUBLIC MARKET; DETERMINATION OF OFFERING PRICE

     Prior to the offering, there has been no public market for the Company's Common Stock and there can be no assurance that an active trading market in the Common Stock will develop or, if developed, will remain following the offering. The initial offering price of the shares offered hereby will be determined by negotiations between the Company and representatives of the Underwriters and may not be indicative of the market price of the Common Stock after the offering. Following the offering, the market price of the Company's Common Stock may be subject to significant volatility. See "Underwriting."

ANTI-TAKEOVER PROVISIONS

     The Company's Certificate of Incorporation and Bylaws include provisions that could impede a non-negotiated change in control of the Company and thereby adversely affect the holders of the Common Stock. These provisions include a grant of authority to issue, without shareholder approval, "blank check" preferred stock in one or more series, with such preferences, limitations and relative rights as are determined by the Board of Directors at the time of issuance. Also, the Board of Directors is classified, certain transactions involving large shareholders will require prior approval by a vote of more than a simple majority of eligible shares, and shareholders will be required to give prior notice to the Company in order to nominate directors or raise subjects for discussion at shareholder meetings. See "Description of Capital
Stock -- Delaware Law and Certain Charter Provisions."

SHARES ELIGIBLE FOR FUTURE SALE

     Sales of a substantial number of shares of Common Stock in the public market following the offering could adversely affect the market price of the Common Stock and could impair the Company's ability to raise capital through the sale of its equity securities. On the date of this Prospectus, in addition to the 2,000,000 shares offered hereby (2,300,000 shares if the Underwriters' over-allotment option is exercised in full), 4,543,340 shares of Common Stock held by current shareholders will be eligible for sale in the public market, subject to the volume and manner of sale restrictions of Rule 144 of the Securities Act of 1933, as amended (the "Securities Act"). All such shares, however, are subject to lock-up agreements under which the holders of such shares have agreed not to sell or otherwise dispose of any of their shares for a period of 180 days following the date of this Prospectus (or in the case of one holder who owns less than 1% of the outstanding shares for a period of 120 days) without the prior consent of Montgomery Securities. See "Underwriting" and see "Shares Eligible for Future Sale."

                                USE OF PROCEEDS

     The net proceeds to the Company from the sale of Common Stock offered hereby, assuming an offering price of $7.25 per share, and after deducting the underwriting discount and estimated offering expenses payable by the Company of $1,623,000, are estimated to be approximately $10,702,000 ($12,725,000 if the Underwriters' over-allotment option is exercised in full). The Company intends to use net proceeds to repay temporarily the amounts outstanding under the financing facility evidenced by the "Subordinated Certificate and Net Interest Margin Certificate Financing Facility Agreement" dated as of September 15, 1995, between the Company and Cargill (the "NIM Facility"), which amount is expected to be $10 million at the closing of the offering. The Company used the funds borrowed under the NIM Facility to pay credit enhancement and securitization expenses incurred in connection with the sale of the Company's asset-backed securities, to repay amounts outstanding under a $2.5 million bridge facility, and, to a lesser extent, for working capital. The NIM Facility is a floating rate facility priced at 7% above the one-month LIBOR, reset daily. The NIM Facility has a contractual maturity date of the second anniversary of the closing date of the offering.

     The Company intends to use the remaining proceeds to reduce temporarily the outstanding balance on the Repurchase Facility (until the proceeds are used for Contract purchases and for funding securitization expenses) and for general corporate purposes. The Repurchase Facility accrues interest at the rate of the one-month LIBOR, plus 3.25%, and expires in July 1998.

     The Company anticipates that the net proceeds of the offering, together with anticipated cash flows from operations, securitizations and existing debt facilities, will be sufficient to satisfy the Company's estimated cash requirements for at least 12 months following the consummation of the offering. The Company does not anticipate that it will need to raise additional funds through the issuance of Common Stock during such period to satisfy the Company's estimated cash requirements. However, the Company may elect to raise additional funds through the issuance of its Common Stock or other equity or debt securities if the Company's rate of growth exceeds current expectations, the Company has opportunities to expand its business through acquisitions of competitors or Contract portfolios, the Company can reduce its cost of funding or an offering would otherwise facilitate the implementation of its business strategy. Any offering of Common Stock would have a dilutive effect on the voting power of existing shareholders and, depending upon per share prices, could be dilutive as to the net tangible book value per share.

     The Company will not receive any portion of the proceeds from the sale of shares of Common Stock offered hereby by the Selling Shareholders. See "Principal and Selling Shareholders."

                                DIVIDEND POLICY

     To date, the Company has not declared or paid any dividends on its Common Stock. The payment of future dividends, if any, on the Company's Common Stock is within the discretion of the Board of Directors and will depend upon the Company's earnings, capital requirements, financial condition and other relevant factors. The Company does not intend to declare any dividends on its Common Stock in the foreseeable future, but instead intends to retain earnings in excess of any cash dividends paid on preferred stock for use in the Company's operations. See "Description of Capital Stock."

                                    DILUTION

     The pro forma net tangible book value per share of the Company's Common Stock at March 31, 1996, was $1.19, after giving effect to the conversion of the Preferred Stock, the payment of the dividends on the Preferred Stock and the 23 for 1 stock split. Without taking into account any changes in the Company's pro forma net tangible book value after March 31, 1996, other than giving effect to the sale and issuance of the 1,700,000 shares being offered by the Company hereby (based on an assumed offering price of $7.25 per share, after deducting estimated offering expenses and the underwriting discount), the pro forma net tangible book value per share of the Company's Common Stock would have been $2.27. This represents an immediate increase in net tangible pro forma book value per share of $1.08 to present shareholders and an immediate dilution of $4.98 per share to investors in the offering ("New Investors"). The following table illustrates the per share effect of this dilution on a New Investor's purchase of shares as of March 31, 1996.

        Offering price per share.......................................          $7.25
        Net tangible book value per share..............................  $1.19
        Increase attributable to New Investors.........................   1.08
                                                                         -----
        Pro forma net tangible book value per share after the
          offering.....................................................          $2.27
                                                                                 -----
        Dilution to New Investors......................................          $4.98
                                                                                 =====

     The following table summarizes as of March 31, 1996, the difference between existing shareholders and New Investors with respect to the number of shares purchased from the Company, the total consideration paid to the Company and the average price paid per share, giving pro forma effect to the sale of the shares offered hereby at an assumed offering price of $7.25 per share and to the conversion of all outstanding shares of the Preferred Stock into 4,192,486 shares of Common Stock at the closing of the offering.

                                          SHARES PURCHASED          TOTAL CONSIDERATION        AVERAGE
                                        ---------------------     -----------------------       PRICE
                                         NUMBER       PERCENT       AMOUNT        PERCENT     PER SHARE
                                        ---------     -------     -----------     -------     ---------
Existing Shareholders(1)..............  6,292,478       78.7%     $ 7,399,608       37.5%       $1.18
New Investors.........................  1,700,000       21.3%      12,325,000       62.5%        7.25
                                          -------       ----          -------       ----
          Total.......................  7,992,478      100.0%     $19,724,608      100.0%
                                          =======       ====          =======       ====

- ---------------
(1) Sales by the Selling Shareholders in this offering will reduce the number of shares held by the existing shareholders to 5,992,478, or 75.0% (or 72.3% if the Underwriters' over-allotment option is exercised in full) of the total number of shares of Common Stock to be outstanding after this offering, and will increase the number of shares to be purchased by New Investors to 2,000,000, or 25.0% (or 2,300,000, or 27.7%, if the Underwriters'
    over-allotment option is exercised in full) of the total shares of Common Stock to be outstanding. See "Principal and Selling Shareholders."

     The computations in the foregoing tables assume no exercise of the Underwriters' over-allotment option.

                                 CAPITALIZATION

     The following table sets forth: (i) the actual capitalization of the Company as of March 31, 1996; (ii) the pro forma capitalization of the Company as of March 31, 1996, reflecting the conversion of the Preferred Stock and the payment of the dividends on the Preferred Stock; and (iii) the pro forma capitalization of the Company as of March 31, 1996, as adjusted to give effect to the sale of the Common Stock offered hereby (assuming no exercise of the Underwriters' over-allotment option and assuming an offering price of $7.25 per share), and the application of estimated net proceeds therefrom as described in "Use of Proceeds." The table should be read in conjunction with the Company's Consolidated Financial Statements and the related notes thereto included elsewhere in this Prospectus.

                                                                      AS OF MARCH 31, 1996
                                                               ----------------------------------
                                                                                            AS
                                                               ACTUAL      PRO FORMA     ADJUSTED
                                                               -------     ---------     --------
                                                                     (DOLLARS IN THOUSANDS)
Repurchase Facility (including shipments in process).........  $25,945      $25,945      $ 25,816
Other Borrowings.............................................   10,524       11,048(2)        475
                                                                 -----        -----         -----
                                                                36,469       36,993        26,291
Redeemable Preferred Stock:
  Series A(1)
  162,831 shares authorized, issued and outstanding..........    5,529           --            --
  Series B(1)
  11,538 shares authorized, issued and outstanding...........      750           --            --
  Series C(1)
  8,313 shares authorized, 7,913 shares issued and
     outstanding.............................................    1,001           --            --
                                                                 -----        -----         -----
                                                                 7,280           --            --
Shareholders' Equity:
  Common Stock, .001 par value, 18,000,000 shares authorized,
     2,099,992 shares issued and outstanding (6,292,478
     shares pro forma and 7,992,478 shares as adjusted)......        2            6             8
  Additional Paid-in Capital.................................      117        7,393        18,093
  Accumulated Earnings.......................................      674          150(2)        150(2)
                                                                 -----        -----         -----
  Total Shareholders' Equity.................................  $   793      $ 7,549      $ 18,251
                                                                 -----        -----         -----
  Total Capitalization.......................................  $44,542      $44,542      $ 44,542
                                                                 =====        =====         =====

- ---------------
(1) Outstanding shares of Series A, Series B and Series C Preferred Stock will convert into shares of Common Stock on a 23 for 1 basis upon the closing of the offering. Upon such conversion, these shares of converted Preferred Stock will not be deemed to be authorized shares and will not be reissued by the Company.

(2) Reflects payment of the $523,433 in dividends on the Preferred Stock due 30 days subsequent to the offering.

                      SELECTED CONSOLIDATED FINANCIAL DATA

     The following table sets forth certain summary consolidated financial information for the Company. The following information as of December 31, 1995, and 1994, and for the year ended December 31, 1995, the six-month transition period ended December 31, 1994, and the period from July 15, 1993 (inception) to June 30, 1994, has been derived from the Company's Consolidated Financial Statements which have been audited by KPMG Peat Marwick LLP, independent auditors, whose report with respect thereto appears elsewhere in this Prospectus. The information as of June 30, 1994, has been derived from audited Consolidated Financial Statements of the Company which are not presented herein. The information as of and for the three-month periods ended March 31, 1996, and 1995, has been derived from the Company's unaudited Consolidated Financial Statements. In the opinion of management, the unaudited Consolidated Financial Statements have been prepared on the same basis as the audited Consolidated Financial Statements and include all normal, recurring adjustments which management considers necessary for the fair presentation of financial position and results of operations for those periods. The consolidated financial data should be read in conjunction with the Consolidated Financial Statements and related notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this Prospectus. The results for the three-month period ended March 31, 1996, are not necessarily indicative of results that may be expected for the 1996 fiscal year.

                                                                                       SIX-MONTH     JULY 15, 1993
                                              THREE MONTHS ENDED                       TRANSITION     (INCEPTION)
                                                   MARCH 31,            YEAR ENDED    PERIOD ENDED      THROUGH
                                           -------------------------     DEC. 31,       DEC. 31,       JUNE 30,
                                              1996          1995         1995(1)        1994(1)         1994(1)
                                           -----------   -----------   ------------   ------------   -------------
STATEMENT OF OPERATIONS DATA:
  Net Interest Income....................  $   931,468   $ 1,287,048   $ 3,332,354    $ 2,187,843     $   606,177
  Gain on Sale of Contracts..............    2,901,586            --     8,056,136             --              --
  Servicing Income and Ancillary Fees....      848,879        30,743     1,757,257         28,237           6,653
  Other Income...........................           --            --            --        325,000              --
                                              --------      --------      --------       --------        --------
  Total Revenues.........................    4,681,933     1,317,791    13,145,747      2,541,080         612,830
  Provision for Contract Losses..........     (148,863)     (221,725)     (673,802 )     (902,361 )      (592,325)
  Operating Expenses.....................   (3,175,520)   (1,614,598)   (8,796,590 )   (2,630,925 )    (2,608,467)
                                              --------      --------      --------       --------        --------
  Income (Loss) Before Taxes.............    1,357,550      (518,532)    3,675,355       (992,206 )    (2,587,962)
  Net Income (Loss)......................      787,550      (518,532)    3,466,355       (992,206 )    (2,587,962)
  Preferred Stock Dividends..............       72,720        42,674       215,419         82,621         152,673
                                              --------      --------      --------       --------        --------
  Net Income (Loss) Available to Common
    Shareholders.........................  $   714,830   $  (561,206)  $ 3,250,936    $(1,074,827 )   $(2,740,635)
                                              ========      ========      ========       ========        ========
PRO FORMA INCOME PER COMMON SHARE (2, 3
  AND 4):
  Primary Income per Common Share........  $      0.13   $        --   $      0.62    $        --     $        --
  Fully Diluted Income per Common
    Share................................         0.13            --          0.55             --              --
  Weighted Average Shares Outstanding
    (Primary)............................    6,292,478            --     5,624,305             --              --
  Weighted Average Shares Outstanding
    (Fully Diluted)......................    6,292,478            --     6,292,478             --              --
SUPPLEMENTARY INCOME PER COMMON SHARE (3,
  4 AND 5)
  Primary Income per Common Share........  $      0.14   $        --   $      0.67    $        --     $        --
  Fully Diluted Income per Common
    Share................................         0.14            --          0.62             --              --
  Weighted Average Shares Outstanding
    (Primary)............................    7,992,478            --     7,324,305             --              --
  Weighted Average Shares Outstanding
    (Fully Diluted)......................    7,992,478            --     7,992,478             --              --

                                                         AS OF           AS OF           AS OF
                                                       MARCH 31,       DEC. 31,        DEC. 31,
                                                         1996            1995            1994
                                                      -----------     -----------     -----------
BALANCE SHEET DATA:
  Total Assets......................................  $50,092,463     $46,908,938     $42,331,518
  Net Installment Contracts
     Held for Sale..................................   24,144,119      28,187,778              --
     Held for Investment............................      190,199         509,388      38,613,239
  Allowance for Contract Losses.....................      371,008         476,808       1,181,004
  Total Liabilities.................................   42,019,118      40,624,138      41,433,745
  Redeemable Preferred Stock........................    7,280,044       6,279,049       4,358,377
  Shareholders' Equity..............................      793,301           5,751      (3,460,604)
  Return (Loss) on Average Assets (annualized)......         5.82%           6.92%          (6.65)%
  Return (Loss) on Average Equity (annualized)(6)...        45.65%         102.37%        (160.91)%

- ---------------
(1) Effective as of January 1, 1995, the Company changed its fiscal year end from June 30 to December 31. Each of the periods ended June 30, 1994, December 31, 1994, and December 31, 1995, is an audited period.

(2) Due to the significant changes in the capital structure of the Company upon the closing of the initial public offering, historical income (loss) per common share is not presented.

(3) Common equivalent shares from Redeemable Preferred Stock that will automatically convert upon the closing of the offering are included in the calculation of Pro Forma and Supplementary Income per Common Share.

(4) The Pro Forma and Supplementary Income per Common Share data take into account the 23 to 1 Common Stock split.

(5) Supplementary Primary and Fully Diluted Income per Common Share are calculated assuming that the estimated net proceeds of $10,702,000 from the sale of 1,700,000 shares of the Company's common stock offered hereby, at an assumed public offering price of $7.25 per share, were used to repay the amounts outstanding under the NIM Facility, which replaced the Company's previous bridge facility, and that the remaining proceeds were used to reduce the outstanding balance on the Repurchase Facility.

(6) The calculation of Return (Loss) on Average Equity is based upon the Net Income (Loss) divided by Average Shareholders' Equity, including Redeemable Preferred Stock.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     From the inception of the Company on July 15, 1993 through April 30, 1995, the primary source of revenue for the Company was net interest income on the Contracts owned by the Company. In May 1995, the Company initiated an asset-backed securitization program by which the Company sells its Contracts and retains subordinate asset-backed securities ("Subordinated Securities") and excess servicing receivables ("ESRs"). The first securitization, ACC Auto Grantor Trust 1995-A (the "1995-A Transaction"), was completed effective May 1, 1995, and involved the sale of $51 million of Contracts. ACC Auto Grantor Trust 1995-B (the "1995-B Transaction") was completed effective September 1, 1995, and involved the sale of $50 million of Contracts in two installments. ACC Auto Grantor Trust 1996-A (the "1996-A Transaction") was completed effective March 1, 1996, and involved the sale of $36 million of Contracts. Since initiation of the asset-backed securitization program, the Company's earnings have been increasingly attributable to the gains recognized on the sale of the Contracts. In addition, servicing revenues are expected to comprise a greater percent of the Company's revenues as a result of the growth of the servicing portfolio. In contrast, interest income is expected to be a declining portion of total revenues.

RESULTS OF OPERATIONS

 The Three Months Ended March 31, 1996, Compared to the Three Months Ended March 31, 1995

     The Company reported net income of $788,000 during the three-month period ended March 31, 1996, compared to a net loss of $519,000 for the three-month period ended March 31, 1995. The Company's Contract purchasing and servicing operations expanded significantly as of March 31, 1996, relative to March 31, 1995. In connection with the 1996-A Transaction, the Company delivered $36 million of Contracts, for which a gain of $2.9 million was recognized during the three-month period ended March 31, 1996.

     NET INTEREST INCOME. The Company generated approximately $931,000 of net interest income during the three-month period ended March 31, 1996, compared to $1.3 million earned in the three-month period ended March 31, 1995. The principal source of the Company's net interest income was the yield on the Contracts net of the cost of the Repurchase Facility, which amounted to $953,000 during the three-month period ended March 31, 1996, compared to $1.3 million for the three-month period ended March 31, 1995. The decrease in net interest income on Contracts was a result of a lower average outstanding balance of Contracts owned by the Company during the three-month period ended March 31, 1996, as compared to the three-month period ended March 31, 1995. The 1996-A Transaction was completed during the three-month period ending March 31, 1996, whereas the Company had not yet sold an asset-backed security as of March 31, 1995. In addition, during the three-month period ended March 31, 1996, the Company earned interest income of $297,000 on the Subordinated Securities and cash balances held in restricted accounts, and paid interest of $319,000 on other borrowings.

     The table below sets forth information relating to the net interest income earned on the average outstanding net Contract balance (the "Primary Spread") for the periods indicated. The net Contract balance represents the principal balance, less all purchase discounts and deferred expenses.

                          PRIMARY SPREAD ON CONTRACTS

                                                             THREE MONTHS ENDED MARCH 31,
                                                 -----------------------------------------------------
                                                           1996                         1995
                                                 ------------------------     ------------------------
                                                 AVERAGE       INTEREST       AVERAGE       INTEREST
                                                 BALANCE     EARNED/PAID      BALANCE     EARNED/PAID
                                                 ($000'S)    % OF BALANCE     ($000'S)    % OF BALANCE
                                                 -------     ------------     -------     ------------
Contracts
  Weighted Average Coupon......................                  20.43%                       19.92%
  Yield Adjustment Factor......................                   2.53                         1.64
                                                                 -----                        -----
          Total................................  $30,159         22.96%       $44,743         21.56%
Repurchase Facility............................   33,804          8.84         46,793          9.78
                                                                 -----                        -----
Primary Spread.................................                  14.12%                       11.78%
                                                                 =====                        =====

     The Primary Spread on the Contracts owned by the Company increased 2.34% from the three-month period ended March 31, 1995, to the three-month period ended March 31, 1996, as a result of an increase in the yield on the Contracts and a decrease in the rate paid on the Repurchase Facility. The decrease in the rate paid on the Repurchase Facility, which is indexed to LIBOR, reflected lower market interest rates in the three-month period ended March 31, 1996, compared to the three-month period ended March 31, 1995. The increase in the yield adjustment factor primarily resulted from new procedures for accounting for interest earned on Rule-of-78 Contracts with initial payment periods in excess of 30 days.

     CONTRACT LOSS PROVISION. The Company recorded a provision for Contract losses of $149,000 for the three-month period ended March 31, 1996, compared to $222,000 for the three-month period ended March 31, 1995. The allowance for Contract losses is maintained at a level deemed by management to be adequate to provide for losses in the held for investment portfolio.

     SERVICING REVENUES. The Company recorded $849,000 of servicing and ancillary fees during the three-month period ended March 31, 1996, compared to $31,000 for the three-month period ended March 31, 1995. The substantial increase in servicing revenues arose from the 1995-A, 1995-B and 1996-A Transactions. The average outstanding servicing portfolio was $93 million during the three-month period ended March 31, 1996. Since the Company had not yet sold any Contracts in asset-backed securities as of March 31, 1995, the Company's servicing revenues were limited to ancillary fees. Future servicing revenues would be reduced by increased levels of charge-offs and prepayments, relative to the Company's estimates of charge-offs and prepayments at the time of sale of the Contracts.

     GAIN ON THE SALE OF CONTRACTS. In the three-month period ended March 31, 1996, the Company recognized a gain on sale of $2.9 million, representing 8% of the principal amount of the Contracts sold in connection with the sale of $36 million in Contracts on the 1996-A Transaction. There were no such transactions in the three-month period ended March 31, 1995. See Note 1(g) of Notes to Consolidated Financial Statements for the methodology used to calculate gain on sale.

     OPERATING EXPENSES. The Company reported operating expenses of $3.2 million during the three-month period ended March 31, 1996, compared to $1.6 million for the three-month period ended March 31, 1995. These expenses consisted primarily of personnel, occupancy, collection expenses, telecommunications and travel expenses. The increase in expenses reflected the growth in the amount of Contracts purchased and serviced by the Company. The operating expense ratio (annualized operating expenses as a percentage of the average Contracts owned and serviced) improved to 9.67% for the three-month period ended March 31, 1996, from 12.47% for the three-month period ended March 31, 1995.

     Personnel expenses for the three-month period ended March 31, 1996, were $1.9 million, compared to $984,000 during the three-month period ended March 31, 1995. Personnel expenses consisted primarily of salaries and wages, performance incentives, employee benefits and payroll taxes. The overall increase in personnel expenses reflected the growth of the Company's full-time employees from 88 as of March 31, 1995, to 161 as of March 31, 1996. The Company expects that its number of full-time employees will continue to increase commensurate with the growth of the Company's servicing portfolio.

     The Company's general and administrative expenses increased to $749,000 for the three-month period ended March 31, 1996, from $451,000 for the three-month period ended March 31, 1995. These expenses consisted primarily of telecommunications, travel, professional fees, insurance expenses, credit bureau expenses and management information systems expenses. The increase in general and administration expenses reflected the substantial growth in the Company.

     Servicing expenses increased to $381,000 for the three-month period ended March 31, 1996, compared to $52,000 for the three-month period ended March 31, 1995. These expenses consisted primarily of out-of-pocket collection and repossession expenses. The increase in servicing expenses is due to the substantial growth of the Company's total servicing portfolio from $58 million as of March 31, 1995, to $140 million at March 31, 1996.

     Occupancy and equipment expenses increased to $93,000 for the three-month period ended March 31, 1996, from $75,000 for the three-month period ended March 31, 1995. The increase in occupancy and equipment expenses generally reflected the growth in the activity of the Company. More specifically, the Company significantly expanded its headquarters office space and its regional operations since March 31, 1995. The Company expects its occupancy and equipment expenses to increase as the Company expands its headquarters facility to accommodate growth in servicing. The Company also anticipates opening one or two additional regional credit centers during the next twelve months.

     INCOME TAXES. For the three-month period ended March 31, 1996, the effective tax rate was 42% on $1.4 million of income before taxes. The effective tax rate was zero for the three-month period ended March 31, 1995, in which the Company recognized a net loss of $519,000.

 The Year Ended December 31, 1995, Compared to the Six-Month Transition Period Ended
  December 31, 1994, Compared to the Year Ended June 30, 1994

     At the inception of the Company on July 15, 1993, the Company adopted a fiscal year end of June 30. The Company's initial fiscal year ended June 30, 1994 (the "initial fiscal year"). On January 23, 1996, the Company elected to change its fiscal year end to December 31, with the change effective as of January 1, 1995. The purpose of this change was to conform the Company's fiscal year to the fiscal year adopted by its primary competitors. As a result of the change in fiscal year end, the transition period from July 1, 1994, through December 31, 1994 ("transition period") constitutes an audited period. Neither the actual results of the transition period nor the annualized results of the transition period are indicative of the results that would have been achieved in a twelve-month fiscal year.

     The Company reported net income of $3,466,000 during the fiscal year ended December 31, 1995 ("fiscal year 1995") compared to a net loss of $992,000 for the transition period and a net loss of $2,588,000 for the initial fiscal year. The Company's purchasing and servicing operations expanded significantly during fiscal year 1995, compared to the transition period and the initial fiscal year. During fiscal year 1995, the Company sold $101 million of Contracts in asset-backed securities and recognized an $8.1 million gain on sale of such Contracts.

     NET INTEREST INCOME. The Company generated approximately $3.3 million of net interest income during fiscal year 1995, compared to $2.2 million in the transition period and $606,000 in the initial fiscal year. The principal source of the Company's net interest income was the yield on Contracts, net of the cost of the Repurchase Facility, which amounted to $2,895,000 during fiscal year 1995 compared to $2,184,000 during the transition period and $557,000 during the initial fiscal year. In addition, during fiscal year 1995, the

Company earned interest of $927,000 on Subordinated Securities and cash balances held in restricted accounts, and paid interest of $490,000 on other borrowings.

     The table below sets forth information relating to the Primary Spread on the Contracts owned by the Company for the periods indicated.

                          PRIMARY SPREAD ON CONTRACTS

                                   YEAR ENDED              SIX MONTHS ENDED              YEAR ENDED
                               DECEMBER 31, 1995          DECEMBER 31, 1994            JUNE 30, 1994
                             ----------------------     ----------------------     ----------------------
                                         INTEREST                   INTEREST                   INTEREST
                             AVERAGE    EARNED/PAID     AVERAGE    EARNED/PAID     AVERAGE    EARNED/PAID
                             BALANCE       % OF         BALANCE       % OF         BALANCE       % OF
                             ($000'S)     BALANCE       ($000'S)     BALANCE       ($000'S)     BALANCE
                             -------    -----------     -------    -----------     -------    -----------
Contracts
  Weighted Average
     Coupon................                   19.99%                     19.96%                     20.11%
  Yield Adjustment
     Factor................                     .93                       2.60                       3.60
                                             ------                     ------                     ------
          Total............  $31,024          20.92%    $26,879          22.56%    $ 2,812          23.71%
Repurchase Facility........   38,216           9.38      28,040           9.01       2,529           6.83
                                             ------                     ------                     ------
Primary Spread.............                   11.54%                     13.55%                     16.88%
                                             ======                     ======                     ======

     The Primary Spread on the Contracts owned by the Company, without consideration of the amortization of purchase discounts, declined 2.01% from the transition period to fiscal year 1995 and declined 3.33% from the initial fiscal year to the transition period as a result of a decline in the yield earned on Contracts and an increase in the rate paid on the Repurchase Facility. The increase in the rates paid on the Repurchase Facility, which is indexed to LIBOR, reflected higher market interest rates in fiscal year 1995 compared to the transition period, and higher interest rates in the transition period compared to the initial fiscal year. The decline in the yield adjustment factor reflected two primary factors: (i) the decrease in the purchase discount on the Contracts resulting from competitive pressures and (ii) the impact of an increase in defaulted Contracts on which no interest is collected.

     During fiscal year 1995, the Company recognized interest income of $114,000 from discount amortization, compared to $424,000 during the transition period and $96,000 during the initial fiscal year. As of January 1, 1995, the Company deemed all of its Contracts to be held for sale, except Contracts which were 31 days or more delinquent. Thereafter, the Company discontinued the amortization of the purchase discounts, except in the case of Contract payoffs.

     CONTRACT LOSS PROVISION. The Company recorded a provision for Contract losses of $674,000 for fiscal year 1995, compared to $902,000 for the transition period and $592,000 for the initial fiscal year. The allowance for Contract losses is maintained at a level deemed by management to be adequate to provide for losses in the held for investment portfolio.

     SERVICING REVENUES. The Company recorded $1,757,000 of servicing and ancillary fees during fiscal year 1995, compared to $28,000 for the transition period and $7,000 for the initial fiscal year. The substantial increase in servicing revenues arose from 8 months of servicing on the 1995-A Transaction and the 4 months of servicing on the 1995-B Transaction. Since the Company had not yet sold any Contracts in asset-backed securities in its initial fiscal year or the transition period, the Company's servicing revenues were limited to ancillary fees.

     GAIN ON THE SALE OF CONTRACTS. The Company recognized a gain on sale of $8.1 million in fiscal year 1995, representing 7.7% of the principal amount of $51 million in Contracts sold in the 1995-A Transaction and 8.6% of the principal amount of $50 million in contracts in the 1995-B Transaction. There were no such transactions in the transition period or in the initial fiscal year. See Note 1(g) of Notes to Consolidated Financial Statements for the methodology used to calculate the gain on sale.

     OTHER INCOME. During the transition period, the Company received a payment of $325,000 in connection with the settlement of litigation. Management does not expect this source of income to be recurring.

     OPERATING EXPENSES. The Company reported operating expenses of $8.8 million during fiscal year 1995, compared to $2.6 million for the transition period and $2.6 million for the initial fiscal year. The increase in expenses reflected the growth in the amount of Contracts purchased and serviced by the Company. The operating expense ratio improved to 10.72% for fiscal year 1995, from 16.35% for the transition period and 82.55% for the initial fiscal year.

     Personnel expenses for fiscal year 1995 were $5.3 million, compared to $1.7 million for the transition period and $1.9 million for the initial fiscal year. The increase in personnel expenses reflected the growth of the Company's full-time employees from 64 as of June 30, 1994, to 82 as of December 31, 1994, and 139 as of December 31, 1995.

     The Company's general and administrative expenses increased to $2.4 million for fiscal year 1995, from $701,000 for the transition period and $493,000 for the initial fiscal year. The increase in general and administrative expenses reflected the substantial growth of the Company.

     Servicing expenses increased to $408,000 for the fiscal year ending December 31, 1995, as compared to $56,000 for the transition period. These expenses consisted primarily of out-of-pocket collection and repossession expenses. The increase in servicing expenses is due to the substantial growth of the Company's total servicing portfolio from $43 million to $118 million as of December 31, 1994, and December 31, 1995, respectively. During the initial fiscal year, the Company recognized no servicing expenses.

     Occupancy and equipment expenses increased to $372,000 for fiscal year 1995, from $101,000 for the transition period, and $101,000 for the initial fiscal year. The increase in occupancy and equipment expenses generally reflected growth in the activity of the Company. More specifically, the Company significantly expanded its headquarters office space and its regional operations since December 31, 1994.

     INCOME TAXES. For the year ended December 31, 1995, representing the Company's first year of earnings, the effective tax rate was 5.7% compared to zero for the transition period and the initial fiscal year. This low effective tax rate for 1995 was due to the reversal of the valuation allowance on gross deferred tax assets of $1,358,000 during the year ended December 31, 1995.

CREDIT PERFORMANCE AND RESERVES

     The table below provides the Company's historic delinquency experience and amounts in repossession with respect to its gross servicing portfolio, which includes Contracts owned by the Company and Contracts sold in asset-backed securities, at the dates indicated.

                           DELINQUENCY EXPERIENCE(1)

                                        MARCH 31,     DEC. 31,     SEPT. 30,     JUNE 30,     MARCH 31,
                                          1996          1995         1995          1995         1995
                                        ---------     --------     ---------     --------     ---------
Gross Servicing Portfolio (000's).....  $ 139,969     $117,539     $ 100,028     $ 78,118      $57,996
Period of Delinquency (000's)(2)
  31-60 Days..........................      2,256        3,217         2,620        1,504          861
  61-90 Days..........................      1,010        1,171           838          363          214
  91+ Days............................        561          608           652          309          352
                                         --------     --------      --------      -------      -------
Total Delinquencies (000's)...........  $   3,827     $  4,996     $   4,110     $  2,176      $ 1,427
                                         ========     ========      ========      =======      =======
Total Delinquencies as a Percentage of
  Servicing Portfolio.................       2.73%        4.25%         4.11%        2.79%        2.46%
Amount in Repossession (000's)(3).....  $   1,130     $    861     $     755     $    571      $   369
Amount in Repossession as a Percentage
  of Servicing Portfolio..............        .81%         .73%          .75%         .73%         .64%

- ---------------
(1) All amounts and percentages are based on the full amount remaining to be repaid on each Contract, net of any unearned finance charges.

(2) The Company considers a Contract delinquent when an obligor fails to make at least 90% of the contractual payment by the stated due date. The period of delinquency is based upon the number of days payments are contractually past due. Contracts not yet 31 days past due are not considered to be delinquent.

(3) Amount in repossession represents the outstanding principal on Contracts for which vehicles have been repossessed, but not yet liquidated.

     The table below provides the Company's historic net charge-off experience with respect to its average gross servicing portfolio, which includes Contracts owned by the Company and Contracts sold in asset-backed securities, during the periods indicated.

                          NET CHARGE-OFF EXPERIENCE(1)

                                                               THREE MONTHS ENDED
                                         ---------------------------------------------------------------
                                         MARCH 31,     DEC. 31,     SEPT. 30,     JUNE 30,     MARCH 31,
                                           1996          1995         1995          1995         1995
                                         ---------     --------     ---------     --------     ---------
Average Servicing Portfolio(2)
  Outstanding (000's)..................  $ 128,754     $108,784      $ 89,073     $ 68,057      $50,422
Net Charge-Offs (000's)(3)(4)..........  $   1,417     $  1,233      $    851     $    455      $   503
Annualized Net Charge-Offs as a
  Percentage of Average Servicing
  Portfolio............................       4.40%        4.53%         3.82%        2.67%        3.99%

- ---------------
(1) All amounts and percentages are based on the full amount remaining to be repaid on each Contract, net of any unearned finance charges.

(2) Average of receivables outstanding as of the beginning and the end of the period.

(3) Charge-off amounts exclude the effect of accrued interest, discounts paid by the dealers and potential recoveries from legal proceedings against borrowers.

(4) Net charge-offs are net of recoveries and include the remaining Contract balance at time of charge-off. In the case of repossession, net charge-offs include the remaining Contract balance at the time of repossession less liquidation proceeds (for disposed vehicles), NADA wholesale value (for vehicles repossessed but not sold) or claims receivable under the Company's vendor single interest insurance policy. Net charge-offs do not include repossessions that are less than 120 days delinquent and are not yet charged-off.

     During the past five quarters, the charge-off and delinquency levels have varied considerably, and may be subject to future volatility. The Company believes the charge-off levels in the quarter ended June 30, 1995, were substantially and unsustainably below management's expectation. As of March 31, 1996, 60% of the Company's Contracts were six months or older, compared to 47% as of March 31, 1995. During the three-month period ended March 31, 1996, the delinquency rate on Contracts which were six months or older was 4.09%. See discussion under "Repossession" in "Business -- Servicing of Contracts."

     The management of the Company believes that the payment practices of Non-Prime Borrowers are partially a function of the time of year. Since Non-Prime Borrowers typically have low disposable incomes, they tend with more frequency to fall behind in payments on their Contracts during the early winter months, when the holiday season generates competing demands for their limited disposable income and when these borrowers encounter weather-related work slow-downs. As a result, if all other factors are equal, management expects delinquencies to be highest in the fourth calendar quarter. Due to the 60-120 day lag between initial delinquency and charge-off, management expects these seasonal factors to cause charge-offs to be highest in the fourth and first calendar quarters.

     The Company maintains an allowance for losses on Contracts that are held for investment. The Company determines an allowance for Contract losses based on an estimate of the losses inherent in the held for investment portfolio, including estimates of the frequency of defaults for various delinquency ranges and the expected average severity of losses on these defaults. The allowance for Contract losses as of March 31, 1996, was $371,000, or 63% of the Contracts held for investment. As of December 31, 1995, the allowance for Contract losses was $477,000, or 46% of the Contracts held for investment.

     In connection with the valuation of the ESRs, the Company projects loan losses in the pool of Contracts which effectively represents the estimated undiscounted recourse loss allowance offset with the ESRs. As of March 31, 1996, the estimated undiscounted recourse loss allowance embedded in the ESRs was $8.8 million. The combined allowance for losses on Contracts held for investment and the recourse loss allowance embedded in the ESRs was 162% of the annualized net charge-offs reported in the quarter ended March 31, 1996.

     Since January 1, 1995, the Company has maintained, at its own expense, supplemental vendor single interest ("VSI") insurance that protects the Company's interest in the collateral against uninsured physical damaged (including total loss) and skips. During the policy period from January 1, 1995, through December 31, 1995, the Company's recoveries on its VSI insurance reduced its net charge-offs by $408,000 and the total premiums paid by the Company were $246,000.

FINANCIAL CONDITION AND LIQUIDITY

     The Company's financing needs are primarily driven by two factors. First, the Company requires working capital to fund its operating expenses because the net interest income earned on the Contracts owned by the Company is restricted and not available for general operating purposes. Second, the securitization program is capital intensive as the Company must fund credit enhancement and securitization expenses. The Company expects to have an ongoing need for cash to support the securitization program, and expects this need will exceed the amount of the proceeds of the offering. The Company expects to borrow under the NIM Facility to fund, among other things, its securitization expenses during the next 12 months.

     The Company reported total assets of $50 million as of March 31, 1996, compared to $47 million as of December 31, 1995, and $42 million as of December 31, 1994. As of March 31, 1996, and December 31, 1995, these assets consisted primarily of Contracts held for sale, Subordinated Securities and ESRs.

     The Company had $42,000 of cash and cash equivalents as of March 31, 1996, compared to $121,000 as of December 31, 1995. The Company also had $6.0 million in cash balances held in restricted bank accounts and as credit enhancements as of March 31, 1996, compared to $5.1 million as of December 31, 1995. See Note 2 of Notes to Consolidated Financial Statements.


     The Company owned net Contracts of $24 million as of March 31, 1996, compared to $29 million as of December 31, 1995. During the three-month period ended March 31, 1996, the Company acquired $33.7 million of Contracts and sold $36 million of Contracts in the 1996-A Transaction. During fiscal year 1995, the Company acquired $99 million of Contracts and sold $101 million of Contracts in the 1995-A and 1995-B Transactions. During the transition period, the Company acquired $29 million of Contracts and made no sales.


     As of March 31, 1996, the Company owned $7.7 million of ESRs and $5.1 million of Subordinated Securities, compared to $5.6 million and $3.9 million, as of December 31, 1995. There were no such investments as of December 31, 1994. These assets represented 26% and 20% of the total assets of the Company as of March 31, 1996, and December 31, 1995, respectively. The value of these assets would be reduced in the event of a material increase in the charge-off and prepayment experience relative to the Company's estimates at the time of sale.

     As of March 31, 1996, the principal amount owed under the Repurchase Facility was $23 million, compared to $29 million as of December 31, 1995, and $40 million as of December 31, 1994. The decreases are a result of the amounts repaid upon the sale of Contracts in the 1996-A Transaction, net of new purchases of Contracts. The Repurchase Facility balance was collateralized by $26 million of net Contracts and restricted cash reserves of $1.0 million as of March 31, 1996.

     During the three-month period ended March 31, 1996, the Company used net cash for operations of $1.5 million, compared to $15.5 million during the three-month period ended March 31, 1995. The decrease in cash used was primarily due to the sale of Contracts in the 1996-A Transaction. The net cash provided by operations in fiscal year 1995 was $771,000 compared to net cash used of $1.6 million for the transition period and $3.4 million in the initial fiscal year. The net cash provided by operations increased in fiscal year 1995, as compared to the transition period, due to the income associated with the sale and servicing of Contracts in the 1995-A and 1995-B Transactions.

     During the three-month period ended March 31, 1996, and fiscal year 1995, cash generated from payments received on Contracts financed under the Repurchase Facility was used to reduce indebtedness under, or was deposited into restricted accounts as additional collateral for, the Repurchase Facility. Proceeds from the sale of asset-backed securities were also used by the Company to reduce indebtedness under the Repurchase Facility. Following the 1995-A Transaction, the 1995-B Transaction and the 1996-A Transaction, excess servicing cash flows were deposited into restricted accounts to build credit enhancements. Once the amounts in these credit enhancements reach required levels, any additional excess servicing revenues will be distributed to the Company. In January 1996, the reserves associated with the 1995-A Transaction met required levels and approximately $938,000 has been released, or approved for release, from the reserve during the three-month period ended March 31, 1996. These proceeds are used to reduce the amount owed by the Company under the NIM Facility. To date, the required levels have not been met by the reserves associated with the 1995-B Transaction or the 1996-A Transaction. Under normal circumstances, the Company expects to meet required levels eight to twelve months following the effective date of a securitization, however, there is no assurance that this expectation will be met.

     The net cash provided by investing activities was $625,000 during the three-month period ended March 31, 1996, compared to $1.3 million used in the three-month period ended March 31, 1995. This increase in cash provided was due to a reduced balance of Contracts held for investment (non-performing delinquent Contracts) owned by the Company as of March 31, 1996. The cash used in investing activities was $808,000 for fiscal year 1995, compared to $24.5 million used for investing activities during the transition period and $16.1 million used in investing activities during the initial fiscal year. The decrease in cash used by investing activities during the fiscal year 1995 compared to the transition period was the result of the classification of the Contracts to a held for sale status during the quarter ended March 31, 1995. The increase in cash used during the transition period compared to the initial fiscal year was the result of a higher volume of Contract purchases.

     The net cash provided by financing activities was $802,000 for the three-month period ended March 31, 1996, compared to $17.2 million for the three-month period ended March 31, 1995. The net cash provided by financing activities for fiscal year 1995 was $14,000, compared to $26.2 million for the transition period. The overall decrease in cash provided by financing activities was primarily due to the sale of Contracts in the 1995-A Transaction, the 1995-B Transaction and the 1996-A Transaction. In addition, the Company obtained $1.9 million from the issuance of Preferred Stock and $7.4 million from draws under the NIM Facility after retiring a bridge financing facility in fiscal year 1995.

     The Company has financed its acquisition of Contracts primarily through the Repurchase Facility. Cargill finances 100% of the purchase price of the Contracts under the Repurchase Facility. The Company has also used the proceeds of the retired bridge facility and, subsequently, the NIM Facility to finance credit enhancement and securitization expenses arising from the issuance of asset-backed securities and for working capital. A breach under either the Repurchase Facility or the NIM Facility could prohibit the Company from obtaining financing under both of the facilities and would require ACC to obtain an alternative source of financing or limit its purchase of Contracts. The Company intends to use the proceeds of this offering to temporarily reduce borrowing under the Repurchase Facility and to repay temporarily the NIM Facility.

INTEREST RATE RISK MANAGEMENT

     The Company's hedging plan includes the forward sale of two-year Treasury securities. These sales are made by the Company in amounts which generally correspond to the principal amount of expected sales of asset-backed securities. The market value of these sales responds inversely to changes in the value of the Contracts. Gains and losses relative to these forward sales are deferred and recognized at the time of securitization as an adjustment to the gain or loss on sale. As of March 31, 1996, the Company had unrealized losses under the hedging program of $19,000.

     At any point in time, the portfolio may be partially or fully hedged. As of March 31, 1996, the Company owned $26 million of Contracts and maintained a $5.0 million hedge position.

                                    BUSINESS

GENERAL

     ACC specializes in the indirect financing of Contracts originated primarily by franchised Dealers for Non-Prime Borrowers. By purchasing Contracts financing primarily late-model used vehicles (as of March 31, 1996, the oldest vehicle in the Company's Contract portfolio was a model year 1988 (representing two vehicles) and the median model year of the vehicles was 1993) as well as some new vehicles, the Company provides an alternative source of financing for Non-Prime Borrowers who might not be able to qualify for traditional automobile loans or leases. ACC's business strategy calls for the sale of all Contracts through asset securitizations, rather than holding Contracts to maturity. To this end, ACC periodically securitizes pools of its Contracts in order to redeploy its capital, reduce interest rate risk and realize a gain on the sale of these Contracts. ACC believes that its competitive advantages include its national presence, risk-based pricing, financial resources, nationwide consistency of credit decisions and quality Dealer service.

     ACC commenced business operations in July 1993. The Company was initially capitalized primarily through equity investments by its Founders and two funds managed by SSIM, Strome Partners, L.P. and Strome Offshore Limited (the "SSIM Funds"); and through subsequent equity investments by the SSIM Funds, Cargill and the Founders. In July 1993, ACC entered into the Repurchase Facility with Cargill through which it has financed its purchases of Contracts. Cargill's operations consist of global proprietary trading activities as well as other specialized financial services. Cargill was founded in 1984 and currently manages more than $6 billion in assets. Cargill is headquartered in Minneapolis, Minnesota, and has more than 650 employees worldwide.

NON-PRIME AUTOMOBILE FINANCE INDUSTRY

     Automobile financing is one of the largest consumer finance markets in the United States, with $356 billion in automobile-related credit outstanding as of January 1996. In general, the automobile finance industry can be divided into two principal segments: a prime credit market and a non-prime credit market. Traditional automobile finance companies, such as commercial banks, savings and loans, thrift and loans, credit unions and captive finance companies of automobile manufacturers, generally provide credit to the most creditworthy borrowers, or so-called "prime borrowers."

     The so-called "non-prime" credit market, in which ACC operates, provides financing to Non-Prime Borrowers, who are those borrowers who have had past credit problems (including bankruptcy), have limited or no credit histories and/or have low incomes. Historically, traditional automobile financing sources have not serviced the non-prime market or have done so only through programs that were not consistently available. An industry group of independent finance companies specializing in non-prime automobile financing is now emerging, but it remains highly fragmented, with no company having a significant share of this non-prime market.

     The Company estimates that the size of the non-prime automobile market may be as large as $70 billion in outstanding installment debt. The Company believes that the number of Non-Prime Borrowers is increasing due to, among other factors, declining real wages, the greater willingness on the part of consumers to seek bankruptcy protection, the high cost of new automobiles relative to consumer incomes and the greater availability of late-model used vehicles coming off short-term lease programs. ACC's program is designed to provide financing to this market segment.

BUSINESS STRATEGY

     The Company's primary objective is to increase its net income by expanding market share. The Company believes it has the operational and administrative capacity to expand its business and attain this objective. The Company's strategies for achieving this objective, which focus on credit quality, efficiency of operations and expansion, are as follows:

     - Enforcing nationwide consistency of underwriting standards and controls, including verification and document review;

     - Increasing the volume of Contract purchases from existing Dealers;

     - Increasing the number of active Dealers in the Company's existing geographic markets;

     - Entering selected new markets in metropolitan areas where the Company can recruit experienced regional sales managers or correspondents;

     - Increasing the number of the Company's regional credit centers;

     - Using the Company's Contract database to refine underwriting standards, program pricing and overall credit risk evaluation capabilities;

     - Attracting and retaining qualified employees;

     - Maintaining reliable funding sources;

     - Approving applications and funding Contract purchases in a timely manner; and

     - Maintaining and improving the Company's delinquency monitoring and collection processes.

     Overall, the Company's strategy is to purchase Contracts with yields, after discounts, that compensate the Company for the credit risk inherent in the non-prime market, and to manage this credit risk through the Company's internal credit evaluation and its proactive collection processes.

PURCHASE OF CONTRACTS

  Sales and Marketing

     ACC markets its financing program primarily to franchised Dealers and to a limited number of independent used automobile Dealers. Before purchasing Contracts from a Dealer, ACC and the Dealer enter into an agreement ("Dealer Agreement") that provides the Company with recourse to the Dealer in cases of Dealer fraud or a breach of the Dealer's representations and warranties. As of March 31, 1996, the Company had 813 active Dealers, compared to 423 active Dealers as of March 31, 1995. The Company considers a Dealer to be active if the Company has purchased Contracts from the Dealer during the previous six months.

     ACC typically solicits business from Dealers through its regional sales managers ("RSMs"), each of whom is assigned an exclusive territory. The Company typically only hires RSMs who have experience with the purchase of non-prime Contracts and who have pre-existing, established relationships with Dealers in a particular major metropolitan area. Marketing assistants work under the direction of RSMs in larger markets.

     RSMs meet regularly with Dealers and provide information about ACC's program, train Dealer personnel as to ACC's program requirements and assist Dealers in identifying consumers who qualify for ACC's program. As of March 31, 1996, ACC directly marketed its program to Dealers in 17 states: California, Colorado, Delaware, Florida, Georgia, Illinois, Maryland, Missouri, New Jersey, North Carolina, Oklahoma, Pennsylvania, South Carolina, Tennessee, Texas, Virginia and Washington. The Company targets major metropolitan areas because it believes they provide concentrations of high volume Dealers, which can be effectively serviced by its RSMs. During the quarter ended March 31, 1996, the Company purchased $500,000 or more of Contracts from 13 states, compared to six states during the quarter ended March 31, 1995.

     RSMs typically target the late-model used vehicle business of franchised Dealers. The Company believes that late-model used vehicles represent the largest segment of the used vehicle market, while posing less risk of default due to mechanical problems than do older used vehicles. The Company targets franchised Dealers because the financial requirements and customer service standards imposed on these dealers by automobile manufacturers generally result in a high level of financial stability and customer satisfaction. As a result, the Company believes that, in general, Contracts from these Dealers expose the Company to less risk of Dealer misrepresentation and lower levels of borrower default.

  Dealer Reviews

     Each month, senior management reviews Dealer performance reports that track, by Dealer, the number of applications submitted, the number of applications approved, the number of applications funded, the ratio of applications funded to applications received ("efficiency ratio"), delinquency ratios and default rates. Senior management maintains a Dealer "watch list" to track the performance of Dealers with low efficiency ratios, high delinquency ratios or high loss levels relative to the overall portfolio. Based upon senior management's subjective assessment of these factors, during the 12 months ended March 31, 1996, the Company discontinued the purchase of Contracts from approximately 50 Dealers due to unsatisfactory results.

  Regional Credit Centers

     The Company serves its Dealers on a regional basis through its regional credit centers. The Company believes that these regional centers provide a sufficient local market presence to meet the needs of its Dealers, without incurring the reduction in operating controls and economies of scale that can result from operating a large number of small branches. The Company currently has regional credit centers in Atlanta, Georgia; Dallas, Texas; Newark, Delaware; and San Diego, California. The Company anticipates opening one or two additional regional credit centers in the next 12 months.

  Application Processing and Purchase Criteria

     Dealers submit credit applications to one of ACC's regional credit centers, typically by facsimile. Upon ACC's receipt of a credit application, a credit processor uses an automated system to obtain credit histories, determine the wholesale value of the vehicle and calculate the credit score of the application. ACC's credit officers use the credit score as a guide to evaluate applications, but the approval/declination decision is not based solely on the credit score. Individual credit officers have limited approval authority and the approval of a more senior credit manager is required when the credit score or the amount financed exceeds the individual credit officer's approval limits. ACC's regional credit centers then notify Dealers by facsimile of a credit decision, usually within three hours of receipt of the application.

     During the three-month period ended March 31, 1996, the Company approved approximately 18% of the applications it received and funded approximately 51% of the applications that were approved. ACC believes Dealers select among finance companies based upon price, term, advance, down payment requirements, stipulations, timeliness of the finance company's approval and the historic reliability of the finance company's funding of purchases. The Company strives to maintain its competitiveness by meeting Dealer needs without compromising its credit standards.

     The Non-Prime Borrowers under Contracts of the type typically purchased by the Company generally have credit histories which include past bankruptcies, significant charged-off accounts and/or multiple collection accounts. Further, other Contracts may be purchased by the Company for borrowers with limited or no credit histories. In light of the deficiencies in the borrowers' credit histories, the Company's credit officers evaluate other potential offsetting factors such as the borrowers' residence stability, employment stability, income level relative to expenses and past performance on other automobile-related debt. If, in the credit officers' judgment, there are enough offsetting positive factors, such Contracts may be approved for purchase by the Company.

     To be eligible for purchase, a Contract must be fully amortizing and provide for level payments over the term of the Contract, must grant a first priority security interest in the financed vehicle to OFL-A, must prohibit the sale or transfer of the financed vehicle without the Company's consent and must allow for acceleration of the maturity of the Contract if the vehicle is sold or transferred without this consent. The portions of payments on Contracts allocable to principal and interest are, for payoff and deficiency purposes, determined in accordance with the law of the state in which the Contract was originated.

     Each Contract includes a requirement that the borrower maintain fire, theft and collision insurance on the financed vehicle and name the Company as a loss payee. As part of the funding process, the Company verifies by telephone that insurance is in place on the financed vehicle; however, as of March 31, 1996, approximately 16% of borrowers had cancelled their insurance or allowed their insurance policies to lapse. Although the Contracts permit the Company to force-place insurance, the Company, as a matter of policy, generally does not force-place insurance due to the added collection and litigation risk.

  Funding Package Completion, Verification and Funding

     After receiving an approval from one of ACC's regional credit centers and compiling a set of documents the Dealers believe to be consistent with ACC's documentation requirements, the Dealers send these funding packages to ACC's central funding group in San Diego. ACC generally requires that funding packages include proof of the borrower's residency, income, insurance and title.

     ACC's funding department reviews each Contract and verifies the application data and Contract documentation. The funding department also confirms or reconfirms the borrower's employment and the insurance on the vehicle. ACC believes one of the most important verifications is a direct telephone interview of the borrower to confirm the terms of the Contract, the source of the down payment and the equipment on the vehicle. The Company typically will not fund a Contract without a prior telephone interview of the borrower. ACC believes this process reduces the risk of misrepresentation by Dealers and/or borrowers and provides a basis for future borrower contact.

     A funding package may be returned if it does not comply with the terms of the initial approval or if ACC discovers facts that were not disclosed during the approval process. The Company returns unfunded approximately 5% to 15% of all completed funding packages for these reasons, a portion of which are resubmitted in approvable form. As an additional quality control check, the Company's data processing systems perform an automated review of the Contracts and identify any characteristics not in compliance with ACC's minimum underwriting standards.

  Post-Funding Quality Reviews

     ACC uses its automated systems to continue to monitor Contracts after funding. In addition, the Company's quality control manager, who reports directly to the Chief Executive Officer, completes a full quality control review of a random sample of 5% of the newly-originated Contracts. This review focuses on compliance with underwriting standards, the quality of the credit decision and the completeness of Contract documentation. On a monthly basis, ACC's quality control manager issues a report to the Company's senior management summarizing (by credit processor and credit officer) policy exceptions, processing errors, documentation deficiencies and credit decisions which the quality control manager considered overly aggressive. The bonuses of the Company's credit officers are, in part, dependent upon results of these quality control reviews.

  Risk-Based Pricing

     The Company uses statistical information and its automated Contract purchasing systems to establish different pricing programs by geographic region, by borrower credit characteristics or, in some cases, by Dealer; all tied to the expected economic value of each program to the Company. The average discount on Contracts purchased by ACC during the three-month period ended March 31, 1996, was approximately 4.9%.

     The Company maintains a database which tracks key underwriting parameters for each Contract purchased since the formation of the Company. This database is updated periodically to reflect the payment performance of each Contract. The Company uses this information to identify and aggregate a pool of Contracts that have failed to perform as anticipated. Each Contract in this pool is then matched against a performing Contract with the same date of purchase. By statistically comparing the characteristics of these two pools over time, the Company is able to refine periodically its credit evaluation processes and believes it is better able to price each of its programs based upon the expected risk of each program.

  Correspondents

     The Company has established relationships with a small number of third-party marketing organizations which generate Contracts for the Company. The Contracts generated by these correspondents meet the same standards and undergo the same pre-funding review as Contracts arising from ACC's regional credit centers. As of March 31, 1996, the Company had two active correspondent relationships and less than 2% of the Company's Contract portfolio was generated through these correspondents. The Company believes that, either as a result of geographic coverage or established industry contacts, certain correspondents can generate Contracts for the Company on a more cost-effective basis than the Company's RSMs. Thus, the Company expects to increase its number of correspondents and purchase a greater portion of its Contracts through these correspondents in the future.

  Bulk Purchases

     To date, the Company has reviewed a small number of portfolios for purchase in bulk and has, on occasion, made unsuccessful bids on portfolios. These portfolios have been as large as $40 million in Contracts and the Company may bid on portfolios of comparable size or larger in the future. As of March 31, 1996, the Company had not consummated a bulk portfolio purchase, either because the portfolios offered for sale did not satisfy the Company's due diligence requirements or because the asking price exceeded the Company's valuation of the portfolio. The Company believes bulk purchases represent opportunities to exploit the Company's servicing expertise and the flexibility of the Repurchase Facility. Thus, ACC intends to continue to pursue such purchase opportunities and may purchase Contracts in bulk from other originators if the price and quality of the portfolio are satisfactory to the Company. Purchases in bulk involve a greater risk of misrepresentation than Contracts purchased directly by the Company. The Company believes the risk is mitigated by the Company's review of the seller's underwriting standards, the Company's due diligence concerning the seller and by representations and warranties made by the seller.

CONTRACT PORTFOLIO

     The following table sets forth certain data for the Contracts purchased by the Company for the periods indicated.

                                                              CONTRACTS PURCHASED DURING
                                                                THE THREE MONTHS ENDED
                                              -----------------------------------------------------------
                                              MARCH 31,    DEC. 31,    SEPT. 30,    JUNE 30,    MARCH 31,
                                                1996         1995        1995         1995        1995
                                              ---------    --------    ---------    --------    ---------
Amount of Contracts (000's).................   $33,715     $ 26,478     $ 28,642    $ 24,673     $19,078
Average Amount Financed Under Contracts.....   $12,278     $ 12,124     $ 12,106    $ 11,989     $11,916
Average Coupon on Contracts.................     20.65%       20.47%       20.33%      19.93%      19.27%
Average Original Term of Contracts
  (months)..................................        57           58           57          56          56
Average Discount of Contracts, including
  Acquisition Fees..........................      4.87%        5.14%        6.00%       6.98%       7.45%

     The Company expects from time to time to make changes to its underwriting guidelines and program requirements to respond to competitive conditions in the non-prime automobile financing market. These changes are likely to affect the characteristics of the portfolio, may increase portfolio risk and/or reduce the Company's discounts and interest margins. See "Risk Factors -- Credit Risks" and see "Risk Factors -- Competition and Consolidation of Industry."

CONCENTRATIONS OF CONTRACT PURCHASES

     The following table sets forth information by state concerning Contract purchases and servicing portfolio amounts outstanding for the period and at the date indicated.

                                                    CONTRACTS PURCHASED
                                                     DURING THE THREE       SERVICING PORTFOLIO
                                                       MONTHS ENDED         OUTSTANDING BALANCES
                                                      MARCH 31, 1996        AS OF MARCH 31, 1996
                                                    -------------------     --------------------
                                                    $000'S           %       $000'S           %
                                                    -------         ---     --------         ---
California........................................  $ 9,034          27%    $ 42,547          30%
Texas.............................................    7,329          22       35,780          26
Florida...........................................    4,981          15       19,136          14
Pennsylvania......................................    1,712           5       11,527           8
All Other.........................................   10,659          31       30,979          22
                                                     ------         ---      -------         ---
                                                    $33,715         100%    $139,969         100%
                                                     ======         ===      =======         ===

     The Company attempts to develop a broad Dealer base to avoid dependence on a limited number of Dealers. As of March 31, 1996, no Dealer accounted for more than 3.5% of the Company's Contract portfolio and the ten Dealers from which the Company purchased the most Contracts accounted for approximately 15% of the Contract portfolio, in aggregate. The Company's financing program also concentrates on purchases of Contracts for late-model used vehicles that are originated by franchised Dealers. During the three-month period ended March 31, 1996, 88% of Contracts acquired by the Company financed used vehicles and 96% were acquired from franchised Dealers.

SERVICING OF CONTRACTS

  General

     ACC services all of the Contracts it originates, whether owned by the Company or sold in an asset-backed security. ACC's servicing generally consists of payment and pay-off processing, collecting, insurance tracking, title tracking, responding to borrower inquiries, investigating delinquencies, repossessing and reselling collateral, collection reporting and credit performance monitoring.

  Billing and Collection Process

     The Company sends each borrower a monthly bill, rather than using payment coupon books. All payments are directed to the Company's lock-box account at a regional commercial bank. On a daily basis, the lock-box bank retrieves and processes payments received, and then deposits the entire amount into the lock-box account. A simultaneous electronic data transfer of borrower payment data is made to the Company for posting to the Company's computerized records.

     The Company's collection process is based on a strategy of closely monitoring Contracts and maintaining frequent contact with borrowers. As part of this process, the Company makes early, frequent contact with delinquent borrowers and attempts to educate borrowers on how to manage monthly budgets. The Company attempts to identify the underlying causes of a borrower's delinquency and to make an early collection risk assessment. The Company believes that its proactive collection process, including the early identification of payment problems, reduces its repossession rates and loss levels.

     In support of its collection efforts, the Company maintains a collection software package with customized features designed for high-intensity collection operations, which includes a high-penetration autodialer. With the aid of the autodialer, the Company initially attempts to contact any borrower whose account becomes six days past due. See "Business -- Management Information Systems."

     Although ACC emphasizes telephonic contact, the Company also typically sends past due notices to borrowers when an account becomes ten days past due. In some cases, ACC uses the Western Union Quick

Collection Service to collect borrowers' payments and to reduce the incidence of bad checks. When necessary, ACC uses a network of independent agencies to make field visits to borrowers.

  Extensions and Modifications

     If a borrower has current financial difficulties, but has previously demonstrated a positive history of payment on the Contract, ACC will permit a payment extension of not more than two months during the term of a Contract. Senior management of ACC must approve each extension and less than 2% of the Contracts in the Company's servicing portfolio have been extended as of March 31, 1996. Further, the Company typically permits only one extension over the term of a Contract and the Company neither restructures Contracts nor forbears any payments on Contracts.

  Repossession

     ACC repossesses a vehicle when resolution of a delinquency is not likely or when the Company believes that its collateral is at risk. The Company makes these judgments based upon its collectors' discussions with borrowers, the ability or inability to locate the borrowers and/or the vehicles, the receipt of notices of liens and other information. The Company uses independent, licensed and bonded repossession agencies to repossess vehicles as well as the services of an agency that traces skips (where neither the borrower nor the vehicle can be located) to supplement its own efforts in locating vehicles. When a vehicle is repossessed, it generally is sold through a public auction within 60 days of the repossession. ACC generally uses its own staff to pursue recoveries of deficiency balances, but ACC may also use outside collection agencies which share in any recoveries. If ACC has reason to believe that a Dealer violated any representations or warranties made to ACC on a defaulted Contract, ACC may pursue its remedies against the Dealer under the Dealer Agreement.

     ACC employs the same policies for charging-off Contracts on both Contracts it owns and on Contracts sold in asset-backed securities. ACC expects to incur a loss whenever it repossesses a vehicle. When ACC sells a repossessed vehicle, it records a net loss equal to the outstanding principal balance of the Contract, less the proceeds from the sale of the vehicle.

     If an account becomes 120 days delinquent (other than accounts in bankruptcy) and ACC has repossessed the vehicle, but not yet received the sale proceeds, then ACC records a loss equal to the outstanding principal balance of the Contract, less the estimated auction value of the vehicle (which is based upon wholesale used car values published by nationally recognized firms) and any expected recoveries under its VSI insurance. This VSI insurance protects the Company's interest in the collateral against uninsured physical damage (including total loss) and skips. If an account becomes 120 days delinquent and ACC has not repossessed the vehicle, then ACC records a loss equal to the outstanding principal balance of the Contract. In the event a borrower is a skip, the Company reduces its loss by the expected recoveries under its VSI insurance. Any recoveries received subsequent to the Contract being charged-off, including amounts (i) from the borrower's insurance policies or service contracts, (ii) from Dealers under a breach of the Dealer Agreements or (iii) from deficiency balances recovered from borrowers, are treated as loss adjustments in the period when these recoveries are received. See "Management's Discussion and Analysis of Financial Conditions and Results of Operations" for a discussion of VSI insurance.

MANAGEMENT INFORMATION SYSTEM

     ACC relies on automated information management and data processing systems to maximize productivity, minimize credit losses and maintain data integrity. The Company operates its information management, accounting and data processing systems on a Model 300, IBM AS400 ("AS400").

     The Company uses its own proprietary Application Processing System and Contract Management System, both of which operate on the AS400. The Application Processing System tracks applications through the approval process and provides status reports to sales and credit administration personnel on approved and declined Contracts. This system is also used for credit scoring and credit review. The Application Processing System electronically transmits all data to the Contract Management System. The Contract Management System analyzes Contracts for compliance with ACC's underwriting standards, tracks key underwriting characteristics for all funded Contracts, tracks approval trends, analyzes charge-offs, monitors delinquencies and measures pool performance.

     The Company uses the Universal Loan Accounting package resident on the AS400 for all aspects of its loan accounting and payment processing. ACC's general ledger is maintained on the MAS-90 General Ledger package. In January 1995, the Company installed IBM's ImagePlus imaging system on the AS400 to make Contract documents available on-screen, to decrease data entry costs and to aid disaster recovery. Further, the Company has installed video teleconference and document sharing systems, which facilitate interaction between the Company's headquarters and its regional credit centers.

     To support its collection efforts, the Company uses collection software that operates on a PC-LAN-based system interfaced with the AS400. The Company also uses a Telerelations, Inc. high-penetration autodialer, which is also a PC-LAN-based system interfaced to the AS400.

     ACC backs up its systems on a daily basis and stores the backup tapes offsite. The Company also has implemented a disaster recovery plan that is intended to restore critical business operations within 48 hours of a disaster. In an emergency, IBM will deliver replacement parts for the AS400 within 24 hours. Additionally, ACC has the contractual right to access SunGard's nationwide recovery facilities, which are fully equipped and permit access to hardware, software and telephones. The Company has made a significant investment in its hardware and software systems and intends to continue to upgrade these systems as its needs dictate.

FINANCING

  Repurchase Agreement

     On July 15, 1993, the Company entered into the Repurchase Facility with Cargill to finance the Company's purchase of Contracts and enable the Company to accumulate Contracts in sufficient volume to issue asset-backed securities. The interest rate on the Repurchase Facility is the one-month LIBOR, plus 3.25%, and the facility reprices on a daily basis. As of March 31, 1996, the rate on the Repurchase Facility was 8.69%. The Repurchase Facility commitment period runs until July 1998. During the commitment period, both Cargill and ACC have the obligation to finance under the facility all of the Contracts that ACC purchases in conformance with the Company's underwriting guidelines which have been approved by Cargill; except that ACC may use proceeds of this public offering for funding Contracts, rather than using the Repurchase Facility for these purchases. As of March 31, 1996, the outstanding principal amount financed under the Repurchase Facility was $23 million. See "Risk Factors -- Dependence Upon Warehouse Financing Facility and Upon Cargill" and see "Certain Transactions."

     Under the Repurchase Facility, ACC retains the essential risks of ownership, including credit and interest rate risk, and, therefore, accounts for each transaction as a financing of Contracts. Since OFL-A is obligated to repurchase from Cargill any Contracts that are charged-off under ACC's charge-off policy, OFL-A bears the credit risk of owning the Contracts. Since the interest rate of the facility floats with LIBOR and the interest rate on each financed Contract is fixed at the time of its origination, OFL-A retains interest rate risk on the Contracts. Although accounted for as a financing, for legal reasons, the Repurchase Facility is structured as a sale of Contracts to Cargill with a right to repurchase the Contracts. OFL-A, a special purpose subsidiary of ACC, purchases each Contract from the Dealer. OFL-A then transfers each conforming Contract to Cargill, typically for 100% of ACC's basis in such Contract, plus a portion of the operating expenses associated with ACC's acquisition of the Contract. OFL-A has the right to repurchase the Contracts (generally for sale through an asset-backed security) for a specified amount for each Contract, which includes outstanding principal, accrued interest and a repurchase fee.

     While Cargill holds title to the Contracts, all principal payments on the Contracts are applied to reduce the principal balance of the Repurchase Facility. All interest received on Contracts under the Repurchase Facility is used as follows: first to pay custodian fees; second to pay OFL-A amounts sufficient to make any payments it owes pursuant to a tax sharing agreement with ACC; third to pay ACC a servicing fee equal to 4% per annum of the monthly pay-off balance of the Contracts; fourth to pay Cargill interest on the facility balance; and fifth to pay Cargill the aggregate balance (net of recoveries) of charged-off Contracts. All remaining interest is distributed to a cash reserve account held by the custodian as additional collateral for the facility. The cash reserve builds, without any cap on its amount, until ACC disposes of the Contracts through an asset-backed securitization, a whole-loan sale or other disposition. Upon a disposition, ACC is entitled to receive the balance of the cash reserve account. As of March 31, 1996, less than $5,000 was held in such cash reserve account.

     Cargill has the right, at its election, to terminate the Repurchase Facility upon the occurrence of any "Termination Event" as defined therein. The following events, among others, would constitute Termination Events under the Repurchase Facility: (i) a change in control or ownership of ACC, other than through an initial public offering of ACC, (ii) aggregate Contract purchases of less than $75 million in any twelve-month period, (iii) an average delinquency rate during any three-month period, computed using the current pay-off balance of Contracts collateralizing the Repurchase Facility ("Collateral"), equal to or greater than 15%, (iv) an annualized six-month net charge-off rate, computed using the current pay-off balance of the Collateral, equal to or greater than 10% or (v) if any two of the Founders are no longer employed by ACC. As of the date of this Prospectus, the Company is in compliance with all its covenants under the Repurchase Agreement and no Termination Event has occurred.

     In the event that ACC became a debtor under the United States Bankruptcy Code ("Bankruptcy Code"), the structure of the Repurchase Facility could provide Cargill with greater rights than Cargill would have had if the facility were structured as a secured loan transaction. There is no assurance that ACC could be reorganized in a bankruptcy without the cooperation of Cargill. The Repurchase Facility characterizes each purchase of a Contract by Cargill as a "securities contract" as defined in Section 741 of the Bankruptcy Code. If this characterization were upheld, Cargill would not be subject to the automatic stay (that normally precludes a secured party from liquidating collateral without prior bankruptcy court approval) and Cargill could liquidate the Contracts during an early stage of an ACC bankruptcy. Under the servicing agreement with ACC, Cargill also would have the right to remove ACC as the servicer of the Contacts subject to the facility, thereby terminating ACC's right to receive the 4% servicing fee (which might then be its primary source of operating funds). Further, the structure of the facility would make it difficult for ACC to gain access to any of the cash generated by the Contracts subject to the facility, even though the liquidation value of the Contracts and the cash reserves held by Cargill exceeded ACC's obligations to Cargill.

     In the event that Cargill became a debtor under the Bankruptcy Code, Cargill as debtor in possession or a bankruptcy trustee could attempt to terminate the Repurchase Facility and cutoff ACC's right to repurchase the Contracts. ACC would contend that Cargill was not the owner of the Contracts, but only a secured party holding the Contracts as collateral for the facility, and that Cargill could not terminate the repurchase right. If Cargill were successful in terminating the facility, then ACC and OFL-A would have only pre-bankruptcy, unsecured claims against Cargill for breach of contract damages. Those damages would approximate the value of the net interest income that would have been earned on Contracts while owned by the Company or the gain on sale that would have been realized through the sale of such Contracts. Such claims would likely be paid on a pro rata basis with all other unsecured creditors of Cargill, and there is no assurance that Cargill would have adequate funds, if any, to pay ACC what ACC would have realized through the repurchase of the Contracts.

  NIM Facility

     In order to obtain financing to fund credit enhancement and securitization expenses for its asset-backed securities and, to a lesser extent, for working capital, the Company and Cargill entered into the NIM Facility on September 15, 1995. The NIM Facility enables the Company to obtain additional debt financing through a pledge of OFL-A's interest in the Subordinated Securities and ESRs. OFL-A is obligated to pay Cargill an annual commitment fee of $100,000, payable in quarterly installments of $25,000. The NIM Facility can be prepaid at any time upon 30 days' notice. Until the NIM Facility is retired, borrowings under this facility can be redrawn at the time of an asset-backed securities issuance by ACC. The facility had an outstanding balance of $10 million as of March 31, 1996, and, if the offering closes by May 31, 1996, will be subject to a maximum outstanding balance of $15 million, with the borrowing base subject to the current valuation of the Subordinated Securities and ESRs pledged as collateral. If the facility increases to $15 million, the annual commitment will increase to $150,000 payable in quarterly installments of $37,500. ACC intends to use a portion of the proceeds to repay the current balance of the NIM Facility and to reborrow under the facility, as necessary. The NIM Facility has a contractual maturity date of the second anniversary of the closing of this public offering. As of the date of this Prospectus, the Company is in compliance with all of its covenants under the NIM Facility and no event of default has occurred.

     The Repurchase Facility and the NIM Facility are cross-collateralized and contain cross-default provisions so that a default under either facility will constitute a default under both facilities and could result in the acceleration of the payment obligations under both facilities and a foreclosure on the collateral of both facilities. ACC has guaranteed up to $5 million on both facilities and has pledged all of its OFL-A stock as collateral for the facilities. See "Certain Transactions -- Transactions With Cargill Financial Services Corporation."

HEDGING PROGRAM

     ACC maintains an ongoing hedging program for the purpose of mitigating the potential impact of changing interest rates on the gain on the sale of Contracts. The hedging strategy is implemented through the forward sale of two-year Treasury notes or futures Contracts on two-year Treasury instruments, with Cargill acting as the counterparty to these hedging transactions. Gains and losses on the hedging program are recorded as an adjustment to the accounting basis of the Contracts until such time that the Contracts are sold. At the time of sale, the previously unrealized gains or losses are recognized as an adjustment to the gain on the sale of the Contracts. See "Certain Transactions."

     ACC began actively using the hedging program in January 1995 and the extent to which the Contracts held by ACC are hedged has varied and will continue to vary from time to time, depending upon prevailing interest rates and other economic factors. The Repurchase Facility requires ACC to maintain its hedging program whenever the two-year Treasury rate is greater than 7.5%. ACC generally has maintained the hedging program even when it was not required to do so, but may choose not to maintain the hedging program based on management's assessment of interest rate risk and the costs associated with the hedging program.

SECURITIZATION OF CONTRACTS

     In June 1995, ACC began selling its portfolio of Contracts to investors through the issuance of asset-backed securities. The periodic securitization of Contracts is an integral part of ACC's business plan. The issuance of these securities enables the Company to redeploy capital, reduce its interest rate risk and recognize gains from the sale of the Contracts. To date, ACC has completed three securitizations, the 1995-A Transaction, the 1995-B Transaction and the 1996-A Transaction, involving Contracts aggregating approximately $137 million.

     These asset-backed securities are treated as sales of the Contracts and Contracts sold in a security are removed from the consolidated balance sheet of the Company. The asset-backed securities are generally structured as follows:
ACC repurchases a pool of Contracts from Cargill under the Repurchase Facility and simultaneously sells the pool to Receivables, which then sells the pool to a trust in exchange for interest-bearing certificates of an amount equal to the aggregate principal balance of the Contracts. The certificates are then sold to one or more institutional investors.

     The certificates sold to investors have been rated "AAA" by S&P and "Aaa" by Moody's based on the FSA guarantee. Cargill serves as sponsor for the certificates and guarantees certain representations and warranties made by the Company. The certificates sold to investors have a fixed pass-through interest rate of 6.70% in the case the 1995-A Transaction, 6.40% in the case of the 1995-B Transaction and 5.95% in the case of the 1996-A Transaction.

     The Company retains the right to service the Contracts sold to the trust and receives monthly base servicing fees of approximately 3% per annum on the outstanding balance of Contracts sold in asset-backed securities. In addition, the Company is entitled to receive excess interest arising from collections, to the extent that these collections exceed payments to investors, contributions to the cash reserve accounts, base servicing fees and certain other fees. Generally, certificates are sold to investors without recourse, except that the representations and warranties provided by Dealers to the Company are similarly provided by the Company to the investors and to FSA, along with certain indemnities. These indemnities are secured by a pledge of all of the stock of Receivables. The Company is obligated to repurchase a Contract from the trust if the Contract fails to conform to representations and warranties relating to the collateral. The Company bears the risk of loss on Contracts it repurchases.


     Each issuance of securities results in the recognition of a "net gain on sale of contracts" on the Company's consolidated statement of operations for the period in which the sale was made. The discounted present value of the excess cash flow expected from the security is recognized as an increase in the ESRs on the Company's consolidated balance sheet. Because the interest rate on the Contracts is relatively high in comparison to the pass-through interest rate paid to investors, the net gain on sale can be significant. In calculating this net gain on sale, the Company must estimate the future rates of prepayments, delinquencies, defaults and loss severity as they impact the amount and timing of the cash flows used in the gain on sale calculation. The cash flows expected to be received by the Company, before expected losses, are then discounted at a market interest rate that the Company believes an unaffiliated third-party purchaser would require as a rate of return on such a financial instrument. Expected losses are discounted using a rate equivalent to the risk-free rate which is equivalent to the rate earned on securities rated AAA or better, with a duration similar to the estimated duration for the underlying Contracts. See
Note 1(g) of Notes to Consolidated Financial Statements.


     In future periods, the Company will recognize additional revenue if the actual performance of the Contracts is better than that originally estimated. If the actual performance of the Contracts is worse than originally estimated, then the Company will be required to recognize a write-down against the ESRs, which would result in a reduction in net income during the period in which the write-down occurred.

     Under the servicing agreement for each security, the Company is obligated to service all Contracts sold to the trusts in accordance with the Company's standard procedures. The servicing agreements generally provide that the Company will bear all costs and expenses incurred in connection with the management, administration and collection of the Contracts serviced. The servicing agreements can be terminated by the investor in the event of certain defaults by the Company and under certain other circumstances.

COMPETITION

     The automobile financing business is highly competitive. The Company competes with a growing number of publicly and privately held national, regional and local automobile finance companies that specialize in non-prime automobile finance, many of which compete directly with ACC for Contracts. These competitors include AutoFinance Group (now a subsidiary of KeyCorp), Consumer Portfolio Services, Inc., AmeriCredit Corp., First Merchants Acceptance Corp., TransSouth (a subsidiary of Ford Motor Credit Corporation) and Mercury Finance Company. The Company does not believe that any of the finance companies specializing in Non-Prime Borrowers currently has more than a 2% market share.

     In addition, the Company competes, or may compete in the future, for business with more traditional automobile financing sources, such as commercial banks, savings and loans, thrift and loans, credit unions and captive finance companies of automobile manufacturers such as General Motors Acceptance Corporation, Ford Motor Credit Corporation, Chrysler Financial Corporation, Toyota Motor Credit Corporation, Nissan Motors Acceptance Corporation and American Honda Finance. These traditional automobile finance companies may lower credit standards or introduce programs for Non-Prime Borrowers to attract more financing business or, in the case of the captive finance companies, to stimulate new vehicle sales.

     Many of the Company's competitors and potential competitors have substantially greater financial, marketing and other resources than the Company and may be more successful in expanding into new geographic markets, building Dealer networks and increasing market share through internal growth or acquisition. The larger, more established companies have access to unsecured commercial paper, investment-grade corporate debt and to other funding sources that may provide them with an advantageous cost of capital relative to the Company's cost of capital.

     The captive finance companies and many of the other traditional automobile finance companies have long-standing relationships with Dealers that may give them a competitive advantage in establishing dealer networks for the purchase of Contracts. Many of these companies provide other types of financing, including inventory financing, which is not offered by the Company.

     The Company believes that the industry competes for Dealers on the basis of the price charged to the Dealer for the purchase of Contracts (which is a function of the discount to the face value of a Contract and any applicable fees), advance limitations, down payment requirements, stipulations, the timeliness of the finance company's response to an application, the approved Contract terms, documentation requirements for purchase of the Contract and the historic reliability of the finance company's funding of purchases. ACC believes that its competitive advantages include geographic diversification, risk-based pricing, financial resources, nationwide consistency of credit decisions and quality Dealer service.

GOVERNMENT REGULATION

     ACC has obtained and maintains licenses and registrations required by certain states' sales finance company laws and/or laws regulating purchases of installment or conditional sales contracts. The Company intends to obtain and maintain any and all additional qualifications, registrations and licenses necessary for the lawful conduct of its business and operations.

     Numerous federal and state consumer protection laws, including the Federal Truth-In-Lending Act, the Federal Equal Credit Opportunity Act, the Fair Credit Reporting Act, the Federal Fair Debt Collection Practices Act, the Federal Trade Commission Act, the Federal Reserve Board's Regulations B and Z, and state motor vehicle retail installment sales acts, retail installment sales acts and other similar laws regulate the origination and collection of consumer receivables and impact ACC's business. The relevant laws, among other things, (A) require the Company to (i) obtain and maintain certain licenses and qualifications, (ii) limit the finance charges, fees and other charges on the Contracts purchased and
(iii) provide specified disclosures to consumers; (B) limit the terms of the Contracts; (C) regulate the credit application and evaluation process; (D) regulate certain servicing and collection practices; and (E) regulate the repossession and sale of collateral. These laws impose specific statutory liabilities upon creditors who fail to comply with their provisions and may give rise to defense to payment of the consumer's obligation. In addition, certain of the laws make the assignee of a consumer installment contract liable for the violations of the assignor.

     The Dealer Agreement contains representations and warranties by the Dealer that, as of the date of assignment, the Dealer has complied with all applicable laws and regulations with respect to each Contract. The Dealer is obligated to indemnify the Company for any breach of any of the representations and warranties and to repurchase any non-conforming Contracts. The Company generally verifies Dealer compliance with usury laws, but does not audit a Dealer's full compliance with applicable laws. There is no assurance the Company will detect all Dealer violations or that individual Dealers will have the financial ability and resources either to repurchase Contracts or indemnify the Company against losses. Accordingly, failure by Dealers to comply with applicable laws, or with their representations and warranties, could have a material adverse effect on the Company.

     The Company believes it is currently in compliance in all material respects with applicable laws, but there can be no assurance that the Company will be able to maintain such compliance. The failure to comply with such laws, or a determination by a court that the Company's interpretation of law was erroneous, could have a material adverse effect upon the Company. Furthermore, the adoption of additional laws, changes in the interpretation and enforcement of current laws or the expansion of the Company's business into jurisdictions that have adopted more stringent regulatory requirements than those in which the Company currently conducts business, could have a material adverse effect upon the Company.

     If a borrower defaults on a Contract, the Company as the servicer of the Contract is entitled to exercise the remedies of a secured party under the Uniform Commercial Code ("UCC"), which typically includes the right to repossession by self-help means unless such means would constitute a breach of peace. The UCC and other state laws regulate repossession and sales of collateral (A) by requiring reasonable notice to the borrower of (i) the date, time and place of any public sale of the collateral, (ii) the date after which any private sale of the collateral may be held and (iii) the borrower's right to redeem the financed vehicle prior to any such sale; and (B) by providing that any such sale must be conducted in a commercially reasonable manner. Financed vehicles repossessed generally are resold by the Company through unaffiliated wholesale automobile networks or auctions which are attended principally by used automobile Dealers.

     Under the UCC and other laws applicable in most states, a creditor is entitled, subject to possible prohibitions or limitations, to obtain a deficiency judgment from a borrower for any deficiency on repossession and resale of the vehicle securing the unpaid balance of the borrower's installment contract. Since a deficiency judgment against a borrower would be a personal judgment for the shortfall, and the defaulting borrower may have very little capital or few sources of income, in many cases it is not prudent to seek a deficiency judgment against a borrower or, if one is obtained, it may be settled at a significant discount.

PROPERTY

     The Company's headquarters are located in San Diego, California, where it leases approximately 18,000 rentable square feet of general office space from an unaffiliated lessor under a lease that is scheduled to expire November 30, 2002, except for 2,000 rentable square feet for which the lease expires March 31, 1998. The base monthly rent is currently approximately $24,000. The Company has an option to extend the lease for an additional three years upon terms substantially similar to those of the existing lease. In 1996, the Company expects to lease an additional 6,000 to 10,000 square feet of general office space in San Diego from unaffiliated lessors to accommodate the anticipated expansion of its business operations.

     The Company also leases from unaffiliated lessors three offices that it uses as regional credit centers, located in Dallas, Texas; Atlanta, Georgia; and Newark, Delaware. The office in Dallas consists of approximately 2,075 rentable square feet for which the lease expires March 1, 1998. The base monthly rent is $2,334. The Company has an option to renew the lease for an additional three years, on substantially similar terms. The office in Atlanta consists of approximately 2,100 rentable square feet for which the lease expires January 31, 1998. The monthly rent is $2,363. The office in Newark consists of approximately 3,400 rentable square feet for which the lease expires April 15, 1999. The base monthly rent is $5,050.

     The Company intends to continue to expand its purchases of Contracts in various states and anticipates that in the next 12 months it will establish one or two additional offices to serve as regional credit centers or otherwise serve as locations for the Company's operations.

EMPLOYEES

     As of March 31, 1996, the Company had 161 full-time employees. The Company believes that its relations with its employees are good. The Company is not a party to any collective bargaining agreement.

LEGAL PROCEEDINGS

     As of the date of this Prospectus, the Company is involved as a defendant in certain litigation and threatened litigation arising in the normal course of business. While the outcome of the pending and threatened litigation cannot be predicted with certainty, the Company's management believes that all pending and threatened claims will be resolved on terms and for amounts that will not have a material effect on the Company's business or consolidated financial condition.

     The Company regularly initiates and intends to continue initiating legal proceedings as a plaintiff in connection with its routine collection activities.

     Rocco J. Fabiano is one of a number of defendants in a pending civil case brought by the Resolution Trust Corporation, as receiver and successor of Imperial Savings Association ("ISA"). The case relates to the settlement of a securities class action/derivative lawsuit by directors and officers of ISA's parent company. Mr. Fabiano was not an officer or director of ISA or its parent company at the time of the settlement in question. Mr. Fabiano is also a party to a bankruptcy preference claim relating to ISA's parent company's bankruptcy. The Company is not a party to either action.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     The information set forth below describes the directors and executive officers of the Company as of April 15, 1996.

                 NAME                   AGE                          POSITION
- --------------------------------------  ---     --------------------------------------------------
Rocco J. Fabiano......................  39      Chairman of the Board, Chief Executive Officer
Gary S. Burdick.......................  40      President
Rellen M. Stewart.....................  42      Chief Operating Officer, Chief Financial
                                                Officer, Treasurer
R. Frank Mercer.......................  49      Senior Vice President, Chief Credit Officer
Brett L. Beckerman....................  31      Vice President -- Information Technology
Jack R. Cohen.........................  44      Vice President -- Corporate Counsel, Secretary
John L. Cruz..........................  47      Vice President -- Collections
Anthony N. Fiduk......................  40      Vice President -- Sales and Marketing
Ernest M. Garcia......................  48      Vice President -- Correspondent Purchases
Michael D. LoPresti...................  44      Vice President -- National Sales Manager
Tammy S. Ramos........................  35      Vice President -- Funding
Shaemus A. Garland....................  30      Controller
Ethan J. Falk.........................  42      Director
Jack P. Fitzpatrick...................  42      Director
Jeffrey S. Lambert....................  32      Director
Jeffrey E. Susskind...................  42      Director


     ROCCO J. FABIANO, CHAIRMAN OF THE BOARD AND CHIEF EXECUTIVE OFFICER. Mr. Fabiano is a Founder of ACC and is the Chairman of the Board and Chief Executive Officer, pursuant to an Employment Agreement described below. In August 1995, Mr. Fabiano was acquitted of criminal charges relating to a signing bonus received in 1989 from an unrelated, regulated financial institution. Pending resolution of this matter, from July 1993 to September 1995, Mr. Fabiano was a full-time consultant to ACC. In 1991, Mr. Fabiano co-founded Consumer Portfolio Services, Inc., and acted as a consultant to that company until December, 1992, at which time he began work on the formation of ACC. Mr. Fabiano was Chairman of the Board of Far Western Bank from May 1989 to December 1990, at which time Far Western Bank was placed under the control of the Federal Deposit Insurance Corporation. He also has been an Executive Vice President of Imperial Corporation of America, Chief Operating Officer of Ameristar Mortgage Corporation and Senior Consultant for KPMG Peat Marwick. Mr. Fabiano holds a B.S. in Genetics and an M.S. in Protein Chemistry from Colorado State University and an M.B.A. in Finance from Cornell University.


     GARY S. BURDICK, PRESIDENT. Mr. Burdick is a Founder of ACC and has been the President since September 1995, pursuant to an Employment Agreement, described below. Mr. Burdick was Chairman of the Board and Chief Executive Officer of ACC from July 1993 to September 1995. Mr. Burdick worked from January through June of 1993 as an advisor to the Ministry of Privatization for the Czech Republic in Prague as part of a United States State Department Aid to Developing Nations program. From May 1991 to December 1992, Mr. Burdick was an independent consultant and contributed time to Rebuild L.A. Mr. Burdick was a Director of Prudential Securities from 1989 to April 1991. He also has specialized in mortgage finance and asset securitizations as a Vice President of Goldman Sachs and a Vice President of Lehman Brothers. Mr. Burdick holds a B.A. in Economics and a B.S. in Environmental Studies from the University of California at Santa Barbara.

     RELLEN M. STEWART, CHIEF OPERATING OFFICER, CHIEF FINANCIAL OFFICER AND TREASURER. Mr. Stewart is a Founder of ACC and has been the Chief Operating Officer and Chief Financial Officer of ACC since July

1993, pursuant to an Employment Agreement, described below. Mr. Stewart was also President of ACC from July 1993 to September 1995. From 1988 to July 1993, Mr. Stewart was an Executive Vice President of EurekaBank. From 1977 to 1988, Mr. Stewart was employed by KPMG Peat Marwick becoming a Partner in 1984 and later becoming the firm's National Practice Director for consulting to the mortgage industry. He also has been a Financial Analyst for Wells Fargo Bank. Mr. Stewart holds a B.S. in Business Administration and an M.B.A. in Finance from the University of California at Berkeley.

     R. FRANK MERCER, SENIOR VICE PRESIDENT, CHIEF CREDIT OFFICER. Mr. Mercer joined ACC in July 1993 as Vice President -- Credit Administration. He was promoted to Senior Vice President in May 1994 and was made Chief Credit Officer in September 1995. Mr. Mercer worked as an independent banking consultant and mortgage broker from December 1992 to July 1993. From 1990 to November 1992, Mr. Mercer was a Vice President -- Financial Services of Olympian Bancorp. He also has held positions as Vice President -- Consumer Loan Operations at Imperial Savings Association, Vice President of Landmark Thrift and Loan, Principal of RFM Financial Services and District Manager for Mellon Financial Services.

     BRETT L. BECKERMAN, VICE PRESIDENT -- INFORMATION TECHNOLOGY. Mr. Beckerman has been Vice President -- Information Technology since August 1993. From 1989 to August 1993, Mr. Beckerman was Data Processing Supervisor for LSI Financial Group. He also has been an Operations Manager of Vision, Inc., and a Senior Computer Operator for Quintec Insulectro. Mr. Beckerman holds a B.S. in Management Information Systems from California State University at Long Beach.

     JACK R. COHEN, VICE PRESIDENT -- CORPORATE COUNSEL AND SECRETARY. Mr. Cohen joined ACC as Vice President -- Corporate Counsel in August 1995. He became Secretary of the Company in September 1995. Mr. Cohen was in private practice from November 1994 to July 1995. Mr. Cohen was Executive Vice President and General Counsel of Coast to Coast Marketing, Inc., from February 1992 to October 1994. From May 1991 to January 1992, Mr. Cohen was Vice President and Attorney for Republic Factors Corp. He also has been Vice President and Senior Counsel of Imperial Savings Association, Associate Attorney for Jennings, Engstrand and Henrikson and Law Clerk for the U.S. Bankruptcy Court. Mr. Cohen holds a B.A. in Psychology from Clark University and a J.D. from University of San Diego School of Law.

     JOHN L. CRUZ, VICE PRESIDENT -- COLLECTIONS. Mr. Cruz joined ACC in July 1993 as Vice President -- Collections. From July 1991 to July 1993, Mr. Cruz was Collections Manager for Consumer Portfolio Services, Inc. Mr. Cruz was Vice President and Collections Manager of Far Western Bank from 1987 to April 1991. He also has held the position of General Manager of Pacific Coast Collections.

     ANTHONY N. FIDUK, VICE PRESIDENT -- SALES AND MARKETING. Mr. Fiduk has been ACC's Vice President -- Sales and Marketing since December 1993. From November 1992 to November 1993, Mr. Fiduk was Finance Manager for Huntington Beach Dodge, Inc., and from July 1992 to October 1992 was Regional Marketing Director for Bedford Financial Corp. Mr. Fiduk was a Loan Officer with Interstate Diversified Financial from September 1990 to June 1992. He also has held positions as Assistant Vice President -- Loan Originations for Far Western Bank, Credit Underwriter for Lloyd Anderson Companies and Branch Manager for Transamerica Financial Services, Inc. Mr. Fiduk holds a B.A. in Economics from University of California at San Diego.

     ERNEST M. GARCIA, VICE PRESIDENT -- CORRESPONDENT PURCHASES. Mr. Garcia has been with ACC since November 1993 and became Vice President -- Correspondent Purchases in February 1996. From May 1994 to February 1996, he had been the Company's Vice President -- Credit Administration. Mr. Garcia was an Assistant Vice President for First Fidelity Thrift and Loan from 1989 to September 1993. He also has held positions as Assistant Vice President for American Thrift and Loan, Branch Manager for California Thrift and Loan and Branch Manager for Household Finance.

     MICHAEL D. LOPRESTI, VICE PRESIDENT -- NATIONAL SALES MANAGER. Mr. LoPresti has been Vice President -- National Sales Manager of ACC since August 1993. From January 1992 to July 1993, Mr. LoPresti was Regional Vice President for Consumer Portfolio Services, Inc. Mr. LoPresti was New Car Manager for Long Beach Toyota from 1990 to January 1992. He also has held positions as Vice President --

Loan Originations of Far Western Bank, General Sales Manager for Auto Circus, Inc. and Finance Manager for Maurice J. Sopp and Son Chevrolet.

     TAMMY S. RAMOS, VICE PRESIDENT -- FUNDING. Ms. Ramos has been with ACC since February 1994 and became Vice President -- Funding in March 1996. From February 1994 to March 1996, she had been the Company's Manager -- Funding. From 1987 until joining the Company in February 1994, Ms. Ramos had been an Operations Manager for First Fidelity Thrift and Loan. She also held the position of Operations Manager for the City of Margatte, Florida.

     SHAEMUS A. GARLAND, CONTROLLER. Mr. Garland has been the Controller of ACC since September 1995. From November 1993 to September 1995, Mr. Garland was the Company's Accounting Manager. Previously, Mr. Garland spent four years with the United States Marine Corps. He holds a B.S. in Accounting from San Diego State University.

     ETHAN J. FALK, DIRECTOR. Mr. Falk has been a Director since February 1995. Mr. Falk has been a shareholder in the law firm of Falk & Sharp, Professional Corporation, since 1990. Prior to founding Falk & Sharp, Mr. Falk was a partner in the law firm of Lillick & McHose. Mr. Falk holds a B.A. in Mathematics from the State University of New York at Binghamton and a J.D. from the University of Michigan Law School.

     JACK P. FITZPATRICK, DIRECTOR. Mr. Fitzpatrick has been a Director since February 1995. Mr. Fitzpatrick is the Chief Financial Officer of Multichannel Communications Sciences, Inc. and has held this position since July 1995. From July 1993 to May 1995, Mr. Fitzpatrick was the Chief Financial Officer of Diatek/Arkive Information Systems. From 1989 to July 1993, Mr. Fitzpatrick was the Chief Financial Officer and, later, Vice President of Sales for Pacific Data Products. He also has held positions as Chief Financial Officer of Syntro, Manager of Strategic Planning for Xerox and Senior Consultant for KPMG Peat Marwick. Mr. Fitzpatrick holds a B.A. in Applied Mathematics, an M.S. in Computer Science and an M.B.A. from Harvard University.

     JEFFREY S. LAMBERT, DIRECTOR. Mr. Lambert has been a Director since July 1993. Mr. Lambert is the Chief Financial Officer and a Director of the general partner of Strome Susskind Investment Management, L.P., and Strome Susskind Securities, L.P., a member firm of the National Association of Securities Dealers, and has held both positions since November 1993. Mr. Lambert is also the Chief Financial Officer and a Director of Strome Susskind & Co. and has held this position since July 1992. From 1987 to July 1992, Mr. Lambert was the Chief Financial Officer of Kayne Anderson & Co. He also has held the position of Senior Accountant for Oppenheim, Appell & Dixon. Mr. Lambert holds a B.S. in Accounting from California State University Northridge.

     JEFFREY E. SUSSKIND, DIRECTOR. Mr. Susskind has been a Director since July 1993. Mr. Susskind is a Vice President and Director of the general partner of Strome Susskind Investment Management, L.P., and Strome Susskind Securities, L.P., and has held both positions since November 1993. Mr. Susskind is also a Vice President and Director of Strome Susskind & Co. and has held this position since February 1992. From 1987 to July 1992, Mr. Susskind was an Analyst with Kayne Anderson & Co. He also has held the position of Analyst with Goldman Sachs and with Donaldson, Lufkin & Jenrette. Mr. Susskind holds a B.S. in Economics from the University of Pennsylvania and a J.D. from the University of Michigan Law School.

ELECTION OF DIRECTORS

     The holders of Series B Preferred Stock, voting as a class, are entitled to elect two directors, and the holders of Common Stock, voting as a class, are entitled to elect one director, so long as there are more than 60,000 shares of Preferred Stock outstanding. Upon the closing of the offering, no Preferred Stock will be outstanding and this restriction will no longer apply. See "Description of Capital Stock."

     All directors hold office until their respective terms expire and the election and qualification of their successors (except in cases of death, removal or resignation). Officers are elected at each annual meeting of the Board of Directors and serve at its discretion.

COMMITTEES OF THE BOARD OF DIRECTORS

     In September 1995, the Board of Directors of the Company established a Compensation Committee and Audit Committee. The Compensation Committee is responsible for determining executive compensation policies and administering the Company's compensation plans, stock options and other stock option plans. The current members of the Compensation Committee are Messrs. Fitzpatrick, Lambert and Susskind. The Audit Committee is responsible for recommending independent auditors, reviewing the audit plan, the adequacy of internal controls, the audit report and management letter and undertaking such other related functions as the Board of Directors may authorize. The current members of the Audit Committee are Messrs. Falk, Fitzpatrick and Lambert.

EXECUTIVE COMPENSATION

     The following table shows, for the most recent fiscal year, the cash compensation paid by the Company as well as all other compensation paid or accrued for those years to its Chief Executive Officer and the four most highly compensated executive officers (other than the Chief Executive Officer) (the "Named Executives") as of December 31, 1995.

                           SUMMARY COMPENSATION TABLE

                                                                       ANNUAL              LONG TERM
                                               FISCAL YEAR        COMPENSATION(1)        COMPENSATION
                                                  ENDED         --------------------         STOCK
                                               DECEMBER 31,      SALARY      BONUS       OPTION SHARES
                                               ------------     --------    --------     -------------
Rocco J. Fabiano.............................      1995         $217,233    $180,000         30,000
  Chairman of the Board and Chief Executive
  Officer(2)
Gary S. Burdick..............................      1995          183,900     180,000         30,000
  President(2)
Rellen M. Stewart............................      1995          183,900     180,000         30,000
  Chief Operating Officer, Chief Financial
  Officer and Treasurer(2)
R. Frank Mercer..............................      1995          101,500      18,000         35,000
  Senior Vice President and Chief Credit
  Officer
Michael D. LoPresti..........................      1995           85,800      20,000         28,000
  National Sales Manager

- ---------------
(1) The compensation described in this table does not include medical insurance, retirement benefits and other benefits received by the foregoing executive officers that are available generally to all employees of the Company; and it does not include certain perquisites and other personal benefits received by the foregoing executive officers of the Company, the value of which did not exceed the lesser of $50,000 or 10% of the executive officer's cash compensation in the table.

(2) See "Management -- Directors and Executive Officers" for the positions held, and the periods for which they were held, by Mr. Fabiano, Mr. Burdick and Mr. Stewart during the fiscal year ended December 31, 1995.

STOCK OPTION GRANTS TABLE

     The following table shows certain information concerning stock options granted during fiscal year 1995 to the Company's Named Executives.

                      FISCAL YEAR 1995 STOCK OPTION GRANTS


                                                                                           POTENTIAL
                                                % OF TOTAL                                REALIZABLE
                                                 OPTIONS                                   VALUE(3)
                                    OPTIONS     GRANTED TO   EXERCISE    EXPIRATION   -------------------
              NAME                 GRANTED(1)   EMPLOYEES    PRICE(2)       DATE        @5%        @10%
- ---------------------------------  ----------   ----------   ---------   ----------   --------   --------
Rocco J. Fabiano.................    30,000       8.28%        $7.25        2005      $120,000   $295,500
Gary S. Burdick..................    30,000        8.28         7.25        2005       120,000    295,500
Rellen M. Stewart................    30,000        8.28         7.25        2005       120,000    295,500
R. Frank Mercer..................    35,000        9.66         7.25        2005       140,000    344,750
Michael D. LoPresti..............    28,000        7.73         7.25        2005       112,000    275,800


- ---------------
(1) The number of options granted was based upon the assumption that the 23 for 1 stock split is effected.

(2) The exercise price is equal to the actual initial public offering price of Common Stock. The table includes the assumed public offering price of $7.25 and the potential realizable value is calculated based upon the assumed offering price of $7.25. The exercise price may be paid in cash or, at the discretion of the Compensation Committee, by tendering shares of ACC Common Stock, or the delivery of an irrevocable direction to a securities broker to sell shares and deliver the sales proceeds to the Company in payment of all or part of the exercise price, instead of cash.

(3) The potential realizable value is calculated pursuant to SEC regulations by assuming the indicated annual rates of stock price appreciation for the option term from the date of the initial public offering at which time the exercise price of the option will be determined. Actual realized value will depend on the actual annual rate of stock price appreciation for the option term.

AGGREGATED STOCK OPTION EXERCISES AND FISCAL YEAR-END STOCK OPTION VALUE TABLE

     The following table sets forth certain information regarding the number and value of specified unexercised options held by the Company's Named Executives as of December 31, 1995:

                                                          NUMBER OF                 VALUE OF UNEXERCISED
                                                     UNEXERCISED OPTIONS            IN-THE-MONEY OPTIONS
                                                 ---------------------------     ---------------------------
                                                 EXERCISABLE   UNEXERCISABLE     EXERCISABLE   UNEXERCISABLE
                                                 -----------   -------------     -----------   -------------
Rocco J. Fabiano...............................         --         30,000               --              0
Gary S. Burdick................................         --         30,000               --              0
Rellen M. Stewart..............................         --         30,000               --              0
R. Frank Mercer................................         --         35,000               --              0
Michael D. LoPresti............................         --         28,000               --              0

FABIANO, BURDICK AND STEWART EMPLOYMENT AGREEMENTS

     Messrs. Fabiano, Burdick and Stewart are employed under separate employment agreements, each of which expires on December 31, 1998. If the Company terminates any employment agreement without cause or if Mr. Fabiano, Mr. Burdick or Mr. Stewart terminates his employment for "good reason" (defined in the agreement as termination following either an uncured breach by the Company, a reduction in duties, a reduction in compensation or an involuntary relocation), then the terminated employee is entitled to severance pay in an amount equal to the greater of the remaining base salary that would have been payable through the end of the term of the employment agreement or one-year's base salary, plus a prorated portion of the bonus he would have otherwise received for the year in which such termination occurred. Each of them is paid a base annual salary of $195,000, and each of them is entitled to an annual bonus of 50% to 100% of his base salary, based on a straight line sliding scale, if the Company achieves Return on Average Equity ("ROAE") between

15% and 35%. ROAE is calculated at the end of each calendar year as the sum of the ending book value of the Company for each of preceding five quarters divided by five. Each of them is also entitled to insurance benefits, an automobile allowance of $9,000 per year and participation in employee benefit plans adopted by the Company for senior executives.

FOUNDERS' STOCK

     In connection with the founding of the Company, Messrs. Fabiano, Burdick and Stewart purchased for the then current aggregate fair market value of $22,000, $22,000 and $16,000, respectively, 506,000, 506,000 and 368,000 shares, respectively, of the Common Stock of the Company, subject to repurchase options in favor of the SSIM Funds (the "Founders' Initial Stock"). The SSIM Funds have the option to purchase one-sixth of the Founders' Initial Stock held by each of the executives at the share price paid by the executive, if the relevant executive ceases to be an employee of the Company at any time prior to July 15, 1996. The balance of the shares will be fully vested and subject to no options as of the closing of the offering.

1995 STOCK OPTION PLAN

     The Company's proposed 1995 stock option plan ("Employee Plan") covers 450,000 shares of Common Stock. The Employee Plan permits the grant of incentive stock options or non-qualified options to any employees of the Company. Incentive stock options may not have an exercise price of less than the fair market value of the Common Stock on the date of grant, except options granted to holders of more than 10% of the Company's Common Stock may not have an exercise price of less than 110% of the fair market value of the Common Stock on the date of the grant. The Compensation Committee of the Board of Directors administers the Employee Plan and determines the employees who may participate, the amount and timing of each option grant and the vesting schedule for options. Under the Employee Plan, all options must vest at a rate of at least 25% per year and may not have a term in excess of 10 years. The Compensation Committee has granted incentive stock options covering an aggregate 362,250 shares of Common Stock, at an exercise price equal to the offering price in this offering; and has also granted incentive stock options covering an aggregate 61,088 shares of Common Stock, at an exercise price equal to $6.60 per share. The options will vest over four years at a rate of 25% per year and expire 10 years from the date of grant. At an assumed price per share of this offering of $7.25, the Company will reflect aggregate compensation of $39,707 associated with the grant of the options at $6.60 per share. Compensation will be accrued over the vesting period.

401(K) PLAN

     Effective February 1, 1994, the Company established a tax-deferred savings plan (the "401(k) Plan") that is intended to qualify under Section 401(a) of the Internal Revenue Code of 1986, as amended. All full-time employees of the Company who have attained age 21 and have completed three months of service to the Company are eligible to participate in the 401(k) Plan. A participant may elect to contribute a percentage of his or her compensation to the 401(k) Plan on a pretax basis, subject to statutory limitations. The Company may, in its sole discretion, make matching contributions. Each participant's individual account is invested in selected investment alternatives as directed by the trustees of the 401(k) Plan. The current trustees of the 401(k) Plan are Messrs. Fabiano, Burdick and Stewart. A participant's 401(k) contributions are fully vested and non-forfeitable at all times. Matching contributions made by the Company are subject to divestment provisions until a participant has been employed by the Company for three years. With certain exceptions, participants in the 401(k) Plan shall receive benefits in the form of an immediate annuity for the life of the participant, with a survivor annuity for the life of the participant's spouse. Under the same matching program available to all employees, the Company has contributed $1,000 per year to the individual accounts of each of the Founders.

DIRECTOR COMPENSATION

     At present, each director who is not employed by ACC or its affiliates is paid an annual retainer of $7,000 plus $1,500 for each Board of Directors meeting attended by the director. ACC reimburses reasonable out-of-pocket expenses for all directors to attend meetings.

DIRECTOR STOCK OPTION PLAN

     The Company's separate stock option plan for its non-employee Directors (the "Director Plan") covers 100,000 shares of Common Stock. The Director Plan provides for the award of non-qualified options, which expire five years from the date of grant, covering 20,000 shares of Common Stock to each non-employee director on the date of the plan's adoption and to any future elected or appointed non-employee director. Each of the options granted to the four current non-employee directors is at an exercise price equal to the offering price of this offering. One-fourth of the option shares are exercisable immediately as of the offering, and the balance will vest over the subsequent three years at a rate of one-third per year. Any future option grant will be at an exercise price equal to the fair market value of the Common Stock on the date of the grant.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The current members of the Compensation Committee are Messrs. Fitzpatrick, Lambert and Susskind. Mr. Susskind is a Vice President and a Director of the corporate general partner of SSIM and Mr. Lambert is the Chief Financial Officer and a Director of the corporate general partner of SSIM. SSIM is the general partner of Strome Partners, L.P. and the investment advisor of Strome Offshore Limited.

     The Company has entered into certain transactions with Strome Partners, L.P. and Strome Offshore Limited, its two major shareholders, and other shareholders of the Company. The Company believes that each such transaction has been on terms no less favorable to the Company than could have been obtained in a transaction with an independent third party. Each of the transactions was reviewed and approved by the Board of Directors of the Company.

     BRIDGE FINANCING FACILITY. Pursuant to a Credit Facility Agreement dated as of June 24, 1994, between the Company and Strome Partners, L.P., the Company borrowed $2.5 million to fund securitization expenses, at annual rates of 12% for the first six months and 25% thereafter. The debt was repaid and the facility was retired on September 15, 1995, using proceeds of the NIM Facility.

     EQUITY DRAW-DOWN AGREEMENT. The Company entered into an Agreement to Purchase Preferred Stock and Amendment of Existing Agreements ("Agreement and Amendment") dated June 24, 1994, among the Company, Strome Partners, L.P., Strome Offshore Limited, Cargill, and each of the Founders. The Agreement and Amendment provided that the Company could require Strome Partners, L.P. and Strome Offshore Limited to purchase shares of Preferred Stock. Each of the Founders had the right to participate in any purchases and Cargill was granted an option to purchase 15% of all shares purchased under the Agreement and Amendment. Under its terms, the Company received an aggregate of $1 million in exchange for 7,537 shares of Series A Preferred at $33.17 per share and 11,538 shares of Series B Preferred at $65 per share. Each of the Founders participated in the transactions, and Cargill exercised its option and purchased all shares to which it had a right. Since June 30, 1995, the Company may no longer require stock purchases nor is it obligated to issue any more shares under the Agreement and Amendment.

     CONSULTING ARRANGEMENT. SSIM has provided the Company with consulting services in connection with the initial public offering and retaining the Representatives (defined in "Underwriting"). In consideration of these services, the Company has agreed to pay SSIM $150,000. See "Underwriting."

     STOCK SALE. In January 1996, the Company established and designated Series C Preferred Stock and sold 3,057 shares, 3,058 shares and 1,798 shares of Series C Preferred Stock to Strome Offshore Limited, Strome Partners, L.P., and Cargill, respectively. The purchase price for such shares was their then current aggregate fair market value of $1,000,995 or $126.50 per share ($5.50 post-23 for 1 stock split) as determined by the Board of Directors. The proceeds were used to fund the Company's operations during the first quarter of fiscal year 1996. The shares of common stock issuable upon the conversion of the Preferred Stock will be restricted securities and neither of the Strome Funds nor Cargill are selling securities in this offering.

LIMITATION OF LIABILITY AND INDEMNIFICATION

     The Company's Certificate of Incorporation (the "Certificate") eliminates the personal liability of directors for monetary damages for breach of fiduciary duties to the fullest extent permitted by the Delaware

General Corporation Law. The Company's Certificate and Bylaws also provide that the Company shall indemnify its directors and officers to the fullest extent permitted by the Delaware General Corporation Law. The Company has entered into indemnification agreements with each of its directors and certain of its officers providing for such indemnification and advancement of expenses. The Company also maintains directors' and officers' liability insurance providing total coverage of $10 million.

                              CERTAIN TRANSACTIONS

TRANSACTIONS WITH CARGILL FINANCIAL SERVICES CORPORATION

     The Company has entered into financing and related transactions with Cargill, one of the principal shareholders of the Company. Cargill has the right to have two observer, non-voting seats on the Board of Directors. If this offering closes by May 31, 1996, such right shall terminate upon the closing. Thereafter, Cargill will have the right, upon request, to receive board materials and have access to the same books and records to which a director has access under Delaware law. The Company believes that each transaction with Cargill has been on terms no less favorable to the Company than could have been obtained in a transaction with an independent third party. Each of the transactions was reviewed and approved by the Board of Directors of the Company.

     REPURCHASE FACILITY. On July 15, 1993, Cargill and the Company entered into the Repurchase Facility, which expires on July 15, 1998. In consideration of the Repurchase Facility, ACC granted Cargill a warrant to acquire 35,294 shares of Series A Preferred Stock at an exercise price between $33.17 and $63.17 based upon the consolidated book value per share of ACC's Common Stock. ACC valued the warrant at $128,000 on the date of grant. Cargill exercised the warrant on September 29, 1995, at an exercise price of $33.17 per share and a total exercise price of $1,170,702. Consistent with the Company's Certificate of Incorporation, the Preferred Stock is convertible, at Cargill's option, into Common Stock and, upon consummation of the offering, these shares of Preferred Stock will convert to 811,762 shares of Common Stock. On June 24, 1994, Cargill purchased 39,008 shares of Common Stock of the Company for an aggregate of $5,936, its then current fair market value. See "Business -- Financing" and see "Principal and Selling Shareholders."

     Under the Repurchase Facility, ACC is obligated to maintain certain servicing standards and may not alter the underwriting standards for Contracts financed under the Repurchase Facility without prior approval from Cargill. The Company is obligated to pay Cargill a repurchase fee in connection with each asset securitization or bulk sale of Contracts financed under the Repurchase Facility. The repurchase fee is calculated as a percentage of the Contracts sold through a securitization, with the percentage based upon the cumulative amount of Contract sales. Until cumulative sales equal or exceed $250 million, the Company will pay a 2% repurchase fee. The repurchase fee is 1.5% for cumulative sales between $250 million and $400 million, 1% for cumulative sales between $400 million and $500 million, and 0.5% for cumulative sales in excess of $500 million. To date, ACC's total sales through asset-backed securities equal $137 million. See "Business -- Financing."


     EQUIPMENT LEASING FACILITY. On September 23, 1994, the Company entered into a master equipment finance lease ("Equipment Lease") with Cargill Leasing Corporation ("Cargill Leasing"). Cargill Leasing is a wholly-owned subsidiary of Cargill, Incorporated, and an affiliate of Cargill. Under the Equipment Lease, Cargill Leasing finances from time to time the Company's acquisition of MIS equipment, including the AS400, and office equipment, subject to the parties' prior agreement and execution of a schedule relating to the transaction. The Equipment Lease is collateralized by the financed equipment. To date, the Company has entered into seven transactions financing equipment with an aggregate original cost of $731,000. The Company currently pays approximately $23,000 per month to Cargill Leasing. Each transaction has a three-year term and the last transaction currently expires in November 1998.


     NIM FACILITY. As of September 1, 1995, Cargill, OFL-A and Norwest Bank Minnesota, N.A., as paying agent, entered into the NIM Facility Agreement as described in "Business -- Financing." Effective March 31, 1996, the parties negotiated amendments to the NIM Facility that will take effect if the offering closes by May 31, 1996. Cargill has the option to terminate the NIM Facility if an event of default occurs under the NIM Facility or a termination event occurs under the Repurchase Facility. Under the NIM Facility Agreement, the following events, among others, constitute events of default: (i) a material adverse change in the financial condition of OFL-A, the Company or Receivables, (ii) failure of the Company, OFL-A or Receivables to maintain a consolidated stockholders' equity of at least $2,000,000, $50,000, and $50,000, respectively, if the condition is not remedied within ten days; (iii) a change in control of ACC, OFL-A or Receivables; (iv) either (A) any two of Rocco Fabiano, Gary Burdick or Rellen Stewart are no longer employed by ACC, unless the successors are acceptable to Cargill, or (B) Rocco Fabiano, Gary Burdick and Rellen Stewart collectively own less than ten percent of ACC's Common Stock, on a fully diluted basis; (v) Moody's Investors Service, Inc. ("Moody's") or Standard & Poor's Ratings Group ("S&P") shall have downgraded any asset-backed security of ACC other than as result of the downgrading of FSA or other related surety company; (vi) in connection with any structured finance transaction (including any subsequent asset-backed security), the initial credit enhancement levels required to achieve an overall "BBB" rating from either Moody's or S&P is equal to or greater than nine percent of the aggregate unpaid principal balance of the Contracts so financed; (vii) Cargill, as sponsor, shall be obligated to make any payments in respect of ACC Auto Grantor Trust 1995-A, 1995-B or 1996-A or any other eligible transaction due to a default by the Company; (viii) the occurrence of a collateral event with respect to Contracts financed under the Repurchase Facility or in pool of Contracts securing any Subordinated Certificates or excess servicing revenues pledged as collateral to Cargill under the NIM Facility; (ix) the occurrence of valuation adjustments of an aggregate, cumulative, amount of 20% or more of the Subordinated Certificates and ESRs securing the NIM Facility; or (x) an interest rate (equal to LIBOR plus seven percent) that is equal to or greater than 18% for 30 or more consecutive days. A collateral event means with respect to the Contracts securing the Repurchase Facility or with respect to any pool of Contracts in an asset-backed security, the occurrence of any of the following events during any monthly period: (i) a trailing three-month annualized net chargeoff rate equal to or greater than ten percent; (ii) a trailing six-month annualized net charge-off rate equal to or greater than nine percent, (iii) a trailing three-month delinquency rate equal to or greater than nine percent;
(iv) a trailing six-month delinquency rate equal to or greater than eight percent; (v) a trailing three-month annualized repossession rate equal to or greater than 14%; or (vi) a trailing six-month annualized repossession rate equal to or greater than 13%. See "Business -- Financing."

     SPONSORSHIP OF ASSET-BACKED SECURITIES. Cargill serves as a sponsor of the 1995-A Transaction, the 1995-B Transaction and the 1996-A Transaction. As sponsor, Cargill is obligated, pursuant to the Pooling and Servicing Agreement for the transaction, to repurchase Contracts from the trust under certain circumstances if (i) any of the representations and warranties made by Receivables with respect to the Contracts or (ii) so long as ACC is the servicer of the pools, if certain covenants made therein by ACC; are breached in a manner that materially and adversely affects the interests of the trust, the certificate holders and FSA, and if Receivables or ACC has not cured the breach or repurchased the Contracts. ACC is obligated to indemnify Cargill against any third party claim arising out of the events or facts giving rise to a breach of the representations, warranties or covenants of Receivables or ACC. Cargill serves as sponsor in consideration of the repurchase fee payable under the Repurchase Facility.

     HEDGING PROGRAM. Under the Repurchase Facility, the Company is obligated to maintain a hedging program under certain circumstances. Cargill acts as the counterparty for the Company's hedging positions. In exchange for this service, the Company pays Cargill nominal administrative fees and reimburses Cargill for its direct costs of executing the hedging transaction. These administrative fees and direct cost reimbursements have totalled approximately $1,850 since the inception of the hedging program. The Company believes that it could directly acquire hedging positions through U.S. government securities dealers, although such dealers might require more collateral from ACC than does Cargill.

     STOCK SALE. Cargill purchased 1,798 shares of Series C Preferred Stock in January 1996 at its fair market value. See "Compensation Committee Interlocks and Insider Participation."

AGREEMENTS WITH STROME PARTNERS, STROME OFFSHORE LIMITED AND OTHERS

     The Company has entered into certain transactions with Strome Partners, L.P. and Strome Offshore Limited, its two major shareholders, and other shareholders of the Company. See "Compensation Committee Interlocks and Insider Participation."

                       PRINCIPAL AND SELLING SHAREHOLDERS

COMMON STOCK

     The following table sets forth the number and percentage of shares of Common Stock owned beneficially as of March 31, 1996: (i) by each person known to the Company to be the beneficial owner of more than 5% of the outstanding Common Stock, (ii) each of the Company's directors and (iii) all directors and executive officers of the Company as a group. Each beneficial owner's percentage ownership is determined by assuming that options that are held by such person or group (but not those held by any other person) and that are exercisable within 60 days following March 31, 1996, have been exercised. Except as noted below, and subject to applicable community property and similar laws, each shareholder has sole voting and investment power with respect to the shares shown.

                                                  AMOUNT OF
                                             BENEFICIAL OWNERSHIP     NUMBER OF           AMOUNT OF
                                                   PRIOR TO          SHARES BEING    BENEFICIAL OWNERSHIP
                                                OFFERING(1)(2)         OFFERED       AFTER OFFERING(1)(2)
                                            ----------------------   ------------   ----------------------
         NAME OF BENEFICIAL OWNER             SHARES    PERCENT(3)                    SHARES    PERCENT(3)
- ------------------------------------------  ----------  ----------                  ----------  ----------
Strome Offshore Limited(4)................   1,637,255     26.0%             --      1,637,255     20.5%
Strome Partners, L.P.(4)..................   1,613,933     25.6%             --      1,613,933     20.2%
Cargill Financial Services
  Corporation(5)..........................     957,950     15.2%             --        957,950     12.0%
Rocco J. Fabiano(6).......................     769,281     12.2%        113,277        656,004      8.2%
Gary S. Burdick(7)........................     731,423     11.6%        107,703        623,720      7.8%
Rellen M. Stewart(7)......................     536,636      8.5%         79,020        457,616      5.7%
Heidi L. Berk(8)..........................      46,000     *                 --         46,000     *
Ethan J. Falk(9)..........................       5,000     *                 --          5,000     *
Jack P. Fitzpatrick(10)...................      62,615     *                 --         62,615     *
Jeffrey S. Lambert(11)....................       5,000     *                 --          5,000     *
Jeffrey E. Susskind(11)...................       5,000     *                 --          5,000     *
Michael D. LoPresti(12)...................          --     *                 --             --     *
R. Frank Mercer(12).......................          --     *                 --             --     *
Directors/Officers as a Group.............   2,057,340     32.7%        300,000      1,757,340     22.0%

- ---------------
 *  Less than 1%.

 (1) Assumes the full conversion of Preferred Stock into Common Stock on a 23 for 1 basis.

 (2) Includes the Ownership of the named individual or member of a group of shares of Common Stock obtainable within 60 days upon the exercise of options.

 (3) Each beneficial owner's percentage ownership is determined assuming that shares that may be acquired by such person or group within 60 days following March 31, 1996, have been acquired but that shares acquirable by other beneficial owners within the same 60 days have not been acquired.

 (4) The address of Strome Partners, L.P., is 100 Wilshire Boulevard, 15th Floor, Santa Monica, California 90401. The address of Strome Offshore Limited is c/o Meespierson (Cayman) Ltd., British Amer Centre, POB 2003, Dr. Roy's Drive, Georgetown, Grand Cayman, Cayman Islands. SSIM is the beneficial owner of such shares. The address of SSIM is 100 Wilshire Boulevard, 15th Floor, Santa Monica, California 90401.

 (5) The shareholder's address is 6000 Clearwater Drive, Minnetonka, Minnesota 55343-9497.

 (6) The shareholder's address is the same address as the Company's address. The shares in the table include 57,615 shares held in the name of the Fabiano Irrevocable Trust. Mr. Fabiano disclaims beneficial ownership of such shares.

 (7) The shareholder's address is the same address as the Company's address.

 (8) The shareholder's address is 1910 Parkside Circle South, Boca Raton, Florida 33486.

 (9) The director holds vested options to purchase 5,000 shares of Common Stock. The director's address is 660 South Figueroa Street, Suite 1600, Los Angeles, California 90017-3474.

(10) The number of shares in the table includes 57,615 shares held in the name of the Fabiano Irrevocable Trust for which Mr. Fitzpatrick serves as trustee. Also, the director holds vested options to purchase 5,000 shares of Common Stock. The director's address is 9775 Town Center Drive, Suite 110, San Diego, California, 92121.

(11) The director holds vested options to purchase 5,000 shares of Common Stock. The director's address is 100 Wilshire Boulevard, 15th Floor, Santa Monica, California 90401.

(12) The officer's address is the same address as the Company's address.

                          DESCRIPTION OF CAPITAL STOCK

     The authorized capital stock of the Company consists of 18,000,000 shares of Common Stock, $.001 par value, and 2,000,000 shares of Preferred Stock, $.001 par value.

COMMON STOCK

     Each shareholder of Common Stock is entitled to one vote for each share held of record. Shares of Common Stock are not entitled to preemptive rights and are not subject to redemption or assessment. Subject to preferences described below and any other preferences that may be granted to holders of Preferred Stock, each share of Common Stock is entitled to share ratably in distributions to shareholders and to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available therefor. Upon liquidation, dissolution or winding up of the Company, subject to prior liquidation and other preference rights of the holders of Preferred Stock, the holders of Common Stock are entitled to receive pro rata the assets of the Company that are legally available for distribution to shareholders.

     As of March 31, 1996, there were 6,292,478 shares of Common Stock outstanding (assuming a 23 for 1 stock split to be effected prior to the date of this Prospectus and assuming the mandatory conversion of the Series A, Series B and Series C Preferred Stock as described in this Prospectus) held of record by eight shareholders. After giving effect to the shares of Common Stock offered hereby, there will be 7,992,478 shares outstanding upon the closing of the offering.

PREFERRED STOCK

     The Company has issued three series of preferred stock, named Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock, of which 162,831, 11,538 and 7,913 shares, respectively, are outstanding. The outstanding shares of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock will convert into shares of Common Stock on a 23 for 1 basis prior to the closing of the offering. Upon such conversion, these shares of converted Preferred Stock will not be deemed to be authorized shares and will not be reissued by the Company.

     Within 30 days after the close of the offering, the Company is obligated to pay the holders of the converted Preferred Stock all of the cumulated dividends payable in respect of the Preferred Stock. Holders of outstanding shares of Series A Preferred Stock are entitled to receive dividends at the rate of $1.33 per share per annum, holders of outstanding shares of Series B Preferred Stock are entitled to receive dividends at the rate of $3.90 per share per annum, and holders of outstanding shares of Series C Preferred Stock are entitled to receive dividends at the rate of $5.07 per share per annum, each prior and in preference to declaration or payments of dividends on the Common Stock of the Company.

     The Company also has an authorized class of undesignated Preferred Stock consisting of 1,817,718 shares. The Company's Board of Directors has the authority, without further shareholder approval, to issue the additional Preferred Stock in series and to fix, in its discretion, designations, preferences and rights, including dividend, liquidation, conversion, voting or other rights. Upon the closing of the offering, no shares of Preferred Stock will be outstanding. The Company has no present plans to issue shares of Preferred Stock following the offering.

     The ability to issue Preferred Stock can enhance the Board of Directors' bargaining capability on behalf of the Company's shareholders in a takeover situation. Under certain circumstances, however, the power to issue Preferred Stock could also be used by the incumbent Board of Directors to make a change in control of the Company more difficult.

DELAWARE LAW AND CERTAIN CHARTER PROVISIONS

     Upon the closing of this offering the Company will be subject to the provisions of Section 203 of the Delaware General Corporation Law. In general, this statute prohibits a publicly held Delaware corporation from engaging, under certain circumstances, in a "business combination" with an "interested shareholder" for a period of three years after the date of the transaction in which the person became an interested shareholder, unless: (i) prior to the date at which the shareholder became an interested shareholder the Board of Directors approved either the business combination or the transaction which resulted in the person becoming an interested shareholder, (ii) the shareholder owned more than 85% of the outstanding voting stock of the corporation (excluding shares held by directors who are officers in certain employee stock plans) upon consummation of the transaction which resulted in the shareholder becoming an interested shareholder or (iii) the business combination is approved by the Board of Directors and by two-thirds of the outstanding voting stock of the corporation (excluding shares held by the interested shareholder) at a meeting of shareholders (and not by written consent) held on or subsequent to the date of the business combination. An "interested shareholder" is a person who, together with affiliates and associates, owns (or at any time within the prior three years did own) 15% or more of the corporation's voting stock. Section 203 defines a "business combination" to include, without limitation, mergers, consolidations, stock sales and asset based transactions and other transactions resulting in a financial benefit to the interested shareholder.

     The Company's Certificate and Bylaws contain a number of provisions relating to corporate governance and to the rights of shareholders. Certain of these provisions may be deemed to have a potential "anti-takeover" effect in that such provisions may delay, defer or prevent a change of control of the Company. These provisions include: (a) the classification of the Board of Directors into three classes, each class serving for staggered three year terms;
(b) restrictions on the removal of directors; (c) a provision that shareholder action may be taken only at shareholder meetings and not by written consent; (d) the authority of the Board to issue series of Preferred Stock with such voting rights and other powers as the Board of Directors may determine; (e) a provision that a vote of greater than two-thirds of the outstanding shares entitled to vote thereon is required for an amendment of the Bylaws; (f) a requirement that a vote of greater than two-thirds of the voting power of shares entitled to vote generally for the election of directors is required to amend provisions of the Certificate relating to (i) the classification of the Board, (ii) removal of directors, (iii) the calling of special shareholder meetings, (iv) the inability of shareholders to take action by written consent, (v) the amendment of the Bylaws, and (vi) the approval of certain business combinations; and (g) notice requirement in the Bylaws relating to nominations to the Board of Directors and to the raising of business matters at shareholder meetings. See
"Management -- Directors and Executive Officers."

     In addition to the foregoing provisions, the Certificate requires the approval of the holders of at least two-thirds of the voting stock of the Company, voting as a single class, for certain "business combinations" between the Company and a "related person". A "related person" is a person who, together with affiliates and associates, owns 10% or more of the Company's voting stock. Business combinations include, without limitation, mergers, consolidations, stock sales and asset-based transactions. Such supermajority voting requirement does not apply if: (A) at least a majority of the directors then in office (i) approved in advance the acquisition of voting stock that caused the related person to become a related person or (ii) approved the business combination prior to the related person having become a related person; (B) at least a majority of the disinterested directors of the Company approved the business combination; (C) the business combination is between the Company and a wholly-owned subsidiary; or (D) the business combination is a merger or consolidation and the cash or fair market value of the consideration to be received per share by holders of the Company's Common Stock equals or exceeds the highest per share price paid by the related person in acquiring any of its holdings of the Company's Common Stock.

     The Company's Board of Directors believes that this supermajority provision will help insure that all of the Company's shareholders will be treated similarly if certain kinds of business combinations are effected. Such provisions, however, may make it more difficult to accomplish certain transactions that are opposed by the incumbent Board of Directors and that could be beneficial to shareholders. Such supermajority voting requirement is in addition to the requirements of Section 203 of the Delaware General Corporation Law.

TRANSFER AGENT


     The Transfer Agent and registrar for the Common Stock is Wells Fargo Bank, N.A.


                        SHARES ELIGIBLE FOR FUTURE SALE

     Upon completion of the offering, the Company will have 7,992,478 shares of Common Stock outstanding (8,292,478 shares if the Underwriters' over-allotment option is exercised in full). Of these shares, the 2,000,000 shares sold in the offering will be freely transferable without restriction or further registration under the Securities Act, except for any shares purchased by an "affiliate" of the Company (in general, a person who has a control relationship with the Company) or held by persons who are signatories to the restrictive agreement described below.

     In general, under Rule 144 as currently in effect, beginning 90 days after the date of this Prospectus, a person (or persons whose shares are aggregated for this purpose), including an "affiliate" of the Company, who has owned restricted shares of Common Stock beneficially for at least two years is permitted to sell in the open market, within any three-month period, a number of shares that does not exceed the greater of 1% of the outstanding shares of the same class or the average weekly trading volume during the four calendar weeks preceding filing of the required notice. A person who has not been an affiliate of the Company for at least the three months immediately preceding the sale and who has beneficially owned restricted shares of Common Stock for at least three years may sell such shares under Rule 144 without regard to any of the limitations described above. A person who is not deemed to be an "affiliate" and who beneficially owned restricted shares of Common Stock for at least three years is entitled to sell those shares under Rule 144 at any time, without regard to the volume limitations described above or other conditions of Rule
144. Under a rule change proposal pending before the Securities and Exchange Commission, Rule 144 would be amended to change the holding periods from two years to one year for sales subject to the volume limitations and from three years to two years for sales without regard to volume limitations. The foregoing is a summary only of the provisions of Rule 144 and is not intended to be complete.

     The Company estimates that beginning 90 days after the date of this Prospectus, 4,543,340 shares of Common Stock will be eligible for sale under Rule 144. The holders of all such shares have agreed that, for a period of 180 days after the date of the Prospectus (or in the case of one holder who owns less than 1% of the outstanding shares for a period of 120 days), they will not, without the consent of Montgomery Securities, sell or otherwise dispose of any of their shares. See "Underwriting."

     Prior to the offering, there has been no market for the Common Stock. The effect, if any, of public sales of restricted shares or the availability of shares for sale at prevailing market rates cannot be predicted. Nevertheless, the possibility that substantial amounts of Common Stock may be sold in the public market may adversely affect prevailing market prices for the Common Stock and could impair the Company's ability to raise capital through the sale of its equity securities.

     The holders as of March 31, 1996 of an aggregate of 4,192,486 shares of Common Stock issuable upon the automatic conversion of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock, and other shares of Common Stock, are entitled to certain rights to have their shares of Common Stock registered under the Securities Act. Beginning six months following the effective date of the Registration Statement, if the holders request that the Company file a registration statement under the Securities Act with respect to such Common Stock, the Company shall, subject to certain restrictions, use its best efforts to effect such registration (and the registration of additional holders' shares if properly requested), at the Company's expense; provided, however, the Company is only required to effect one such demand registration on Form S-1. In addition, the Company must use its best efforts to qualify within 12 months of the completion of its initial public offering for registration on Form S-3; and is required, under certain circumstances, to effect one registration on Form S-3 for each of (i) the SSIM Funds, collectively, (ii) Cargill and (iii) Fabiano, Burdick and Stewart, collectively. Furthermore, subject to certain restrictions, whenever the Company proposes to register any of its securities under the Securities Act, the Company is required to notify the holders of such proposed registration and include in such registration all Common Stock that any such party may request to be included in such registration, subject to the exclusion of a portion thereof if marketing factors so require.

     The Company intends to register under the Securities Act the shares of its Common Stock now issued or reserved for issuance upon the exercise of options granted or to be granted to employees by filing a registration statement approximately 90 days after the date of this Prospectus, to become effective as promptly thereafter as practicable. Following the effective date of such registration, shares of Common Stock covered by such registration generally may be sold in the open market.

                                  UNDERWRITING

     The Underwriters named below, represented by Montgomery Securities and McDonald & Company Securities, Inc. (the "Representatives"), have severally agreed, subject to the terms and conditions contained in the Underwriting Agreement, to purchase from the Company and the Selling Shareholders, the number of shares of Common Stock indicated below opposite their respective names, at the initial offering price, less the underwriting discount set forth on the cover page of this Prospectus. The Underwriting Agreement provides that the obligations of the Underwriters are subject to certain conditions precedent and that the Underwriters are committed to purchase all of such shares if any are purchased.

                                                                                  NUMBER
                                    UNDERWRITER                                  OF SHARES
    ---------------------------------------------------------------------------  ---------
    Montgomery Securities......................................................
    McDonald & Company Securities, Inc. .......................................
         Total.................................................................

     The Representatives have advised the Company and the Selling Shareholders that the Underwriters propose initially to offer the Common Stock to the public on the terms set forth on the cover page of this Prospectus. The Underwriters
may allow to selected dealers a concession of not more than $          per
share, and the Underwriters may allow, and such dealers may reallow, a
concession of not more than $          per share to certain other dealers. The
concession to selected dealers and the reallowances to other dealers may be changed by the Representatives and, after the initial public offering, the offering price and other selling terms may be changed by the Representatives. The Common Stock is offered subject to receipt and acceptance by the Underwriters and to certain other conditions, including the right to reject an order in whole or in part.

     The Company has granted an option to the Underwriters, exercisable during the 30-day period after the date of the Prospectus, to purchase up to a maximum of 300,000 additional shares of Common Stock to cover over-allotments, if any, at the offering price less the underwriting discount set forth on the cover page of this Prospectus. To the extent that the Underwriters exercise this option, the Underwriters will be committed, subject to certain conditions, to purchase such additional shares in approximately the same proportion as set forth in the table above. The Underwriters may purchase such shares only to cover over-allotments made in connection with the offering.

     The Underwriting Agreement provides that the Company and Selling Shareholders will indemnify the Underwriters against certain liabilities, including civil liabilities under the Securities Act, or contribute to payments the Underwriters may be required to make in respect thereof.

     The Company's executive officers who are currently shareholders, directors and the other current shareholders have agreed that they will not, without the prior written consent of the Representatives, directly or indirectly offer to sell, sell or otherwise dispose of any shares of Common Stock of the Company owned by them for a period of 180 days after the date of this Prospectus (except that one shareholder who owns less than 1% of the outstanding stock has agreed to a 120-day period). In addition, the Company has agreed that for a period of 180 days after the date of this Prospectus, it will not, without the prior written consent of the Representatives, directly or indirectly offer to sell, sell, issue, distribute or otherwise dispose of any equity securities or securities convertible into or exercisable for equity securities or any options, rights or warrants with respect to any equity securities, except that the Company may, without such consent, grant options and securities pursuant to employee benefit plans described in this Prospectus and issue Common Stock upon mandatory conversion of the Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock.

     Prior to the offering, there has been no public market for the Common Stock. Consequently, the initial offering price will be determined by negotiations between management and the Underwriters. Among the factors considered in such negotiations are the history of, and the prospects for, the Company and the industry in which it competes, an assessment of management, the Company's past and present operations, its past and present earnings and the trend of such earnings, the prospects for future earnings of the Company, the present state of the Company's development, the general condition of the securities market at the time of the offering and the market prices of publicly traded common stock of comparable companies in recent periods.

     Strome Partners, L.P. and Strome Offshore Limited (together, the "SSIM Funds") are, and will continue after consummation of the offering to be, significant shareholders of the Company. SSIM, an affiliate of Strome Susskind Securities L.P., a NASD member firm ("SSS"), is the general partner of Strome Partners, L.P. and the investment advisor of Strome Offshore Limited. SSIM will receive a fee of $150,000 from the Company for consulting and advisory services in connection with the initial public offering. Messrs. Susskind and Lambert, directors of the Company, are shareholders, directors and officers of each of the corporate general partners of SSS and SSIM, are limited partners of SSS and SSIM and directors of Strome Offshore Limited. See "Management -- Directors and Executive Officers," and see "Management -- Compensation Committee Interlocks and Insider Participation" and see "Certain Transactions -- Agreements with Strome Partners, Strome Offshore Limited and Others."

     In view of the foregoing, the offering of the Common Stock will be conducted in accordance with Schedule E of the Bylaws ("Schedule E") of the National Association of Securities Dealers, Inc. Consequently, the initial public offering price of the Common Stock can be no higher than that recommended by a "qualified independent underwriter" meeting certain standards. In accordance with Schedule E, Montgomery Securities will assume the responsibility of acting as a "qualified independent underwriter" in conducting due diligence and recommending an initial offering price in compliance with the requirements of Schedule E. In addition, the Representatives have informed the Company that the Underwriters do not intend to confirm sales to any account over which they exercise discretionary authority.

                                 LEGAL MATTERS

     The legality of the Common Stock offered hereby is being passed upon for the Company by Sheppard, Mullin, Richter & Hampton LLP, whose address is 501 West Broadway, Suite 1900, San Diego, California 92101. Certain legal matters in connection with the sale of the Common Stock offered hereby will be passed upon for the Underwriters by Manatt, Phelps & Phillips, LLP, whose address is 11355 West Olympic Boulevard, Los Angeles, California 90064.

                                    EXPERTS

     The Consolidated Financial Statements of the Company as of December 31, 1995, and December 31, 1994, and for the year ended December 31, 1995, and for the six-month transition period ended December 31, 1994, and for the period from July 15, 1993 (the inception of the Company) through June 30, 1994, have been included herein and in the Registration Statement in reliance upon the report of KPMG Peat Marwick LLP, independent auditors, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

                             AVAILABLE INFORMATION

     The Company has filed with the Securities and Exchange Commission (the "SEC") a registration statement (as amended, the "Registration Statement") under the Securities Act with respect to the securities offered by this Prospectus. This Prospectus, which constitutes a part of the Registration Statement, does not contain all the information set forth in the Registration Statement. For further information with respect to the Company and the securities offered hereby, reference is made to the Registration Statement and to the exhibits and schedules filed therewith, which may be inspected without charge (and copies of the material contained therein may be obtained from the SEC upon payment of applicable copying charges) at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the following regional addresses: Los Angeles Regional Office, 3600 Wilshire Boulevard, Suite 100-J, Los Ange-les, California 90010; Chicago Regional Office, 500 West Madison, Suite 1400, Chicago, Illinois 60661; and New York Regional Office, 7 World Trade Center, Suite 1300, New York, New York 10048.

     Statements contained in this Prospectus as to the contents of any contract or other document referred to are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference.

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors and Shareholders
ACC Consumer Finance Corporation:

     We have audited the accompanying consolidated balance sheets of ACC Consumer Finance Corporation and subsidiaries (the Company) as of December 31, 1995 and 1994, and the related consolidated statements of operations, shareholders' equity and cash flows for the year ended December 31, 1995, the six-month transition period ended December 31, 1994 and the period from July 15, 1993 (inception) to June 30, 1994. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of ACC Consumer Finance Corporation and subsidiaries as of December 31, 1995 and 1994, and the results of their operations and their cash flows for the year ended December 31, 1995, the six-month transition period ended December 31, 1994 and the period from July 15, 1993 (inception) to June 30, 1994, in conformity with generally accepted accounting principles.

San Diego, California                     KPMG Peat Marwick LLP
April 15, 1996

                        ACC CONSUMER FINANCE CORPORATION

                          CONSOLIDATED BALANCE SHEETS

                                                                                       DEC. 31,      DEC. 31,
                                                                                         1995          1994
                                                         PRO FORMA      MARCH 31,     -----------   -----------
                                                       SHAREHOLDERS'       1996
                                                          EQUITY       ------------
                                                         MARCH 31,
                                                           1996        (UNAUDITED)
                                                       -------------
                                                        (UNAUDITED)
ASSETS
  Cash and Cash Equivalents..........................                  $     41,791   $   120,672   $   143,833
  Restricted Cash(2).................................                     1,041,228     1,032,683     1,918,915
  Credit Enhancement Cash Reserve(2).................                     5,008,118     4,052,524            --
  Installment Contracts Held for Sale, net(3)........                    24,144,119    28,187,778            --
  Installment Contracts Held for Investment,
    net(4)...........................................                       190,199       509,388    38,613,239
  Interest Receivable................................                       316,541       386,673       579,569
  Asset-Backed Securities(5 and 10)..................                     5,125,360     3,910,080            --
  Excess Servicing Receivables(6 and 10).............                     7,731,858     5,590,878            --
  Accounts Receivable(7).............................                     4,461,909     1,423,112       115,769
  Fixed Assets, net(8)...............................                       866,412       842,016       490,220
  Repossessed Vehicles...............................                       226,500       211,619       196,225
  Prepaid Expenses...................................                       621,790       427,456        73,404
  Other Assets.......................................                       316,638       214,059       200,344
                                                                         ----------    ----------    ----------
         Total Assets................................                  $ 50,092,463   $46,908,938   $42,331,518
                                                                         ==========    ==========    ==========
LIABILITIES AND SHAREHOLDERS' EQUITY
  Repurchase Facility, net(9)........................                  $ 25,945,197   $29,708,252   $40,492,594
  Amount Due to Bank.................................                     2,567,135     1,537,290       289,932
  Other Borrowings(10)...............................                    10,049,317     7,439,597            --
  Tax Liability(14)..................................                       671,783       123,909            --
  Lease Liability(13)................................                       474,846       519,486       205,919
  Accounts Payable and Accrued Liabilities...........                     2,310,840     1,295,604       445,300
                                                                         ----------    ----------    ----------
         Total Liabilities...........................                    42,019,118    40,624,138    41,433,745
Redeemable Preferred Stock, $.001 par value,
  Authorized 2,000,000 Shares (1, 11 and 18)
  Series A -- 162,831, 162,831 and 127,537 shares
    issued and outstanding at March 31, 1996
    (unaudited), December 31, 1995, and December 31,
    1994, respectively
  Series B -- 11,538, 11,538 and 0 shares issued and
    outstanding at March 31, 1996 (unaudited),
    December 31, 1995, and December 31, 1994,
    respectively
  Series C -- 7,913 shares issued and outstanding at
    March 31, 1996 (unaudited).......................                     7,280,044     6,279,049     4,358,377
Shareholders' Equity (1 and 18)......................
  Common Stock, $.001 par value, Authorized
    18,000,000 Shares, 2,099,992 Shares Issued and
    Outstanding......................................         6,292           2,100         2,100         2,100
Additional Paid-in Capital...........................     7,393,316         117,464       117,464       117,464
Accumulated Earnings/(Deficit).......................       150,304         673,737      (113,813)   (3,580,168)
                                                         ----------      ----------    ----------    ----------
         Total Shareholders' Equity..................     7,549,912         793,301         5,751    (3,460,604)
Commitments and Contingencies (13)
         Total Liabilities and Shareholders'
           Equity....................................                  $ 50,092,463   $46,908,938   $42,331,518
                                                                         ==========    ==========    ==========

          See accompanying notes to consolidated financial statements.

                        ACC CONSUMER FINANCE CORPORATION

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                                             JULY 15,
                                                                              SIX-MONTH        1993
                                                                  YEAR        TRANSITION    (INCEPTION)
                                      THREE MONTHS ENDED          ENDED      PERIOD ENDED     THROUGH
                                           MARCH 31,            DEC. 31,       DEC. 31,      JUNE 30,
                                   -------------------------      1995           1994          1994
                                                    1995       -----------   ------------   -----------
                                                 -----------
                                      1996       (UNAUDITED)
                                   -----------
                                   (UNAUDITED)
INTEREST INCOME
  Interest Income................  $ 2,024,393   $ 2,460,902   $ 7,531,690   $  3,496,763   $   811,516
  Interest Expense...............   (1,092,925)   (1,173,854)   (4,199,336)    (1,308,920)     (205,339)
                                   -----------   -----------   -----------    -----------   -----------
          Net Interest Income....      931,468     1,287,048     3,332,354      2,187,843       606,177
CONTRACT LOSSES
  Provision for Contract
     Losses (4)..................     (148,863)     (221,725)     (673,802)      (902,361)     (592,325)
                                   -----------   -----------   -----------    -----------   -----------
     Net Interest Income after
       Provision for Contract
       Losses....................      782,605     1,065,323     2,658,552      1,285,482        13,852
OTHER INCOME
  Servicing and Ancillary Fees
     (3 and 6)...................      848,879        30,743     1,757,257         28,237         6,653
  Litigation Settlement Income...           --            --            --        325,000            --
  Gain on Sale of Contracts
     (3 and 6)...................    2,901,586            --     8,056,136             --            --
                                   -----------   -----------   -----------    -----------   -----------
          Total Other Income.....    3,750,465        30,743     9,813,393        353,237         6,653
                                   -----------   -----------   -----------    -----------   -----------
          Total Income...........    4,533,070     1,096,066    12,471,945      1,638,719        20,505
EXPENSES
  Personnel......................    1,853,738       983,552     5,280,161      1,691,212     1,924,588
  General and Administrative.....      748,555       450,807     2,449,217        701,366       493,056
  Servicing......................      380,906        51,989       408,231         56,299            --
  Occupancy and Equipment........       92,701        74,939       372,254        101,333       100,779
  Depreciation and
     Amortization................       99,620        53,311       286,727         80,715        90,044
                                   -----------   -----------   -----------    -----------   -----------
     Total Expenses..............    3,175,520     1,614,598     8,796,590      2,630,925     2,608,467
     Income (Loss) Before
       Taxes.....................    1,357,550      (518,532)    3,675,355       (992,206)   (2,587,962)
     Income Tax Expense(14)......      570,000            --       209,000             --            --
                                   -----------   -----------   -----------    -----------   -----------
     Net Income (Loss)...........  $   787,550   $  (518,532)  $ 3,466,355   $   (992,206)  $(2,587,962)
                                   ===========   ===========   ===========    ===========   ===========
Preferred Stock Dividends(11)....  $    72,720   $    42,674   $   215,419   $     82,621   $   152,673
                                   -----------   -----------   -----------    -----------   -----------
Net Income (Loss) Available to
  Common Shareholders............  $   714,830   $  (561,206)  $ 3,250,936   $ (1,074,827)  $(2,740,635)
                                   ===========   ===========   ===========    ===========   ===========

          See accompanying notes to consolidated financial statements.

                        ACC CONSUMER FINANCE CORPORATION

                                                                                      YEAR ENDED
                                                                                   DECEMBER 31, 1995
                                                            THREE MONTHS ENDED     -----------------
                                                              MARCH 31, 1996
                                                            ------------------
                                                               (UNAUDITED)
Pro Forma Net Income per Common Share and Common Share
  Equivalent (1 and 18)
  Primary.................................................            $.13                   $.62
  Fully Diluted...........................................             .13                    .55
Shares Used in Computing Pro Forma Net Income Per Common
  Share and Common Share Equivalent (1 and 18)
  Primary.................................................       6,292,478              5,624,305
  Fully Diluted...........................................       6,292,478              6,292,478
Supplementary Net Income per Common Share and Common Share
  Equivalent (19)
  Primary.................................................            $.14                   $.67
  Fully Diluted...........................................             .14                    .62
Shares Used in Computing Supplementary Net Income Per
  Common Share and Common Share Equivalent (19)
  Primary.................................................       7,992,478              7,324,305
  Fully Diluted...........................................       7,992,478              7,992,478

          See accompanying notes to consolidated financial statements.

                        ACC CONSUMER FINANCE CORPORATION
                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

                                                                                       NOTES
                                COMMON STOCK      ADDITIONAL                         RECEIVABLE
                             ------------------    PAID-IN        ACCUMULATED           FROM
                              SHARES     AMOUNT    CAPITAL     (DEFICIT)/EARNINGS   SHAREHOLDERS      TOTAL
                             ---------   ------   ----------   ------------------   ------------   -----------
Balance at July 15, 1993
(Inception)................         --   $   --    $      --      $         --        $     --     $        --
  Issuance of Common
     Stock.................  2,099,992    2,100      117,464                --              --         119,564
  Net Loss.................         --       --           --        (2,587,962)             --      (2,587,962)
  Issuance of Notes
     Receivable from
     Shareholders..........         --       --           --                --         (33,628)        (33,628)
                             ---------   ------     --------          --------        --------      ----------
Balance at June 30, 1994...  2,099,992    2,100      117,464        (2,587,962)        (33,628)     (2,502,026)
  Payment on Notes
     Receivable from
     Shareholders..........         --       --           --                --          33,628          33,628
  Net Loss.................         --       --           --          (992,206)             --        (992,206)
                             ---------   ------     --------          --------        --------      ----------
Balance at December 31,
  1994.....................  2,099,992    2,100      117,464        (3,580,168)             --      (3,460,604)
  Net Income...............         --       --           --         3,466,355              --       3,466,355
                             ---------   ------     --------          --------        --------      ----------
Balance at December 31,
  1995.....................  2,099,992    2,100      117,464          (113,813)             --           5,751
  Net Income (unaudited)...         --       --           --           787,550              --         787,550
                             ---------   ------     --------          --------        --------      ----------
Balance at March 31, 1996
  (unaudited)..............  2,099,992   $2,100    $ 117,464      $    673,737        $     --     $   793,301
                             =========   ======     ========          ========        ========      ==========

          See accompanying notes to consolidated financial statements.

                        ACC CONSUMER FINANCE CORPORATION

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                        THREE MONTHS ENDED MARCH                                    JULY 15,
                                                                                    SIX-MONTH         1993
                                                                                    TRANSITION    (INCEPTION)
                                                  31,                YEAR ENDED    PERIOD ENDED     THROUGH
                                       --------------------------     DEC. 31,       DEC. 31,       JUNE 30,
                                                         1995           1995           1994           1994
                                                     ------------   ------------   ------------   ------------
                                          1996       (UNAUDITED)
                                       -----------
                                       (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES
  Net Income (Loss)..................  $   787,550   $   (518,532)  $  3,466,355   $   (992,206)  $ (2,587,962)
  Adjustments to reconcile net income
     (loss) to net cash used in
     operating activities:
     Gain on Sale of Contracts.......   (2,901,586)            --     (8,056,136)            --             --
     Amortization and Depreciation...      886,784         83,287      2,382,908       (289,041)        26,548
     Provision for Contract Losses...      148,863        221,725        673,802        902,361        592,325
     Provision for Deferred Income
       Taxes, net....................           --             --        174,000             --             --
     Net Cash Deposited into
       Restricted Accounts...........     (964,139)      (887,294)    (3,166,292)    (1,245,225)      (673,689)
     Net Deferred Fees...............     (143,668)        17,171        572,709        (88,685)       (77,363)
  Changes in operating assets:
     Net Decrease (Increase) in
       Contracts Held for Sale.......    2,389,927    (13,926,426)     5,435,470             --             --
     Interest Receivable.............       70,132        (99,584)       192,896       (402,845)      (176,723)
     Accounts Receivable.............   (3,038,797)      (344,599)    (1,307,343)       357,338       (473,107)
     Other Assets....................     (110,022)        (5,220)       (43,144)       (52,468)      (177,177)
     Prepaid Expenses................     (194,334)        (3,981)      (354,052)       (60,234)       (13,170)
                                       -----------   ------------    -----------   ------------   ------------
  Changes in operating liabilities:
     Net Increase in Accounts Payable
       and Other Liabilities.........    1,563,110          6,971        800,213        282,653        162,647
                                       -----------   ------------    -----------   ------------   ------------
     Net cash (used in) provided by
       operating activities..........   (1,506,180)   (15,456,482)       771,386     (1,588,352)    (3,397,671)
CASH FLOWS FROM INVESTING ACTIVITIES
  Increase in Contracts Held for
     Investment......................     (272,519)    (1,615,886)    (2,617,056)   (24,524,573)   (15,375,670)
  Principal Paydowns of Asset-Backed
     Securities......................      468,562             --        710,880             --             --
  Fees for Arranging Repurchase
     Facility........................           --             --             --             --       (360,000)
  Proceeds from Liquidation of
     Repossessed Vehicles............  545,950....        444,025      1,706,800        244,000             --
  Purchases of Fixed Assets..........     (116,574)      (140,704)      (609,094)      (224,762)      (399,750)
                                       -----------   ------------    -----------   ------------   ------------
     Net cash provided by (used in)
       investing activities..........  $   625,419   $ (1,312,565)  $   (808,470)  $(24,505,335)  $(16,135,420)

          See accompanying notes to consolidated financial statements.

                        ACC CONSUMER FINANCE CORPORATION

                                                                                                    JULY 15,
                                                                                    SIX-MONTH         1993
                                                                                    TRANSITION    (INCEPTION)
                                      THREE MONTHS ENDED MARCH 31,   YEAR ENDED    PERIOD ENDED     THROUGH
                                       --------------------------     DEC. 31,       DEC. 31,       JUNE 30,
                                          1996           1995           1995           1994           1994
                                       -----------   ------------   ------------   ------------   ------------
                                       (UNAUDITED)   (UNAUDITED)
CASH FLOWS FROM FINANCING ACTIVITIES
Net Increase in Repurchase
  Facility...........................  $(3,794,040)  $ 15,795,559   $(10,907,271)  $ 25,476,742   $ 15,448,076
Increase in Other Borrowings.........    3,143,172             --      9,939,597             --             --
Repayment of Other
  Borrowings.........................     (533,452)            --     (2,500,000)            --             --
Net Increase in Capital Leases.......      (44,640)        90,796        313,567        205,919             --
Amount Due to Bank...................    1,029,845        535,106      1,247,358        232,780         57,153
Payment on Notes Receivable from
  Shareholders.......................           --             --             --         33,628             --
Issuance of Common Stock.............           --             --             --             --         85,936
Issuance of Preferred Stock..........    1,000,995        749,970      1,920,672        249,977      3,980,400
                                       -----------   ------------    -----------   ------------   ------------
  Net cash provided by financing
     activities......................      801,880     17,171,431         13,923     26,199,046     19,571,565
(Decrease) Increase in cash and cash
  equivalents........................      (78,881)       402,384        (23,161)       105,359         38,474
Cash and cash equivalents at
  beginning of period................      120,672        143,833        143,833         38,474             --
                                       -----------   ------------    -----------   ------------   ------------
Cash and cash equivalents at end of
  period.............................  $    41,791   $    546,217   $    120,672   $    143,833   $     38,474
                                       ===========   ============    ===========   ============   ============
SUPPLEMENTAL DISCLOSURE
Interest Paid........................  $   856,377   $  1,043,222   $  4,073,177   $  1,038,586   $     97,839
Non-cash Issuance of Common Stock in
  Exchange for Notes Receivable......  $        --   $         --   $         --   $         --   $     33,628
Non-cash Issuance of Warrants in
  Conjunction with Repurchase
  Facility...........................  $        --   $         --   $         --   $         --   $    128,000
Transfers of Contracts Held for Sale
  to Asset-Backed Securities.........  $ 1,613,000   $         --   $  4,484,392   $         --   $         --
Transfers of Contracts Held for
  Investment to Repossessed
  Vehicles...........................  $   560,831   $    515,993   $  1,722,194   $    440,225   $         --
Transfers of Contracts Held for
  Investment to Contracts Held for
  Sale...............................  $ 1,040,695   $ 40,907,980   $ 40,907,980   $         --   $         --
Transfers of Contracts Held for Sale
  to Contracts Held for Investment...  $ 1,150,831   $  1,942,993   $  2,762,889   $         --   $         --

          See accompanying notes to consolidated financial statements.

                        ACC CONSUMER FINANCE CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
      FOR THE THREE MONTHS ENDED MARCH 31, 1996 AND 1995 (UNAUDITED), AND
                       THE YEAR ENDED DECEMBER 31, 1995,
          AND THE SIX-MONTH TRANSITION PERIOD ENDED DECEMBER 31, 1994
         AND THE PERIOD FROM JULY 15, 1993 (INCEPTION) TO JUNE 30, 1994

(1)  NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  (a) Nature of Business

     ACC Consumer Finance Corporation (ACC) initiated business in California on July 15, 1993, under the name American Credit Corporation. The Company changed its name in October 1995 and was reincorporated in Delaware in November 1995. ACC and its wholly-owned subsidiaries, OFL-A Receivables Corp. (OFL-A) and ACC Receivables Corp. (Receivables) (collectively, the Company), engage primarily in the business of purchasing, selling and servicing automobile installment sale contracts (the Contracts). The Company specializes in Contracts with borrowers who generally would not qualify for traditional financing, such as that provided by commercial banks or captive finance companies of automobile manufacturers. The Company purchases Contracts directly from automobile dealers, with the intent to resell them to institutional investors in the form of securities backed by the Contracts.

     The Company conducts its activities through three legal entities. The Company's operations (underwriting and Contract servicing) are conducted by ACC. The Contracts are purchased and held until sale by OFL-A, which is a special purpose financing corporation. Upon sale, the Contracts are concurrently transferred from OFL-A to ACC, from ACC to Receivables, and then from Receivables to a trust. Receivables retains subordinated asset-backed securities (Subordinated Securities) and excess servicing receivables (ESRs) in the securitization transactions.

  (b) Principles of Consolidation

     The consolidated financial statements include the accounts of ACC, OFL-A and Receivables. All significant intercompany accounts and transactions have been eliminated in consolidation.

  (c) Change in Year End

     On January 23, 1996, the Board of Directors approved a change in year end for federal and state taxes and for financial statement reporting from June 30 to December 31. The change for financial reporting purposes was effective as of January 1, 1995.

  (d) Installment Contracts Held For Sale

     The Contracts are acquired from automobile dealers. The Contracts provide for interest of approximately 20%. Each Contract provides for full amortization, equal monthly payments and can be fully prepaid by the borrower at any time.

     The Contracts are purchased at a discount and are recorded net of the discount. The Company also recognizes the interest accrued on Contracts through the date of purchase as an addition to the discount. Nonrefundable fees and related direct costs are deferred and netted against the Contract balances.

     The Company has purchased the Contracts with the intent to resell them in the future. Contracts held for sale are stated at the lower of aggregate cost or market value.

     The Contracts are financed under the terms of a repurchase agreement (Repurchase Agreement) and are accounted for as a financing of the Contracts. Under the terms of the agreement, the Company maintains the essential elements of ownership of the Contracts, particularly credit risk and interest rate risk.

                        ACC CONSUMER FINANCE CORPORATION

  (e) Installment Contracts Held for Investment

     Since January 1, 1995, all Contracts have been purchased with the intent to be sold in asset-backed securities. Contracts that are identified as ineligible during the securitization process (primarily due to their payment history) are transferred to Contracts held for investment until such time that the deficiency has been resolved. These Contracts are transferred to held for investment at the lower of cost or market value and are accounted for net of an allowance for losses, as determined by historical loss experience and current delinquency levels. Effective January 1, 1995, concurrent with management's intent to sell the Contracts, amortization of the purchase discount and net deferred fees was discontinued.

  (f) Allowance for Contract Losses

     The allowance for Contract losses is maintained at a level deemed by management to be adequate to provide for the inherent risks in the Contracts held for investment. Management considers past loss experience and delinquency levels in determining the adequacy of the allowance for credit losses.

     The Company's policy is to charge-off the principal balance of all Contracts which are 120 or more days delinquent, except Contracts which are involved in bankruptcies which are charged-off at 210 or more days delinquent. In addition, the Company charges off Contracts prior to becoming 120 or 210 days delinquent if management has knowledge of specific circumstances that impair the collectibility of the outstanding balances. The Company maintains general loss allowances for the Contracts held for investment.

  (g) Excess Servicing Receivables


     The Company has created ESRs as a result of the sale of Contracts in the ACC Auto Grantor Trust 1995-A (the 1995-A Transaction), the ACC Auto Grantor Trust 1995-B (the 1995-B Transaction) and the ACC Auto Grantor Trust 1996-A (the 1996-A Transaction) (unaudited). ESRs are determined by computing the present value of the excess of the weighted average coupon on the Contracts sold (ranging from 19.77% to 20.29%) over the sum of: (i) the coupon on the senior bonds (ranging from 5.95% to 6.70%), (ii) a base servicing fee paid to the Company (ranging from 3.00% to 3.15%) and (iii) the charge-offs expected to be incurred on the portfolio of Contracts sold. For purposes of the projection of the excess servicing cash flows, the Company assumes that annual charge-offs (including accrued interest) will approximate 7% during the early peak loss periods and 5% to 6% as the portfolio becomes more seasoned. Further, the Company uses an estimated average Contract life of 1.5 to 1.7 years. The cash flows expected to be received by the Company, before expected losses, are then discounted at a market interest rate that the Company believes an unaffiliated third-party purchaser would require as a rate of return on such a financial instrument. Expected losses are discounted using a rate equivalent to the risk-free rate which is equivalent to the rate earned on securities rated AAA or better with a duration similar to the duration estimated for the underlying Contracts. This results in an effective overall discount rate of approximately 15%. The excess servicing cash flows are only available to the Company to the extent that there is no impairment of the credit enhancements established at the time the Contracts are sold. ESRs are amortized using the interest method and are offset against servicing and ancillary fees. To the extent that the actual future performance results are different from the excess cash flows the Company estimated, the Company's ESRs will be adjusted quarterly with corresponding adjustments made to income in that period. The carrying value of the ESRs is subject to the provisions of the Emerging Issues Task Force (EITF) 88-11 which states that an enterprise that sells the right to receive the interest payments, the principal payments, or a portion of either or both, relating to a loan should allocate the recorded investment in that loan between the portion of the loan sold and the portion retained based on the relative fair values of those portions.

                        ACC CONSUMER FINANCE CORPORATION

  (h) Asset-Backed Securities

     In accordance with SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities" (Statement 115), management determines the appropriate classification of securities at the time of purchase. If management has the intent and the Company has the ability at the time of purchase to hold securities until maturity, they are classified as held-to-maturity. Asset-backed securities held to maturity are stated at estimated fair value at the time of securitization adjusted for the amortization of premiums and accretion of discounts over the maturity of the related security. These asset-backed securities have contractual terms to maturity, but require periodic payments to reduce principal. In addition, expected maturities will differ from contractual maturities because borrowers have the right to prepay the underlying installment contracts. Effective July 1, 1994, the Company adopted Statement 115. The carrying value of the asset-backed securities is subject to the provisions of the EITF 88-11 and are recorded net of a discount, which is amortized using the interest method.


  (i) Net Gain on Sale



     Each issuance of an asset-backed security results in the recognition of a "net gain on sale of contracts" on the Company's consolidated statement of operations for the period in which the sale was made. These gains are recognized to the extent that the net proceeds from the sale are greater than the relative fair value of the Contracts sold. This gain is subject to the provisions of EITF that states that any gain recognized when a portion of a loan is sold should not exceed the gain that would be recognized if the entire loan were sold.



  (j) Repossessed Vehicles


     Vehicles acquired from non-payment of indebtedness are recorded at the lower of the estimated fair market value or the outstanding Contract balance. Such assets are generally sold within 60 days and any difference between the sales price, net of expenses, and the carrying amount is treated as a charge-off or recovery. In addition, the Company recognizes claims submitted pursuant to a vendor single interest policy as accounts receivables.


  (k) Fixed Assets


     Furniture, fixtures and equipment are initially recorded at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the assets (six months to five years).


  (l) Organizational Expenses


     The Company incurred expenses in connection with the organization of the business. These expenses were capitalized and are amortized on a straight-line basis over a five-year period.


  (m) Repurchase Facility Fees


     The Company incurred fees of $488,000 in connection with the Repurchase Facility. These fees reflected cash payments made and the estimated value of Preferred Stock warrants issued in conjunction with the Repurchase Facility. The Repurchase Facility costs have been deferred and are amortized over the five-year term of the Repurchase Facility as an adjustment to interest expense.


  (n) Servicing and Ancillary Fees


     Servicing fees are reported as income when earned, net of related amortization of excess servicing.

     The Company has the right to collect late payment fees and non-sufficient funds fees from borrowers. In addition, the Company from time to time incurs collection costs in connection with delinquent accounts. Ancillary fees are accounted for on a cash basis. Collection expenditures are recorded as expenses in the

                        ACC CONSUMER FINANCE CORPORATION
period incurred. Any reimbursements of collection costs are recognized as an expense recovery in the period that the proceeds are received.


  (o) Reclassification


     Certain amounts for the prior period have been reclassified to conform to the 1995 presentation.


  (p) Income Taxes


     The Company files consolidated federal income and combined state franchise tax returns on a fiscal year basis through June 30, 1995, and on a calendar basis thereafter. The Company accounts for income taxes in accordance with SFAS No. 109 (Statement 109). Under the asset and liability method of Statement 109, deferred income taxes are recognized based on future tax consequences due to differences between (i) the financial statement carrying amounts of existing assets and liabilities and (ii) their respective tax bases. Deferred tax assets and liabilities are measured using tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under Statement 109, the effect on deferred taxes of a change in tax rates is recognized in income in the period that includes the enactment date.

     An effective tax rate of 42% was used in determining the income tax expense for the three months ended March 31, 1996 (unaudited).


  (q) Cash and Cash Equivalents


     For purposes of the consolidated financial statements, cash and cash equivalents include highly liquid debt and investment instruments with an original maturity of three months or less.


  (r) Hedging


     The Company enters into forward contracts as hedges relating to the Contract portfolio. These financial instruments are designed to minimize exposure and reduce risk from interest rate fluctuations. Gains and losses on forward contracts are deferred and recognized as adjustments to the basis of the Contracts until such time that the Contracts are sold. Such amounts are realized upon the sale of Contracts that are hedged.


  (s) Net Income Per Share


     Due to the significant changes in the capital structure of the Company upon the closing of the initial public offering as discussed in Note 18, historical net income (loss) per share is not presented. Pro forma net income per share is computed using the weighted average number of shares of Common Stock outstanding and common equivalent shares, unless the effect of common stock equivalents are anti-dilutive. However, pursuant to Securities and Exchange Commission Staff Accounting Bulletins, Common Stock and common equivalent shares issued during the twelve-month period prior to the offering have been included in the calculation as if they were outstanding for all periods presented, even if anti-dilutive.


  (t) Use of Estimates


     Management of the Company has made a number of estimates and assumptions relating to the reporting of assets and liabilities to prepare these consolidated financial statements in conformity with generally accepted accounting principals. Actual results could differ from those estimates.

                        ACC CONSUMER FINANCE CORPORATION

(2)  RESTRICTED CASH AND CREDIT ENHANCEMENT CASH RESERVE

     With regard to Contracts owned, the Company is required to deposit all borrower payments, Contract liquidation proceeds and certain other receipts into restricted bank accounts under the control of a custodian. These accounts are owned by the Company, but funds may only be released by the custodian under the terms of the Repurchase Facility. Generally, the funds will be released only upon the repurchase and sale of the Contracts. As of March 31, 1996 (unaudited), December 31, 1995, and December 31, 1994, $1.0 million, $1.0 million and $1.9 million was held in the restricted bank accounts, respectively.

     The Company is a party to an agreement in connection with the sale of Contracts in asset-backed securities. The terms of the agreement provide that simultaneous with each sale of certificates to investors, the Company makes a cash contribution, as a credit enhancement, to a spread account under the control of a trustee. Subsequent to the sale, cash received from the ESRs and Subordinated Securities is deposited into the spread account. The spread account is owned by the Company, but funds will only be released by the trustee when certain credit enhancement requirements are met. The agreement provides that the amount of cash to be maintained in the spread account shall be at a specified percentage of the principal balance of the senior bonds. As principal payments are made to the bondholders, and if the pledged cash is in excess of the specified percentage of the principal balance of the bonds, the trustee will release the excess amount to the Company. As of March 31, 1996 (unaudited), and December 31, 1995, $5.0 million and $4.1 million, respectively, of restricted cash were invested in short-term instruments and are included in the credit enhancement cash reserve on the consolidated balance sheets. There were no ESRs as of December 31, 1994.

(3)  INSTALLMENT CONTRACTS HELD FOR SALE

     Installment Contracts held for sale are summarized as follows:


                                                           MARCH 31, 1996     DEC. 31, 1995
                                                           --------------     -------------
                                                            (UNAUDITED)
        Principal Balance................................   $ 25,374,581       $ 29,517,717
        Purchase Discount................................       (992,776)        (1,161,892)
        Net Deferred Fees................................       (257,071)          (392,889)
        Hedge Losses.....................................         19,385            224,842
                                                            ------------       ------------
                                                            $ 24,144,119       $ 28,187,778
                                                            ============       ============

     As of March 31, 1996 (unaudited), December 31, 1995, and December 31, 1994, approximately $26 million, $31 million and $43 million, respectively, of the Contracts, including some Contracts held for investment, have been sold to Cargill Financial Services Corporation (Cargill) subject to the terms of the Repurchase Facility. These Contracts are held by a custodian until such time that they are repurchased. (See Notes 4 and 9.) There were no Contracts held for sale as of December 31, 1994.

     The Company maintains an ongoing hedging program to minimize the impact of changing interest rates on the value of the Contracts. The Company hedges its interest rate risk by selling forward Treasury notes with a remaining term of approximately 1.5 years to 2.0 years. The duration of the Treasury notes is comparable to the average duration of the Contracts. As of March 31, 1996 (unaudited), the Company had sold forward $5 million of Treasury notes for delivery in April 1996. As of December 31, 1995, the Company had sold forward $25 million of Treasury notes for delivery in January 1996. As of December 31, 1994, the Company had no forward sales outstanding.

     The Company recognizes unrealized gains and losses on the hedging transactions as an adjustment to the basis of the Contracts. Gains and losses are recognized upon sale of the Contracts. The Company recognized $143,000 of losses on the hedging program during the three months ended March 31, 1996 (unaudited). The Company recognized $927,000 of losses on the hedging program during the year ended December 31, 1995.

                        ACC CONSUMER FINANCE CORPORATION

During the six-month transition period ended December 31, 1994, there were no gains or losses from hedging transactions.

     In addition to the Contracts owned by the Company, the Company serviced $114 million and $87 million of Contracts as of March 31, 1996 (unaudited), and December 31, 1995, respectively. As of December 31, 1994, the Company did not service Contracts outside of those owned by the Company. The Company services Contracts for borrowers residing in approximately 40 states, with the largest concentrations of Contracts in California, Texas, Florida and Pennsylvania. An economic slowdown or recession or a change in the regulatory or legal environment in one or more of these states could have a material adverse effect on the performance of the Company's existing servicing portfolio and on its Contract purchases.

     During the three months ended March 31, 1996 (unaudited), and the fiscal year ended December 31, 1995, the Company sold $36 million and $101 million, respectively, of Contracts in connection with the securitization transactions. For the same periods, the Company recognized gains associated with these securitizations of $2.9 million (unaudited) and $8.1 million, respectively. No Contracts were sold in the six-month transition period ended December 31, 1994.

     Contract packages are submitted to the Company for funding by automobile dealers. The Company evaluates each customer's creditworthiness on a case-by-case basis. As of March 31, 1996 (unaudited), and December 31, 1995, Contract packages representing $3.6 million and $2.1 million, respectively, were submitted to the Company for funding.

(4)  INSTALLMENT CONTRACTS HELD FOR INVESTMENT

     Contracts held for investment represent Contracts that are ineligible for sale primarily due to their delinquent status or represent Contracts which management had no present intention to sell. The held for investment Contracts are also subject to the terms of the Repurchase Facility and are held by a custodian until they are repurchased. The Contracts held for investment are comprised of the following:



                                                     MARCH 31,      DEC. 31,      DEC. 31,
                                                       1996          1995          1994
                                                     ---------      --------      --------
                                                     (UNAUDITED)
    Principal Balance..............................  $ 590,000     $1,040,695     $42,649,366
    Purchase Discount..............................    (22,871)       (40,727)     (3,021,171)
    Net Deferred Fees..............................     (5,922)       (13,772)        166,048
    Allowance for Contract Losses..................   (371,008)      (476,808)     (1,181,004)
                                                     ---------     ----------     -----------
                                                     $ 190,199     $  509,388     $38,613,239
                                                     =========     ==========     ===========

     The Company maintains an allowance for Contract losses based on the outstanding principal balance of Contracts held for investment. A summary of the activity in the allowance for Contract losses is as follows:




                                                                                   SIX-MONTH
                                              THREE MONTHS                        TRANSITION
                                             ENDED MARCH 31,        YEAR ENDED   PERIOD ENDED   YEAR ENDED
                                        -------------------------    DEC. 31,      DEC. 31,      JUNE 30,
                                            1996          1995         1995          1994          1994
                                        -----------   -----------    ----------   ------------  ----------
                                        (UNAUDITED)    (UNAUDITED)
Beginning Balance.....................   $ 476,808     $1,181,004    $1,181,004    $  580,462     $     --
  Provision...........................     148,863        221,725       673,802       902,361      592,325
  Charge-offs.........................    (347,503)      (458,099)   (1,435,224)     (302,735)     (11,863)
  Recoveries..........................      92,840         17,874        57,226           916           --
                                          --------     ----------    ----------    ----------     --------
Ending Balance........................   $ 371,008     $  962,504    $  476,808    $1,181,004     $580,462
                                         =========     ==========    ==========    ==========     ========

                        ACC CONSUMER FINANCE CORPORATION

(5)  ASSET-BACKED SECURITIES

     In connection with the securitizations, the Company retained Subordinated Securities representing 5% of the principal balance of the Contracts sold. The Subordinated Securities from the 1995-A Transaction, the 1995-B Transaction and the 1996-A Transaction have pass-through rates of 6.70%, 6.40% and 5.95%, respectively. These securities have been valued at a discount to yield approximately 14%, 13% and 12%, respectively. There were no Subordinated Securities at December 31, 1994. The Subordinated Securities are as follows:

                                                      MARCH 31, 1996           DECEMBER 31, 1995
                                                  -----------------------   -----------------------
                                                   CARRYING       FAIR       CARRYING       FAIR
                                                    VALUE        VALUE        VALUE        VALUE
                                                  ----------   ----------   ----------   ----------
ACC Auto Grantor Trust 1995-A (net of discount
  of $159,973 and $192,094 at March 31, 1996,
  (unaudited) and December 31, 1995,
  respectively).................................  $1,595,057   $1,724,000   $1,804,770   $1,961,000
ACC Auto Grantor Trust 1995-B (net of discount
  of $202,554 and $237,770 at March 31, 1996
  (unaudited) and December 31, 1995,
  respectively).................................   1,937,163    2,093,000    2,105,310    2,290,000
ACC Auto Grantor Trust 1996-A (net of discount
  of $199,465 at March 31, 1996 (unaudited))....   1,593,140    1,761,000           --           --
                                                  ----------   ----------   ----------   ----------
  Total.........................................  $5,125,360   $5,578,000   $3,910,080   $4,251,000
                                                  ==========   ==========   ==========   ==========

(6)  EXCESS SERVICING RECEIVABLES

     A summary of the activity in ESRs is as follows:



                                                            THREE MONTHS
                                                               ENDED           YEAR ENDED
                                                           MARCH 31, 1996     DEC. 31, 1995
                                                           --------------     -------------
                                                            (UNAUDITED)
        Beginning Balance................................    $5,590,878        $         --
        ACC Auto Grantor Trust 1995-A....................            --           3,716,807
        ACC Auto Grantor Trust 1995-B....................            --           3,983,892
        ACC Auto Grantor Trust 1996-A....................     2,968,000                  --
        Amortization.....................................      (827,020)         (2,109,821)
                                                             ----------         -----------
                  Ending Balance.........................    $7,731,858        $  5,590,878
                                                             ==========         ===========

     There were no ESRs at December 31, 1994.

(7)  ACCOUNTS RECEIVABLE

     As of March 31, 1996 (unaudited), December 31, 1995, and December 31, 1994, the Company had approximately $3.4 million, $626,000 and $116,000, respectively, due from Cargill for net Contracts funded by the Company which were delivered to a custodian, but not yet funded through the Repurchase Facility.

                        ACC CONSUMER FINANCE CORPORATION

(8)  FIXED ASSETS

     Furniture, fixtures and equipment consisted of the following:



                                                      MARCH 31,      DEC. 31,      DEC. 31,
                                                        1996           1995          1994
                                                     ----------     ----------     ---------
                                                     (UNAUDITED)
    Furniture, Fixtures & Equipment................  $  746,862     $  679,826     $ 330,281
    Leasehold Improvements.........................      73,564         70,889        19,969
    Computer Equipment.............................     529,754        482,891       274,262
                                                     ----------     ----------     ---------
                                                      1,350,180      1,233,606       624,512
    Less Accumulated Depreciation..................    (483,768)      (391,590)     (134,292)
                                                     ----------     ----------     ---------
    Net Fixed Assets...............................  $  866,412     $  842,016     $ 490,220
                                                     ==========     ==========     =========

     The Company has entered into lease arrangements with Cargill Leasing Corporation, an affiliate of Cargill, for the sale and leaseback of certain of its furniture and equipment. These leases are accounted for as capital leases. The original cost of the equipment subject to the capital leases is $731,000. (See Note 13.)

(9)  REPURCHASE FACILITY

     The Company has entered into a financing arrangement, the object of which is to provide interim financing for the Contracts purchased. When the Contracts are repurchased from Cargill, the Company is obligated to pay Cargill a repurchase fee that is calculated as a percentage of the Contracts ranging from 2% to .5%, depending upon the cumulative amount of Contract sales.

     The Repurchase Facility expires in July 1998. Under the terms of the Repurchase Facility, the Company will sell Contracts to Cargill with an agreement to repurchase the Contracts. The repurchase is intended to occur concurrent with the sale of the Contracts. The Repurchase Facility requires Contracts to be held by a custodian and requires the Company to deposit borrower payments into restricted bank accounts. The Company is obligated to repurchase Contracts in the event that: (i) the Contracts do not conform to the terms of the Repurchase Facility, (ii) a breach of a representation or warranty has occurred or (iii) the Company has defaulted under the terms of the Repurchase Facility. In addition, the Repurchase Facility contains certain restrictive covenants that include, without limitation, achieving specific Contract purchase volumes. If these covenants are not met, a termination of the facility could occur. As of March 31, 1996 (unaudited), December 31, 1995, and December 31, 1994, management believes the Company was in compliance with such covenants.

     The Repurchase Facility balance is net of deferred costs of $279,000, $310,000 and $432,000 as of March 31, 1996 (unaudited), December 31, 1995, and
December 31, 1994, respectively. Interest on the Repurchase Facility accrues at a fixed margin (3.25% over the one-month LIBOR as of March 31, 1996 (unaudited), and December 31, 1995 and 3.00% over the three-month LIBOR as of December 31,
1994). The relevant LIBOR was 5.437% as of March 31, 1996 (unaudited), 5.719% as of December 31, 1995, and 6.812% as of December 31, 1994. In addition to funds in the restricted cash accounts, advances on the Repurchase Facility were secured by Contracts aggregating approximately $26 million, $31 million and $43 million as of March 31, 1996 (unaudited), December 31, 1995, and December 31, 1994, respectively. These amounts include $3.6 million, $642,000 and $122,000 of gross Contracts which were delivered, but not yet funded by Cargill, as of March 31, 1996 (unaudited), December 31, 1995, and December 31, 1994, respectively.

                        ACC CONSUMER FINANCE CORPORATION

(10)  OTHER BORROWINGS

     In September 1995, the Company entered into a $10 million Subordinate Certificate and Net Interest Margin Certificate Financing Facility Agreement (NIM Facility) with Cargill, which is collateralized by the Subordinated Securities and the ESRs. If the Company closes its initial public offering by May 31, 1996, the facility will be increased to $15 million. The NIM Facility and the Repurchase Facility have cross-default and cross-collateralization clauses which state that the Company must be in compliance with all covenants relating to both agreements at all times. As of March 31, 1996 (unaudited), the Company has drawn approximately $10 million under this facility. As of December 31, 1995, the Company has drawn $7.4 million under this facility. The interest rate on the NIM Facility is the one-month LIBOR, plus 7%. The Company also pays an annual commitment fee of $100,000 (which will increase to $150,000 if the facility increases to $15 million), which is payable in four quarterly installments. The NIM Facility has a contractual maturity date of the second anniversary of the closing date of the offering. Under the NIM Facility Agreement, the following events, among others, constitute events of default: (i) a material adverse change in the financial condition of OFL-A, the Company or Receivables, (ii) a change in control of ACC, OFL-A or Receivables; (iii) Moody's Investors Service, Inc. (Moody's) or Standard & Poor's Ratings Group (S&P) shall have downgraded any asset-backed security of ACC other than as result of the downgrading of FSA or other related surety company; (iv) in connection with any structured finance transaction (including any subsequent asset-backed security), the initial credit enhancement levels required to achieve an overall "BBB" rating from either Moody's or S&P is equal to or greater than nine percent of the aggregate unpaid principal balance of the Contracts so financed; (v) Cargill, as sponsor, shall be obligated to make any payments in respect of ACC Auto Grantor Trust 1995-A, 1995-B or 1996-A or any other eligible transaction due to a default by the Company; (vi) the occurrence of a collateral event with respect to Contracts financed under the Repurchase Facility or in pool of Contracts securing any Subordinated Certificates or excess servicing revenues pledged as collateral to Cargill under the NIM Facility; (vii) the occurrence of valuation adjustments of an aggregate, cumulative, amount of 20% or more of the Subordinated Certificates and ESRs securing the NIM Facility; or (viii) an interest rate (equal to LIBOR plus seven percent) that is equal to or greater than 18% for 30 or more consecutive days. A collateral event means with respect to the Contracts securing the Repurchase Facility or with respect to any pool of Contracts in an asset-backed security, the occurrence of any of the following events during any monthly period: (i) a trailing three-month annualized net charge-off rate equal to or greater than ten percent; (ii) a trailing six-month annualized net charge-off rate equal to or greater than nine percent, (iii) a trailing three-month delinquency rate equal to or greater than nine percent; (iv) a trailing six-month delinquency rate equal to or greater than eight percent; (v) a trailing three-month annualized repossession rate equal to or greater than 14%; or (vi) a trailing six-month annualized repossession rate equal to or greater than 13%.

     The Company retired a bridge financing facility of $2.5 million (Bridge Financing Facility) with proceeds of the NIM Facility. The Bridge Financing Facility had an interest rate of 12% through December 5, 1995, and 25% thereafter.

(11)  REDEEMABLE PREFERRED STOCK

  (a) Redeemable Preferred Stock

     The holders of the Series A Preferred Stock are entitled to receive cumulative dividends equal to 4% of the stated value of the shares ($33.17) when and as declared by the Board of Directors. No dividends shall be declared or paid prior to the earlier of: (i) July 15, 1998, (ii) 30 days following the Company's initial public offering or (iii) a liquidation of the Company. As of March 31, 1996 (unaudited), December 31, 1995, and December 31, 1994, $470,000,
$416,000 and $235,000, respectively, of dividends on Series A Preferred Stock had accumulated. Upon liquidation, holders of the Series A Preferred Stock are entitled to receive, in preference to any payment on the Common Stock, an amount equal to the stated value of the shares, plus any accrued and unpaid dividends. The Series A Preferred Stock is redeemable, at the option of the holder, five

                        ACC CONSUMER FINANCE CORPORATION
years from the date of issue at the stated value, plus accumulated dividends. Subject to certain adjustments, each share of Series A Preferred Stock will automatically convert into a share of Common Stock in the event of either (i) the closing of a firm commitment underwritten public offering or (ii) the written consent of the holders of more than 50% of the outstanding shares of Series A Preferred Stock. Following the 23 for 1 stock split (see Note 18), each share of outstanding Preferred Stock will be convertible into 23 shares of Common Stock.

     In March 1995, the Company issued Series B Preferred Stock. The holders of the Series B Preferred Stock are entitled to receive cumulative dividends equal to 6% of the stated value of the shares ($65.00) when and as declared by the Board of Directors. No dividends shall be declared or paid until the earlier of:
(i) July 15, 1998, (ii) 30 days following the Company's initial public offering,
(iii) a liquidation of the Company or (iv) redemption of the Preferred Stock. As of March 31, 1996 (unaudited), and December 31, 1995, $46,000 and $34,000, respectively, of dividends on Series B Preferred Stock had accumulated. Upon liquidation, holders of the Series B Preferred Stock are entitled to receive, in preference to any payments on the Common Stock, an amount equal to the stated value, plus accrued and unpaid dividends. The Series B Preferred Stock is redeemable, at the option of the holder, two years from the issue at the stated value, plus accumulated dividends. Subject to certain adjustments, each share of Series B Preferred Stock will automatically convert into a share of Common Stock in the event of either: (i) the closing of a firm commitment underwritten public offering or (ii) the written consent of the holders of more than 50% of the outstanding shares of Series B Preferred Stock. Following the 23 for 1 stock split (see Note 18), each share of outstanding Preferred Stock will be convertible into 23 shares of Common Stock.

     In January 1996 (unaudited), the Company issued Series C Preferred Stock. The holders of the Series C Preferred Stock are entitled to receive cumulative dividends equal to 4% of the stated value of the shares ($126.50) when and as declared by the Board of Directors. No dividends shall be declared or paid prior to the earlier of: (i) July 15, 1998, (ii) 30 days following the Company's initial public offering or (iii) a liquidation of the Company. As of March 31, 1996 (unaudited), $8,000 of dividends on Series C Preferred Stock had accumulated. Upon liquidation, holders of the Series C Preferred Stock are entitled to receive, in preference to any payment on the Common Stock, an amount equal to the stated value of the shares, plus any accrued and unpaid dividends. The Series C Preferred Stock is redeemable, at the option of the holder, five years from the date of issue at the stated value, plus accumulated dividends. Subject to certain adjustments, each share of Series C Preferred Stock will automatically convert into a share of Common Stock in the event of either (i) the closing of a firm commitment underwritten public offering or (ii) the written consent of the holders of more than 50% of the outstanding shares of Series C Preferred Stock. Following the 23 for 1 stock split (see Note 18), each share of outstanding Preferred Stock will be convertible into 23 shares of Common Stock. No payment of dividends on the Common Stock may occur until all accumulated dividends on the Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock are paid.

                        ACC CONSUMER FINANCE CORPORATION

     The changes in Redeemable Preferred Stock are as follows:

                                            SERIES A             SERIES B             SERIES C
                                        PREFERRED STOCK       PREFERRED STOCK      PREFERRED STOCK       TOTAL
                                      --------------------   -----------------   -------------------   ----------
                                      SHARES      AMOUNT     SHARES    AMOUNT    SHARES     AMOUNT       AMOUNT
                                      -------   ----------   ------   --------   ------   ----------   ----------
Balance at June 30, 1994............  120,000   $4,108,400       --   $     --      --    $       --   $4,108,400
Issuance of Series A Preferred
  Stock.............................    7,537      249,977       --         --      --            --      249,977
                                      -------   ----------   ------   --------   -----    ----------   ----------
Balance at December 31, 1994........  127,537    4,358,377       --         --      --            --    4,358,377
Issuance of Series B Preferred
  Stock.............................       --           --   11,538    749,970      --            --      749,970
Exercise of Warrants................   35,294    1,170,702       --         --      --            --    1,170,702
                                      -------   ----------   ------   --------   -----    ----------   ----------
Balance at December 31, 1995........  162,831    5,529,079   11,538    749,970      --            --    6,279,049
Issuance of Series C Preferred Stock
  (unaudited).......................       --                    --         --   7,913     1,000,995    1,000,995
                                      -------   ----------   ------   --------   -----    ----------   ----------
Balance at March 31, 1996
  (unaudited).......................  162,831   $5,529,079   11,538   $749,970   7,913    $1,000,995   $7,280,044
                                      =======   ==========   ======   ========   =====    ==========   ==========

  (b) Warrants

     In July 1993, the Company issued to Cargill a warrant in connection with the Repurchase Facility for 35,294 shares of the Company's Series A Preferred Stock. The warrant entitled Cargill to acquire a like number of shares of Series A Preferred Stock for an exercise price in the range of $33.17 per share and $66.17 per share based upon the net book value per share of the Common Stock. The warrants were to expire on the earlier of: (i) July 15, 1999, (ii) the closing of an initial public offering or (iii) the termination of the Repurchase Facility by Cargill due to a material breach by Cargill. The warrant was fully exercised by Cargill on September 29, 1995, at an exercise price of $33.17 per share.

(12)  FAIR VALUE OF FINANCIAL INSTRUMENTS

     Statement of Financial Accounting No. 107, "Disclosures About Fair Value of Financial Instruments," requires that the Company disclose estimated fair values for its financial instruments, as well as the methods and significant assumptions used to estimate fair values.

     The following information does not purport to represent the aggregate net fair value of the Company.


                                              MARCH 31, 1996                 DECEMBER 31, 1995
                                        ---------------------------     ---------------------------
                                         CARRYING          FAIR          CARRYING          FAIR
         FINANCIAL INSTRUMENT              VALUE           VALUE           VALUE           VALUE
         --------------------           -----------     -----------     -----------     -----------
                                                (UNAUDITED)
Installment Contracts Held for Sale...  $24,144,119     $25,374,581     $28,187,778     $29,517,717
Installment Contracts Held for
  Investment..........................      190,199         190,199         509,388         509,388
Asset-Backed Securities...............    5,125,360       5,578,000       3,910,080       4,251,000
Excess Servicing Receivables..........    7,731,858       8,078,000       5,590,878       5,753,000
Repurchase Facility...................   25,945,197      25,945,197      29,708,252      29,708,252
Other Borrowings......................   10,049,317      10,049,317       7,439,597       7,439,597
Lease Liabilities.....................      474,846         517,915         519,486         568,815
Hedge Position........................       19,385          19,385         224,842         224,842
                                        -----------     -----------     -----------     -----------

                        ACC CONSUMER FINANCE CORPORATION

  Installment Contracts Held for Sale

     The carrying value of Contracts held for sale represents the Company's cost basis in the Contracts. Also, since the Company intends to hold the Contracts for a relatively short period of time and sell them through a securitization, typically at par, fair values of Contracts held for sale is estimated to be par value.

  Installment Contracts Held for Investment

     Estimates have been made, based on historical experience, of the value of the non-performing Contracts within the held for investment portfolio. The carrying value is reported net of an allowance for the probable losses on these Contracts and is a reasonable estimate of what management believes to be the fair value of the Contracts in this portfolio.

  Asset-Backed Securities and Excess Servicing Receivables

     The fair value of the asset-backed securities (elsewhere referred to as Subordinated Securities) and the ESRs is estimated by discounting future cash flows using credit and discount rates that the Company believes reflect the estimated credit, interest rate and prepayment risks associated with similar types of instruments.

  Repurchase Facility and Other Borrowings

     The carrying value approximates fair value as these facilities reprice frequently at market rates.

  Lease Liabilities

     The fair value of the lease liabilities is estimated by discounting the future cash payout with obligations using a rate that the Company believes reflects the market rate for similar types of instruments.


  Hedge Liability



     The carrying value approximates fair values as this position refixes frequently at market rates. The fair value of the hedge position is based upon quoted market prices.


(13)  CONTINGENCIES

  (a) Leases

     The Company leases office space, computers and other equipment under various operating leases. Future minimum rental payments on these operating leases are as follows:

                YEAR ENDED DECEMBER 31,
                -----------------------
                1996.............................................  $  529,075
                1997.............................................     496,021
                1998.............................................     403,340
                1999.............................................     270,866
                2000.............................................     277,733
                Thereafter.......................................     349,837
                                                                   ----------
                Total Payments...................................  $2,326,872
                                                                   ==========

     Total lease expense for the year ended December 31, 1995, the six-month transition period ended December 31, 1994, and the period from July 15, 1993 to June 30, 1994, was $445,342, $133,755 and $102,885, respectively.

                        ACC CONSUMER FINANCE CORPORATION

     The Company also leases furniture and equipment under various capital leases with a related party. The future minimum lease payments on these capital leases are as follows:

                YEAR ENDED DECEMBER 31,
                -----------------------
                1996.............................................  $ 280,250
                1997.............................................    279,812
                1998.............................................    106,766
                                                                   ---------
                Total Payments...................................    666,828
                Less Amount Representing Interest................   (147,342)
                                                                   ---------
                Total Lease Liability............................  $ 519,486
                                                                   =========

  (b) Litigation

     The Company is subject to lawsuits which arise in the ordinary course of business. Management is of the opinion, based in part upon consultation with its counsel, that the liability to the Company, if any, arising from existing and threatened lawsuits would have no material adverse effect on the Company's financial position and results of operations.

(14)  INCOME TAXES

     The components of income tax expense for the year ended December 31, 1995, for the six-month transition period ended December 31, 1994, and for the period from July 15, 1993 to June 30, 1994, are as follows:

                                                                          SIX-MONTH
                                                                         TRANSITION        PERIOD FROM
                                                                           PERIOD         JULY 15, 1993
                                                       YEAR ENDED           ENDED            THROUGH
                                                      DEC. 31, 1995     DEC. 31, 1994     JUNE 30, 1994
                                                      -------------     -------------     -------------
Current Income Taxes
  Federal...........................................    $    12,000       $      --         $        --
  State.............................................         23,000              --                  --
                                                        -----------       ---------         -----------
          Total.....................................         35,000              --                  --
                                                        -----------       ---------         -----------
Deferred Income Taxes
  Federal...........................................      1,171,000        (329,000)           (818,000)
  State.............................................        361,000         (24,000)           (187,000)
                                                        -----------       ---------         -----------
          Total.....................................      1,532,000        (353,000)         (1,005,000)
                                                        -----------       ---------         -----------
Change in Valuation Allowance.......................     (1,358,000)        353,000           1,005,000
                                                        -----------       ---------         -----------
          Total.....................................    $   209,000       $      --         $        --
                                                        ===========       =========         ===========

                        ACC CONSUMER FINANCE CORPORATION

     A reconciliation of expected income taxes computed using the federal income tax rate of 34% to taxes actually provided is set forth as follows:

                                                                          SIX-MONTH
                                                                         TRANSITION        PERIOD FROM
                                                                           PERIOD         JULY 15, 1993
                                                       YEAR ENDED           ENDED            THROUGH
                                                      DEC. 31, 1995     DEC. 31, 1994     JUNE 30, 1994
                                                      -------------     -------------     -------------
Computed Expected Income Taxes......................    $ 1,250,000       $(337,000)        $  (880,000)
Change in Valuation Allowance, Net of Utilization of
  Net Operating Loss Carryforward...................     (1,358,000)        353,000             880,000
State Taxes, Net of Federal Benefit.................        339,000              --                  --
Alternative Minimum Tax.............................         12,000              --                  --
Other...............................................        (34,000)        (16,000)                 --
                                                        -----------       ---------         -----------
                                                        $   209,000       $      --         $        --
                                                        ===========       =========         ===========

     Deferred income taxes result from the temporary differences between the tax basis of an asset or a liability and its reported amount in the consolidated balance sheets. The components that comprise deferred tax assets and liabilities at December 31, 1995, and December 31, 1994, are as follows:

                                                                    DEC. 31, 1995     DEC. 31, 1994
                                                                    -------------     -------------
Deferred Tax Assets:
  Allowance for Contract Losses...................................    $   216,000       $   409,000
  Net Operating Loss Carryforwards................................        452,000           965,000
  Amortization....................................................        245,000                --
  Other...........................................................        190,000            65,000
                                                                      -----------       -----------
  Total Gross Deferred Tax Assets.................................      1,103,000         1,439,000
  Less Valuation Allowance........................................             --        (1,358,000)
                                                                      -----------       -----------
  Net Deferred Tax Assets.........................................      1,103,000            81,000
                                                                      -----------       -----------
Deferred Tax Liabilities:
  Gain on Securitization..........................................     (1,020,000)               --
  Amortization....................................................             --            (9,000)
  Deferred Fees...................................................       (161,000)               --
  Other...........................................................        (96,000)          (72,000)
                                                                      -----------       -----------
  Total Gross Deferred Tax Liabilities............................     (1,277,000)          (81,000)
                                                                      -----------       -----------
Net Deferred Taxes................................................    $  (174,000)      $        --
                                                                      ===========       ===========

     Based upon the level of historical taxable income and projections for future taxable income over the periods in which the deferred tax assets are deductible, management believes it is more likely than not that the Company will realize the benefits of these deductible differences, net of the existing valuation allowance, at December 31, 1995, and 1994, respectively.

     At December 31, 1995, the Company had net operating loss carryforwards for federal and state income tax purposes of approximately $1.2 million and $166,000, respectively, which are available to offset future taxable income, if any, through the year 2010 and 2000, respectively.

(15)  401(K) PLAN

     The Company adopted a defined contribution plan, pursuant to Internal Revenue Code Section 401(k), effective February 1, 1994. Eligible employees, generally those who have completed more than 90 days of

                        ACC CONSUMER FINANCE CORPORATION
service, may elect to contribute from 2% to 20% of their pre-tax compensation. Voluntary Company contributions to the plan are allocated based on 50% of the employee contributions up to $1,000 per calendar year. The plan may be terminated by the Company at any time. Employer contributions to the plan were approximately $37,000, $25,000 and $14,000 for the year ended December 31, 1995, the six-month transition period ended December 31, 1994, and the period from July 15, 1993 to June 30, 1994, respectively.

(16)  STOCK OPTION PLANS

     The Company's 1995 stock option plan (Employee Plan) covers 450,000 shares of common stock. The Employee Plan permits the grant of incentive stock options or non-qualified options to any employees of the Company. Incentive stock options may not have an exercise price of less than the fair market value of the Common Stock on the date of grant, except options granted to holders of more than 10% of the Company's Common Stock may not have an exercise price of less than 110% of the fair market value of the Common Stock on the date of the grant. The Compensation Committee of the Board of Directors administers the Employee Plan and determines the employee who may participate, the amount of timing of each option grant and the vesting schedule for options. In November 1995, the Compensation Committee granted incentive stock options covering an aggregate 362,250 shares of Common Stock, at an exercise price equal to the offering price in this offering; and in January 1996 (unaudited), granted an aggregate 61,088 shares of Common Stock, at an exercise price of $6.60 per share. The options will vest over four years at a rate of 25% per year and expire 10 years from the date of grant. At an assumed price per share of this offering of $7.25, the Company will reflect aggregate compensation of $39,707 associated with the grant of the options at $6.60 per share. Compensation will be accrued over the vesting period.

     The Company's separate stock option plan for its non-employee Directors (Director Plan) covers 100,000 shares of Common Stock. The Director Plan provides for the award of non-qualified options, which expire five years from the date of grant, covering 20,000 shares of Common Stock to each non-employee director on the date of the plan's adoption and to any future elected or appointed non-employee director. Each of the options granted to the four current non-employee directors is at an exercise price equal to the offering price of this offering. One-fourth of the option shares are exercisable immediately as of the offering, and the balance will vest over the subsequent three years at a rate of onethird per year. Any future option grant will be at an exercise price equal to the fair market value of the Common Stock on the date of the grant.

(17)  RELATED PARTY TRANSACTIONS

     At inception, the Company entered into a consulting contract with Rocco J. Fabiano to assist in the management of the Company. Terms of the contract required the Company to pay the consultant $220,000 annually, plus additional bonus compensation, through July 15, 1997. Additionally, the Company had employment contracts with Gary S. Burdick and Rellen M. Stewart, which extended through July 15, 1997. During the year ended December 31, 1995, the Company entered into Employment Agreements with all three of the Founders, which supersede previous agreements and extend through December 31, 1998. Additionally, the Company has other borrowings with shareholders as discussed in Notes 9 and 10 and capital lease arrangements with a related party as discussed in Notes 8 and 13.

(18)  OTHER MATTERS (UNAUDITED)

  (a) Proposed Public Offering of Common Stock

     On October 17, 1995, the Board of Directors authorized the filing of a registration statement with the Securities and Exchange Commission for an initial public offering of the Company's Common Stock. If the offering is consummated under the terms presently anticipated, each share of the Company's Redeemable Preferred Stock will automatically convert into 23 shares (assuming the occurrence of the 23 for 1 stock split

                        ACC CONSUMER FINANCE CORPORATION
discussed below) of Common Stock and the total cumulative dividends of $523,433 as of March 31, 1996 (unaudited), will be paid.

     On December 5, 1995, the Board of Directors approved a 23 to 1 stock split of the Company's Common Stock which has been reflected retroactively on the Consolidated Balance Sheet. The effect of the 23 to 1 stock split on the Redeemable Preferred Stock has been reflected in the Pro Forma Shareholders' Equity on the Consolidated Balance Sheet. The shareholders of the Company had previously approved such a stock split.

(19)  SUPPLEMENTARY INCOME PER COMMON SHARE (UNAUDITED)

     Supplementary Primary and Fully Diluted Income per Common Share are calculated assuming that the estimated net proceeds of $10,702,000 from the sale of 1,700,000 shares of the Company's common stock offered hereby, at an assumed public offering price of $7.25 per share, were used to repay the amounts outstanding under the NIM Facility (which replaced the Company's previous bridge facility) and that the remaining proceeds were used to reduce the outstanding balance on the Repurchase Facility.

- -------------------------------------------------------
- -------------------------------------------------------

     No dealer, sales representative or any other person has been authorized to give any information or to make any representations other than those contained in this Prospectus in connection with the offer made hereby and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or any of the Underwriters. This Prospectus does not constitute an offer to sell or a solicitation of and offer to buy any securities other than the shares of Common Stock to which it relates or an offer to, or a solicitation of, any person in any jurisdiction where such an offer or solicitation would be unlawful. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create an implication that there has been no change in the affairs of the Company or that information contained herein is correct as of any time subsequent to the date hereof.

                          ----------------------------

                               TABLE OF CONTENTS
                          ----------------------------

                                         Page
                                         ----
Prospectus Summary.....................    3
The Company............................    3
The Offering...........................    5
Summary Financial Data.................    6
Summary Operating Data.................    8
Risk Factors...........................    9
Use of Proceeds........................   13
Dividend Policy........................   14
Dilution...............................   14
Capitalization.........................   15
Selected Consolidated Financial Data...   16
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations...........................   18
Business...............................   27
Management.............................   40
Certain Transactions...................   47
Principal and Selling Shareholders.....   49
Description of Capital Stock...........   50
Shares Eligible for Future Sale........   52
Underwriting...........................   54
Legal Matters..........................   55
Experts................................   55
Available Information..................   55
Independent Auditors' Report...........  F-1
Consolidated Financial Statements......  F-2

                            ------------------------

     Until               , 1996 (25 days after the date of this Prospectus), all
dealers effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a Prospectus. This is in addition to the obligation of dealers to deliver a Prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

- -------------------------------------------------------
- -------------------------------------------------------

- -------------------------------------------------------
- -------------------------------------------------------

                                2,000,000 SHARES
                                   [ACC LOGO]

                                  COMMON STOCK
                            ------------------------
                                   PROSPECTUS
                            ------------------------
                             MONTGOMERY SECURITIES
                               MCDONALD & COMPANY
                                SECURITIES, INC.

                                            , 1996

- -------------------------------------------------------
- -------------------------------------------------------

                                    PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The estimated expenses of the Company and the Selling Shareholders in connection with the offering are as follows:


    SEC registration fee....................................................  $ 11,341.00
    NASD fee................................................................     3,789.00
    NNM fee.................................................................    36,901.20
    Printing and engraving expenses.........................................       50,000
    Accounting fees and expenses............................................   175,000.00
    Legal fees and expenses.................................................   300,000.00
    Consulting fees.........................................................   150,000.00
    Blue Sky filing fees and expenses.......................................    12,000.00
    Transfer agent's fees and expenses......................................     7,000.00
    Miscellaneous...........................................................       10,000
                                                                              -----------
              TOTAL.........................................................  $756,031.20


ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS


     Article 9 of the Company's Bylaws generally provides that the Company will indemnify its directors and officers to the fullest extent authorized or permitted under the Delaware General Corporation Law and that the Company will make advancements of expenses at the request of a director or officer. The Delaware General Corporation Law authorizes a corporation, under certain circumstances, to indemnify its directors and officers (including to reimburse them for expenses incurred). Reference is made to Exhibit 3.4 of this Registration Statement for the complete text of Article 9 of the Company's Bylaws.


     The Company's Certificate of Incorporation generally limits the personal liability of directors for monetary damages for breaches of fiduciary duty. If a director were to breach such duty in performing his or her duties as a director, neither the Company nor its shareholders could recover monetary damages from the director, and the only course of action available to the Company's shareholders would be equitable remedies, such as an action to enjoin or rescind a transaction involving a breach of fiduciary duty. To the extent claims against directors are limited to equitable remedies, the provision in the Certificate of Incorporation may reduce the likelihood of derivative litigation and may discourage shareholders or management from initiating litigation against directors for breach of their fiduciary duty.

     Under the Certificate of Incorporation, a director shall remain liable for monetary damages to the extent provided by applicable law (i) for any breach of the duty of loyalty to the Company or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the Delaware General Corporation Law and (iv) for any transaction from which the director derived an improper personal benefit.


     Reference is made to Exhibits 3.5 and 3.7 of this Registration Statement for the complete text of the Certificate of Incorporation, as amended.


     Delaware corporations are also authorized to obtain insurance to protect directors and officers from certain liabilities, including liabilities against which corporations cannot indemnify their directors and officers. The Company maintains directors' and officers liability insurance providing aggregate coverage in the amount of $10 million.

     The Company also has agreements with certain of its directors and officers providing for indemnification and advancement of expenses. Reference is made to
Exhibit 10.30 to this Registration Statement for the complete text of a form of such agreements.


     For provisions regarding the indemnification of the Company and the directors and officers of the Company by the Underwriters against certain liabilities, including liabilities under the Securities Act, reference is made to Section 11 of the Underwriting Agreement, filed as Exhibit 1.1 to this Registration Statement.


ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

     Except as set forth below, there have been no unregistered sales of securities by the Company since the inception of the Company. In making such sales, and based on facts summarized by footnote below, the Company relied upon the exemption from registration under Section 4(2) of the Securities Act of 1933, as amended. Except as indicated by footnote, all securities referenced in the following table were sold for cash.


                            NUMBER
           DATE           OF SHARES              SERIES AND CLASS(1)          CONSIDERATION
  ----------------------  ----------     -----------------------------------  -------------
  July 15, 1993.........     80,000      Common Stock, no par value             $  80,000(2)
  July 15, 1993.........    120,000      Series A Preferred Stock               $3,980,400(3)
  July 15, 1993.........     35,294      Warrant to purchase Series A           $ 128,000(4)
                                         Preferred Stock
  June 24, 1994.........     11,304      Common Stock, no par value             $  39,564(5)
  September 12, 1994....      7,537      Series A Preferred Stock               $ 249,977(6)
  March 28, 1995........     11,538      Series B Preferred Stock               $ 749,970(7)
  September 29, 1995....     35,294      Series A Preferred Stock               $1,170,702(8)
  January 23, 1996......      7,913      Series C Preferred Stock               $1,000,995(9)


- ---------------

(1) All offers and sales were made to a limited number of offerees, without any advertisement or general solicitation and without the involvement of an underwriter or selling agent. All of the transactions were negotiated at arm's length, including transactions with the Founders, the SSIM Funds and Cargill. Each of the investors did and was able to do his or its own due diligence, and each made appropriate representations of investment intent. All of the issued shares of Common Stock and Preferred Stock were issued subject to restrictions prohibiting transfer thereof unless in compliance with applicable securities laws, and all of the certificates representing such shares include restrictive legends.

(2) Constituted a sale of an aggregate 78,000 shares to the Founders (who are the senior executives of the Company) and 2,000 shares to a consultant who was instrumental and who actively participated in the founding of the Company ("Consultant"). This transaction was made in connection with the founding of the Company, and each of the purchasers was involved in the founding. The consideration received by the Company included a release of claims by the Consultant in exchange for the issuance of 2,000 shares valued at $2,000.

(3) Constituted a sale of shares to the SSIM Funds, institutional investors managed by SSIM, in exchange for venture capital. This transaction was made in connection with the initial capitalization of the Company, and SSIM negotiated the investments.

(4) Issued on July 15, 1993, to Cargill, the Company's primary source of financing, as a commitment fee for the Repurchase Facility. This transaction was made in connection with the initial capitalization and financing of the Company, and Cargill negotiated the transaction.

(5) Constituted a sale of shares to two of the Founders, an irrevocable trust established for the third Founder's children (which sale was made at the direction of the Founder), and Cargill.

(6) Constituted a sale of shares to existing shareholders (two Founders and the SSIM Funds).

(7) Constituted a sale of shares to existing shareholders (the Founders and the SSIM Funds).

(8) Exercise of Warrant issued to Cargill on July 15, 1993.

(9) Constituted a sale of shares to existing shareholders (the SSIM Funds and Cargill). As of the date of the sale, and as of the date of this Amendment to the Registration Statement, the Company has not printed or circulated any red herring prospectus, conducted any road show or engaged in any selling activities in connection with this offering and as of the date of the sale of the Series C Preferred Stock, the Board of Directors of ACC had decided to postpone making a public offering of its securities due to adverse market conditions affecting the valuation of non-prime auto finance companies.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (a) EXHIBITS.

         1.1      Proposed form of Underwriting Agreement.*
         2.1      Proposed Agreement and Plan of Merger between the Company and ACC Consumer
                  Finance Corporation, a Delaware corporation.*
         3.1      Amended and Restated Articles of Incorporation of the Company.*
         3.2      Bylaws of the Company.*
         3.3      Proposed Certificate of Incorporation of ACC Consumer Finance Corporation,
                  a Delaware corporation.*
         3.4      Proposed Bylaws of ACC Consumer Finance Corporation, a Delaware
                  corporation.*
         3.5      The Company's Certificate of Incorporation, filed with the Delaware
                  Secretary of State on November 9, 1995.*
         3.6      Certified copy of the Agreement and Plan of Merger, filed with the Delaware
                  Secretary of State on November 16, 1995.*
         3.7      Certificate of Designations, Preferences and Rights of Series C Preferred
                  Stock of ACC Consumer Finance Corporation, filed with the Delaware
                  Secretary of State on January 31, 1996.*
         4.1      Specimen Certificate for shares of the Company's Common Stock.*
         4.2      Description of Common Stock and Preferred Stock (contained in the Amended and Restated Articles of Incorporation of the Company included as Exhibit
                  3.1).*
         5.1      Opinion of Sheppard, Mullin, Richter & Hampton LLP as to the legality of the securities being registered.*
        10.2      Definitive Commitment, dated July 15, 1993, by and among the Company,
                  Cargill Financial Services Corporation and OFL-A Receivables ("OFL-A"),
                  together with the First Amendment thereto dated June 24, 1994, and the
                  Third Amendment thereto dated September 29, 1995.*
        10.3      Master Contract Repurchase Agreement, dated July 15, 1993, by and among the
                  Company, Cargill Financial Services Corporation and OFL-A, together with the First Amendment thereto dated June 24, 1994, the Amendment thereto dated as of September 15, 1995, and the Third Amendment thereto dated as of
                  September 29, 1995.*
        10.4      Master Contract Servicing Agreement, dated July 15, 1993, by and among the
                  Company, Cargill Financial Services Corporation and OFL-A, together with the First Amendment thereto dated June 24, 1994, and the Amendment thereto dated as of September 15, 1995.*
        10.5      Master Contract Custodial Agreement, dated July 15, 1993, by and among the
                  Company, Cargill Financial Services Corporation, OFL-A and Norwest Bank.*
        10.6      Credit Facility Agreement, dated June 24, 1994, between the Company and
                  Strome Partners.*

        10.7      Subordinated Certificate and Net Interest Margin Certificate Financing
                  Facility Agreement, dated as of September 1, 1995, by and among OFL-A,
                  Cargill Financial Services Corporation and Norwest Bank, together with
                  Supplement No. 1 thereto dated September 15, 1995.*
        10.8      ACC Limited Guarantee, dated as of September 1, 1995, executed by the
                  Company, relating to Exhibit 10.7.*
        10.9      Stock Pledge and Collateral Agency Agreement, dated as of September 1,
                  1995, by and among the Company, Cargill Financial Services Corporation and
                  Norwest Bank, relating to Exhibit 10.7.*
        10.10     Office Lease by and between the Company and Pardee Construction Company, dated August 6, 1993.*
        10.11     Lease Agreement by and among the Company, Thomas E. Orton, Brannen/Goddard
                  Company, and The Griffin Company, dated December 1, 1994.*
        10.12     The Courtyard Office Lease Agreement by and among the Company and
                  Metropolitan Life Insurance Company, dated January 9, 1995.*
        10.13     Master Lease Number 137902, dated February 21, 1995, by and between the
                  Company and Computer Sales International, Inc.*
        10.14     Master Equipment Lease No. 90011, dated September 23, 1994, by and between the Company and Cargill Leasing Corporation.*
        10.15     Master Lease dated June 24, 1994, by and between the Company and Sun Data,
                  Inc., and related purchase option.*
        10.16     Pooling and Servicing Agreement relating to ACC Auto Grantor Trust 1995-A dated as of June 1, 1995 by and among Cargill Financial Services
                  Corporation, ACC Receivables Corp., the Company and Norwest Bank Minnesota,
                  NA.*
        10.17     Servicer's Indemnification Agreement dated as of June 2, 1995 between
                  Company and CS First Boston Corporation.*
        10.18     Indemnification Agreement dated as of June 1, 1995 by and among Cargill
                  Financial Services Corporation, the Company, ACC Receivables Corp.,
                  Financial Security Assurance, Inc. and CS First Boston Corporation.*
        10.19     Insurance and Indemnity Agreement dated as of June 1, 1995 by and among
                  Financial Security Assurance, Inc., Cargill Financial Services Corporation,
                  the Company and ACC Receivables.*
        10.20     Purchase Agreement and Assignment dated as of June 1, 1995, between the
                  Company and ACC Receivables.*
        10.21     Pooling and Servicing Agreement relating to ACC Auto Grantor Trust 1995-B dated as of September 1, 1995 by and among Cargill Financial Services
                  Corporation, ACC Receivables Corp., the Company, Norwest Bank Minnesota,
                  NA, and Norwest Bank.*
        10.22     Servicer's Indemnification Agreement dated as of August 30, 1995, between the Company and CS First Boston Corporation.*
        10.23     Indemnification Agreement dated as of September 1, 1995 by and among
                  Cargill Financial Services Corporation, the Company, ACC Receivables Corp.,
                  Financial Security Assurance, Inc. and CS First Boston.*
        10.24     Insurance and Indemnity Agreement dated as of September 1, 1995 by and among Cargill Financial Services Corporation, the Company and ACC
                  Receivables.*

        10.25     Master Spread Account Agreement dated as of June 1, 1995, by and among ACC
                  Receivables, the Company, Financial Security Assurance, Inc., and Norwest
                  Bank, together with the Series 1995-B Supplement thereto dated as of
                  September 1, 1995, the Amendment thereto dated August 28, 1995, and the
                  Amendment thereto dated September 15, 1995.*
        10.26     Purchase Agreement and Assignment dated as of September 1, 1995, between the Company and ACC Receivables.*
        10.27     Employment Agreement by and between the Company and Rocco J. Fabiano.*
        10.28     Employment Agreement by and between the Company and Gary S. Burdick.*
        10.29     Employment Agreement by and between the Company and Rellen M. Stewart.*
        10.30     Form of Indemnification Agreement between ACC Consumer Finance Corporation and certain of its directors and officers.*
        10.31     Tax Sharing Agreement, dated July 15, 1993, between the Company and OFL-A.*
        10.32     Agreement to Purchase Preferred Stock and Amendment of Existing Agreements,
                  by and among the Company, Strome Partners, Strome Offshore Limited, Rocco
                  J. Fabiano, Gary S. Burdick, Rellen M. Stewart and Cargill Financial
                  Services Corporation, dated as of June 24, 1994; together with the amendment thereto set forth in Amendment to Equity Draw Down Agreements, dated as of March 28, 1995.*
        10.33     The Company's 401(k) Salary Savings Plan and Trust Agreement, effective as of February 1, 1994.*
        10.34     The Company's 1995 Stock Option Plan.*
        10.35     The Company's Directors' 1995 Stock Option Plan.*
        10.36     Consulting Agreement dated as of October 17, 1995, by and between the
                  Company and Strome Susskind Investment Management, L.P.*
        10.37     Amendment and Waiver Concerning Existing Agreements dated as of January 23,
                  1996, by and among the Company, Strome Partners, L.P., Strome Offshore
                  Limited, Rocco J. Fabiano, Gary S. Burdick, Rellen M. Stewart and Cargill.*
        10.38     Fourth Amendment to Master Contract Repurchase Agreement dated as of March
                  31, 1996, by and among Norwest Bank, Cargill and OFL-A.*
        10.39     Third Amendment to Investor Rights Agreement dated as of March 31, 1996, by and among the Company, Strome Partners, L.P., Strome Offshore Limited,
                  Rocco J. Fabiano, Gary S. Burdick, Rellen M. Stewart and Cargill.*
        10.40     First Amendment to Subordinated Certificate and Net Interest Margin
                  Certificate Financing Facility Agreement*
        10.41     Pooling and Servicing Agreement relating to ACC Auto Grantor Trust 1996-A dated as of March 1, 1996 by and among Cargill Financial Services
                  Corporation, ACC Receivables Corp., the Company and Norwest Bank Minnesota,
                  NA.*
        10.42     Servicer's Indemnification Agreement dated as of March 1, 1996 between the
                  Company and CS First Boston Corporation.*
        10.43     Indemnification Agreement dated as of March 1, 1996 by and among Cargill
                  Financial Services Corporation, the Company, ACC Receivables Corp.,
                  Financial Security Assurance, Inc. and CS First Boston Corporation.*
        10.44     Insurance and Indemnity Agreement dated as of March 1, 1996 among Financial
                  Security Assurance, Inc., Cargill Financial Services Corporation, the
                  Company and ACC Receivables Corp.*
        10.45     Series 1996-A Supplement dated as of March 1, 1996 to the Master Spread
                  Account Agreement dated as of June 1, 1995 among ACC Receivables Corp.,
                  Financial Security Assurance, Inc. and Norwest Bank.*

        10.46     Acknowledgment and Assignment dated as of February 29, 1996 by and between the Company and OFL-A.*
        10.47     Equipment Lease dated November 8, 1995, by and between the Company and Sun
                  Data, Inc., and related purchase option.*
        10.48     Agreement of Lease dated March 1996 by and between American Trading Real
                  Estate Properties, Inc. and the Company.*
        10.49     Sublease dated April 1996 by and between the Company and First Fidelity
                  Thrift & Loan Association.*
        11.1      Computation of weighted average shares outstanding.*
        21.1      Subsidiaries of the registrant.*
        23.1      Consent of Sheppard, Mullin, Richter & Hampton LLP (included in Exhibit
                  5.1).*
        23.2      Consent of independent auditors.
        24.1      Power of attorney (included on signature page).*

     (b) FINANCIAL STATEMENT SCHEDULE.

        Schedule II -- Valuation and Qualifying Accounts*

* Previously filed.

ITEM 17. UNDERTAKINGS.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the Registrant pursuant to the Articles of Incorporation or Bylaws of the Registrant and the Delaware General Corporations Law or otherwise, the Registrant has been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the Registrant will, unless in the opinion of its counsel the matter has already been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, as amended, and shall be governed by the final adjudication of such issue.

     The undersigned Registrant hereby undertakes:

     1. that for purposes of determining any liability under the Securities Act of 1933, as amended, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933, as amended, shall be deemed to be part of this registration statement as of the time it was declared effective.

     2. that for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     3. to provide to the underwriter at the closing specified in the underwriting agreements certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this Amendment No. 4 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the County of San Diego, State of California, on May 15, 1996.


                                          ACC CONSUMER FINANCE CORPORATION

                                          By /s/ ROCCO J. FABIANO
                                            ----------------------------------
                                            Rocco J. Fabiano, Chairman of the
                                            Board and Chief Executive Officer

                                          By /s/ RELLEN M. STEWART
                                            ----------------------------------
                                            Rellen M. Stewart, Chief Operating
                                            Officer, Chief Financial Officer
                                            and Treasurer


                SIGNATURE                               CAPACITY                      DATE
- ------------------------------------------  ---------------------------------    ---------------
/s/ ROCCO J. FABIANO                        Chairman of the Board and Chief      May 15, 1996
- ------------------------------------------  Executive Officer
Rocco J. Fabiano
/s/ GARY S. BURDICK                         President                            May 15, 1996
- ------------------------------------------
Gary S. Burdick
/s/ RELLEN M. STEWART                       Chief Operating Officer, Chief       May 15, 1996
- ------------------------------------------  Financial Officer and Treasurer
Rellen M. Stewart
/s/ SHAEMUS A. GARLAND                      Controller                           May 15, 1996
- ------------------------------------------
Shaemus A. Garland
/s/ ETHAN J. FALK*                          Director                             May 15, 1996
- ------------------------------------------
Ethan J. Falk*
/s/ JACK P. FITZPATRICK*                    Director                             May 15, 1996
- ------------------------------------------
Jack P. Fitzpatrick*
/s/ JEFFREY S. LAMBERT*                     Director                             May 15, 1996
- ------------------------------------------
Jeffrey S. Lambert*
/s/ JEFFREY E. SUSSKIND*                    Director                             May 15, 1996
- ------------------------------------------
Jeffrey E. Susskind*
/s/ ROCCO J. FABIANO                                                             May 15, 1996
- ------------------------------------------
*By Rocco J. Fabiano
    Attorney-in-Fact

                               INDEX OF EXHIBITS

                                                                                      SEQUENTIAL
EXHIBIT                                                                                  PAGE
NUMBER                                  DESCRIPTION                                     NUMBER
- ------                                  -----------                                   ----------
 23.2    -- Consent of independent auditors.......................................